Exhibit 10.2

EXECUTION VERSION

J.P. Morgan

TERM CREDIT AGREEMENT

dated as of

September 26, 2019,

among

FOSSIL GROUP, INC.,
as Borrower

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A.,
CITIZENS BANK, NATIONAL ASSOCIATION, and
WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners and Joint Lead Arrangers

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SCHEDULE:

Schedule 1.01	—	Disqualified Institutions
Schedule 2.01	—	Term Commitments
Schedule 3.05	—	Real Property
Schedule 3.10	—	Canadian Pension Plans
Schedule 3.12	—	Subsidiaries and Joint Ventures

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Schedule 3.13	—	Insurance
Schedule 5.19	—	Post-Closing Requirements
Schedule 6.01	—	Effective Date Indebtedness
Schedule 6.02	—	Effective Date Liens
Schedule 6.04	—	Effective Date Investments
Schedule 6.09	—	Effective Date Affiliate Transactions
Schedule 6.10	—	Effective Date Restrictive Agreements

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Collateral Agreement
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Interest Election Request
Exhibit F	—	Form of Perfection Certificate
Exhibit G	—	Form of Supplemental Perfection Certificate
Exhibit H-1	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-2	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-3	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-4	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I	—	Form of Intercreditor Agreement
Exhibit J	—	Form of Solvency Certificate
Exhibit K	—	Form of Junior Lien Intercreditor Agreement
Exhibit L	—	Form of Pari Passu Lien Intercreditor Agreement
Exhibit M	—	Form of Intercompany Subordination Agreement

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TERM CREDIT AGREEMENT dated as of September 26, 2019, among FOSSIL GROUP, INC., the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower (such term and each other capitalized term used herein having the meaning assigned to it in Article I of this Agreement), the Lenders and the Administrative Agent have agreed to enter into this Agreement to provide for, among other things, an extension of credit in the form of Loans from the Lenders to the Borrower.

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01.             Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Credit Agreement” means the Credit Agreement dated as of September 26, 2019, among the Borrower, certain Subsidiaries party thereto, the lenders party thereto and JPMCB, as administrative agent, and as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“ABL Loan Documents” means the “Loan Documents” under the ABL Credit Agreement.

“ABL Obligations” means the “Obligations” under and as defined in the ABL Credit Agreement.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABR,” when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, notwithstanding the foregoing, the Adjusted LIBO Rate shall at no time be less than 1.50% per annum.

“Administrative Agent” means JPMCB, in its capacity as administrative agent and collateral agent for the Lenders hereunder and under the other Loan Documents, or as applicable, such branches or affiliates of JPMCB as it shall from time to time designate for the purpose of performing its obligations hereunder and under the other Loan Documents in such capacities, and in each case such person’s successors in such capacities as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning set forth in Section 9.03(c).

“Agents” means, individually and collectively as the context may require, the Administrative Agent and the Arrangers.

“Agreement” means this Term Credit Agreement, as modified, amended or restated from time to time.

“All-in Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBO Rate or Alternate Base Rate floor, or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include customary arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such Indebtedness.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. Notwithstanding the foregoing, the Alternate Base Rate shall at no time be less than 2.50% per annum. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“AML Legislation” has the meaning set forth in Section 9.25.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Parties” has the meaning provided in Section 9.21.

“Applicable Prepayment Fee” means (i) prior to the date that is one year after the Effective Date, 2.00% and (ii) from and after the date that is one year after the Effective Date and prior to the date that is two years after the Effective Date, 1.00%.

“Applicable Rate” means, for any day, (a) with respect to any Term Loan, (i) 6.50% in the case of Eurodollar Term Loans and (ii) 5.50% in the case of ABR Term Loans, and (b) with respect to any Extended Term Loans of any Series, the rate per annum specified in the Extension Agreement establishing the Extended Term Loans of such Series.

“Approved Electronic Platform” has the meaning provided in Section 9.21.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMCB, Citizens Bank, National Association and Wells Fargo Securities, LLC, in their capacities as joint bookrunners and joint lead arrangers.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee, with the consent of any party whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form (including electronic records generated by the use of an Approved Electronic Platform) of Exhibit A or any other form approved by the Administrative Agent.

“Auction” has the meaning provided in Section 9.04(e)(i).

“Auction Manager” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction Procedures pursuant to Section 9.04(e)(i); provided that the Borrower shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager); provided, further, that neither the Borrower nor any of its Subsidiaries may act as the Auction Manager.

“Auction Procedures” means the Dutch auction procedures reasonably satisfactory to the Administrative Agent.

“Available Amount” means, as of any date of determination, an amount not less than zero, determined on a cumulative basis equal to, without duplication:

(a)       $25,000,000, plus

(b)       an amount equal to 100% of Retained ECF, plus

(c)       the cumulative amount of net cash proceeds received by the Borrower (other than from a Restricted Subsidiary) from (i) the sale or issuance of Equity Interests of the Borrower after the Effective Date and on or prior to such time (including upon exercise of warrants or options) and (ii) Indebtedness of the Borrower or any Restricted Subsidiary issued following the Effective Date that has been converted into Equity Interests of the Borrower (other than Disqualified Stock), plus

(d)       the net cash proceeds received by the Borrower or any Restricted Subsidiary from any distribution, dividend, return of capital, repayment of loans or upon the Disposition of any Investment, in each case to the extent received in respect of an Investment made pursuant to Section 6.04(f) in reliance on the Available Amount and the fair market value of the Investments by the Borrower and its Restricted Subsidiaries made in any Unrestricted Subsidiary pursuant to Section 6.04(f) in reliance on the Available Amount at the time it is redesignated as or merged into a Restricted Subsidiary and the net cash proceeds of Disposition of Unrestricted Subsidiaries to the extent the Investments therein were made pursuant to Section 6.04(f) in reliance on the Available Amount, plus

(e)       the aggregate amount of Restricted Payments in cash received by the Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary at any time after the Effective Date and on or prior to such time to the extent the Investments therein were made in reliance on Section 6.04(f), plus

(f)       Declined Proceeds, minus

(g)       any amount of the Available Amount used to make Investments pursuant to Section 6.04(f) after the Effective Date and prior to such time, minus

(h)       any amount of the Available Amount used to make Restricted Payments pursuant to Sections 6.08(a)(vi) and (b)(v) after the Effective Date and prior to such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means title 11 of the United States Code, as amended.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means Fossil Group, Inc., a Delaware corporation, and its successors.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall have the meaning set forth for “Aggregate Borrowing Base” in the ABL Credit Agreement, as in effect on the Effective Date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.

“Canadian Pension Plans” means any “registered pension plan” as defined under Section 248(l) of the ITA or which is registered under Canadian federal or provincial pension legislation and which is sponsored, maintained, funded, contributed to or required to be contributed to, or administered for the Canadian employees or former Canadian employees of any Loan Party or any Subsidiary thereof, other than plans established by statute, including the Canada Pension Plan maintained by the government of Canada and the Quebec Pension Plan maintained by the Province of Quebec.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(a)       marketable direct obligations issued or unconditionally guaranteed by the United States Government, the Government of Canada, the UK government, the French government or the Hong Kong government or issued by an agency thereof and backed by the full faith and credit of the United States Government, the Government of Canada, the UK government, the French government or the Hong Kong government as the case may be, in each case maturing within two years after the date of acquisition thereof;

(b)       marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state or any public instrumentality thereof, by the Canadian federal government, by the UK government, by the French government or by the Hong Kong government, in each case maturing within two years after the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating agency acceptable to the Administrative Agent);

(c)       commercial paper maturing no more than nine months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent);

(d)       certificates of deposit or bankers acceptances denominated in US Dollars, Canadian Dollars, Pounds Sterling, Euro or Hong Kong Dollars and maturing within ninety (90) days after the date of acquisition thereof issued by any Lender or any other commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Canada, the UK, France or Hong Kong, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(e)       repurchase agreements of the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Canada the UK, France or Hong Kong in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(f)       overnight investments with the Administrative Agent, any lender under the ABL Credit Agreement or any other commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Canada, the UK, France or Hong Kong, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(g)       other readily marketable instruments issued or sold by the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Canada, the UK, France or Hong Kong, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof); and

(h)       funds invested in brokerage accounts with nationally recognized brokerage houses or money market accounts, in each case for less than thirty (30) days.

“Cash Pool” means that certain Cash Pooling Agreement dated June 27, 2007 by and among the Borrower, Bank Mendes Gans N.V., and each of the Foreign Subsidiaries party thereto, as the same may be amended, restated, amended and restated, extended or otherwise modified form time to time, or any such similar cash pooling structure that may be utilized by the Borrower and/or such Foreign Subsidieares from time to time.

“CFC” means each Person that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary with no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.

“Change in Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than forty percent (40%) of the equity securities of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption of or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any European equivalent regulations (such as the European Market and Infrastructure Regulations and other regulations related thereto) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.15.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Extended Term Loans of any Series, (b) any Commitment, refers to whether such Commitment is a Term Commitment of any Series and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. Additional Classes of Loans, Borrowings, Commitments and Lenders may be established pursuant to Sections 2.18 and 2.19.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Secured Obligations.

“Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the date hereof, among Borrower, the other Loan Parties and the Administrative Agent, the form of which is attached as Exhibit C, together with all supplements thereto.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)       the Administrative Agent shall have received from the Borrower and each Designated Subsidiary either (i) a counterpart of (A) the Collateral Agreement and (B) the Intercompany Subordination Agreement, duly executed and delivered on behalf of such Person, or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to (A) the Intercompany Subordination Agreement and (B) the Collateral Agreement (or, if applicable, new Collateral Documents), in the form specified therein, duly executed and delivered on behalf of such Person, a Supplemental Perfection Certificate with respect to such Designated Subsidiary in the form attached as Exhibit G, together with such documents and opinions with respect to such Designated Subsidiary as may reasonably be requested by the Administrative Agent including all documentation and other information requested by the Administrative Agent regarding such Designated Subsidiary as may be required to comply with the applicable “know your customer” rules and regulations;

(b)       subject to Section 5.19, all Equity Interests owned by or on behalf of any Loan Party shall have been pledged pursuant to, and to the extent required by, the Collateral Agreement and, in the case of Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in any CFC or CFC Holdco, the Loan Parties shall not be required to pledge more than 65% of such Equity Interests entitled to vote of any such CFC or CFC Holdco, and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such certificated Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)       all Indebtedness of the Borrower and any Subsidiary that is owing to any Loan Party and in a principal amount of $25,000,000 or more and all Indebtedness of any other Person in a principal amount of $5,000,000 or more shall, in each case, be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)       all documents and instruments, including UCC financing statements and the IP Security Agreements, required by the Collateral Documents or this Agreement with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e)       the Administrative Agent shall have received (within 90 days after the Effective Date with respect to any Mortgaged Properties of the Loan Parties on the Effective Date) (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance, naming the Administrative Agent as the insured for the benefit of the Secured Parties, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a valid and enforceable Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) prior to the execution and delivery of each Mortgage, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to the Mortgaged Property encumbered by such Mortgage (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower), and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, a copy of, or a certificate as to coverage under, and a declaration page relating to, the flood insurance policies required by Section 5.08 and the applicable provisions of the Collateral Documents, each of which shall (v) be endorsed or otherwise amended to include lender’s loss payable or mortgage endorsement (as applicable), (w) identify the addresses of each property located in a special flood hazard area, (x) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (y) provide that the insurer will give the Administrative Agent 45 days written notice of cancellation or non-renewal and (z) shall be otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (iv) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property (including any applicable title insurance endorsements);

(f)       subject to Section 5.19, the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as the case may be, of a Control Agreement with respect to (i) each Deposit Account maintained by any Loan Party and (ii) each Securities Account maintained by any Loan Party with any securities intermediary, in each case, other than Excluded Accounts, within the time periods required hereby or by the Collateral Agreement; and

(g)       each Loan Party shall have obtained all material consents and approvals required in connection with the execution and delivery of all Collateral Documents to which it is a party and the performance of its obligations thereunder.

Notwithstanding the foregoing and the provisions of Section 5.03, any Designated Subsidiary formed or acquired after the Effective Date shall not be required to comply with the foregoing requirements prior to the time specified in Section 5.03. The foregoing definition and the provisions of Section 5.03 shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Restricted Subsidiary, if and for so long as the Administrative Agent, in consultation with the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance or flood insurance, legal opinions, appraisals, surveys or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may in its reasonable discretion, grant extensions of time for the creation and perfection of security interests in (including delivery of promissory notes as required by clause (c) above) or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to particular assets or the provision of any Guarantee by any Designated Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Designated Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents, it being acknowledged and agreed that Administrative Agent shall take the cooperation of and constraints upon third party providers into consideration when making such determination.

“Collateral Documents” means the Collateral Agreement, each Control Agreement, each Mortgage, each IP Security Agreement and each other document granting a Lien upon any assets of any Loan Party as security for the Secured Obligations.

“Commitment” means a Term Commitment.

“Commodity Account” has the meaning set forth in the applicable Security Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning provided in Section 9.21.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Capital Expenditures” means, for any period for the Borrower and its Restricted Subsidiaries, without duplication, all expenditures (whether paid in cash or other consideration and including deferred and accrued liabilities) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated statement of cash flows for such period and expressly including, without limitation, the purchase of rental products; provided that Consolidated Capital Expenditures shall not include, for purposes hereof, (a) expenditures in connection with any acquisition of a Person or line of business permitted hereunder or (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or property.

“Consolidated Current Assets” means, as at any date of determination, the consolidated current assets of the Borrower and its Restricted Subsidiaries that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the consolidated current liabilities of the Borrower and its Restricted Subsidiaries that may property be classified as current liabilities in conformity with GAAP, excluding, without duplication, the current portion of any long-term Indebtedness.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Borrower and its Restricted Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period, plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise tax expense during such period, (ii) interest expense (including, without limitation, interest expense attributable to Capital Leases Obligations and Synthetic Lease Obligations and all net payment obligations pursuant to interest Swap Obligations), (iii) amortization, depreciation and other non-cash charges for such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) the amount of premium payments paid by the Borrower or its Restricted Subsidiaries, and charges in respect of unamortized fees and expenses, in each case associated with the repayment of Indebtedness, (v) expenses relating to stock-based compensation plans resulting from the application of Financial Accounting Standards Board Statement No. 123R, and (iv) one time restructuring charges and reserves, minus (c) interest income for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis, without duplication, in accordance with GAAP; provided that, in calculating Consolidated Net Income of the Borrower and its Restricted Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than the Borrower) that is not a Restricted Subsidiary except to the extent such net income is actually paid in cash to the Borrower or any of its Restricted Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or any of its Restricted Subsidiaries or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive), of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary to the Borrower or any of its Restricted Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions.

“Consolidated Working Capital” means, as of the date of determination, Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period, an amount (which may be positive or negative) equal to Consolidated Working Capital as of the beginning of such period, minus the Consolidated Working Capital as of the end of such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any Deposit Account or Securities Account of a Loan Party, a springing control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Covered Entity” means any of the following:

(i)       a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)      a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)     a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.24.

“Credit Party” means the Administrative Agent or any Lender.

“Cure Amount” has the meaning set forth in Article VII.

“Cure Period” has the meaning set forth in Article VII.

“Cure Right” has the meaning set forth in Article VII.

“Declined Proceeds” has the meaning set forth in Section 2.09(d).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Deposit Account” has the meaning set forth in the Collateral Agreement.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an asset sale that is so designated as Designated Noncash Consideration pursuant to a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Subsidiary” means each Subsidiary other than any Excluded Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institutions” means (x) (i) the Persons listed on Schedule 1.01 and (ii) any Person that is a direct competitor of the Borrower or any of its Subsidiaries, identified in writing by the Borrower to the Administrative Agent and the Lenders from time to time by e-mail to JPMDQ_Contact@jpmorgan.com and (y) any Affiliate thereof (excluding any Affiliate that is a bona fide debt fund, bank or institutional investor) that is either (I) identified in writing by the Borrower to the Administrative Agent and the Lenders from time to time by e-mail to JPMDQ_Contact@jpmorgan.com or (II) readily identifiable as such on the basis of its name. Any change in the list of Disqualified Institutions pursuant to clauses (x)(ii) or (y)(I) shall become effective on the third Business Day following the receipt of such e-mail; provided that (A) the Administrative Agent shall have no duty to monitor the list of Disqualified Institutions and shall have no liability in connection therewith and (B) no designation of a Person as a Disqualified Institution shall operate retroactively to disqualify any Person that is a Lender or Participant or is a party to a pending trade at the time such designation would otherwise become effective.

“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital (other than any payment solely in Equity Interests (other than any Equity Interests referred to in this clause(a)), in each case at any time on or prior to the date that is 91 days after the latest Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any Equity Interests referred to in (a) above, in each case at any time prior to the date that is 91 days after the latest Maturity Date. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division (other than any Person that is not a Restricted Subsidiary to which any such assets are so transferred pursuant to clause (v)(x)(2) of Section 6.03 in a Disposition permitted by Section 6.05). A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“ECF Percentage” means, as of the date of determination, (a) if the Total Leverage Ratio as of the last day of the applicable Fiscal Year of the Borrower is greater than 0.00:1.00, 75% and (b) otherwise, 25%.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means September 26, 2019.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or the Borrower, any Subsidiary or any other Affiliate of the Borrower.

“Engagement Letter” means the Engagement Letter dated June 23, 2019, between JPMCB and the Borrower, as amended by that certain Joinder Agreement dated August 1, 2019 among JPMCB, the Borrower and Citizens Bank, National Association and that certain Joinder Agreement dated August 13, 2019 among JPMCB, the Borrower, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association and as further amended from time to time prior to the date hereof.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable federal, state, provincial, territorial and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders),orders in council, and binding agreements with any Governmental Authority in each case, relating to pollution or protection of the Environment, human health and safety (to the extent related to exposure to Hazardous Materials), or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means any liability, claim, action, suit, judgment or order arising under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threat of Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, immediately after such conversion or exchange, any Indebtedness or other debt securities that are convertible or exchangeable into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived or a failure by any Loan Party or any ERISA Affiliate to make a required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than PBGC premiums due but not delinquent under Section 4007 of ERISA), (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (g) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (h) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan, (i) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA, or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA or Section 432 of the Code, (j) a failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability, or (k) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which any Loan Party or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or could otherwise reasonably be expected to be liable.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning set forth in Article VII.

“Excess Cash Flow” means, for any Excess Cash Flow Period, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such Fiscal Year (but without giving effect to any inclusion of Consolidated EBITDA pursuant to the definition of Pro Forma Basis) and (ii) the Consolidated Working Capital Adjustment for such Fiscal Year (if positive) and minus (b) the sum, without duplication, of (i) the amount of any taxes payable in cash by the Borrower and its Restricted Subsidiaries with respect to such Fiscal Year, (ii) consolidated interest expense for such Fiscal Year payable in cash, (iii) without duplication of amounts previously deducted pursuant to clause (viii) below, Consolidated Capital Expenditures made in cash during such Fiscal Year except to the extent financed with the proceeds of Indebtedness (other than Indebtedness under the ABL Credit Agreement), (iv) permanent repayments of Indebtedness (other than repayments (x) of Loans, except for repayments of Loans under Section 2.07, (y) of revolving Indebtedness except to the extent there is an equivalent permanent reduction of commitments thereunder or (z) from the proceeds of other Indebtedness (other than Indebtedness under the ABL Credit Agreement)) made in cash by the Borrower or any of its Restricted Subsidiaries during such Fiscal Year, (v) the Consolidated Working Capital Adjustment for such Fiscal Year (if negative), (vi) the sum of all non-cash gains including in the calculation of Consolidated Net Income, and (vii) the sum of, in each case, to the extent paid in cash and added back in the calculation of Consolidated EBITDA for such Fiscal Year, all fees, costs, losses, expenses, charges, proceeds or other amounts which are added back in the calculation of Consolidated EBITDA, (viii) except to the extent funded with the proceeds of Indebtedness (other than Indebtedness under the ABL Credit Agreement), without duplication of amounts previously deducted pursuant to clause (ix) below, the aggregate amount of Investments (other than pursuant to clause clauses (a), (c), (d), (e), or (p) of Section 6.04) made in cash by the Borrower and its Restricted Subsidiaries during such period and the aggregate amount of Restricted Payments made by the Borrower and its Restricted Subsidiaries in cash during such period (other than pursuant to clauses (a)(i), (a)(ii) (except to the extent paid to a Person other than the Borrower or a Restricted Subsidiary) of Section 6.08) and (ix) except to the extent funded with the proceeds of Indebtedness (other than Indebtedness under the ABL Credit Agreement), the aggregate consideration to be paid, during the 12-month period immediately succeeding such period, by the Borrower or any of its Restricted Subsidiaries pursuant to binding contractual commitments, letters of intent or purchase orders (“Contract Consideration”), in each case, entered into during such period, relating to Permitted Acquisitions, other Investments (other than investments in Cash Equivalents) or Capital Expenditures; provided that, to the extent the aggregate amount of such cash actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such succeeding 12-month period is less than the Contract Consideration deducted pursuant to this clause (ix), the amount of such shortfall shall be added to the calculation of Excess Cash Flow with respect to such 12-month period.

“Excess Cash Flow Period” means each Fiscal Year of the Borrower, commencing with the Fiscal Year ending December 31, 2020.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Account” means all (i) Deposit Accounts, Securities Accounts and Commodity Accounts (a) maintained solely as payroll or other employee wage and benefit accounts (including withholding tax payments related thereto), (b) maintained solely as sales tax accounts, (c) maintained (A) solely as escrow accounts or fiduciary or trust accounts, in each case, for the benefit of third parties, other than the Borrower and its Subsidiaries and accounts otherwise held exclusively for the benefit of third parties, other than the Borrower and its Subsidiaries, or (B) solely to hold restricted cash as supporting obligations for guarantees permitted pursuant to Section 6.01, (d) that contain solely deposits permitted by clauses (c) and (d) of the definition of “Permitted Encumbrances,” including in connection with any letters of credit issued pursuant to such clauses, if the documents governing such deposits prohibit the granting of a lien on such deposits, (e) that are maintained solely as store accounts maintained for local deposits, and (f) the entire balance of which is swept on each Business Day into one or more Deposit Accounts that are not Excluded Accounts and that are subject to a Control Agreement, and (ii) other Deposit Accounts, Securities Accounts or Commodities Accounts, with an aggregate closing daily balance not in excess of $10,000,000 in the aggregate for all such Deposit Accounts, Securities Accounts or Commodities Accounts excluded pursuant to this clause (ii) (including, for the avoidance of doubt, Deposit Accounts and Securities Accounts that participate in the Cash Pool).

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary of the Borrower on the Effective Date or on the date such Subsidiary becomes a Subsidiary, in each case for so long as such Subsidiary remains a non-wholly owned Subsidiary, (b)(i) any Foreign Subsidiary of the Borrower, (ii) any Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary of the Borrower that is a CFC and (iii) any CFC Holdco, (c) any Subsidiary that is prohibited or restricted by applicable law from providing a Guarantee of the Secured Obligations or if such Guarantee would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (d) any Subsidiary that is a not-for-profit organization, (e) any Unrestricted Subsidiary, (f) any Subsidiary that is an Immaterial Subsidiary (unless, solely in the case of a Domestic Subsidiary, the Borrower otherwise elects), and (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of becoming a Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed by a jurisdiction as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, such jurisdiction or as a result of any other present or former connection between such Recipient and such jurisdiction (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document and/or sold or assigned an interest in any Loan Document), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment (or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan) (in each case, other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case under clause (i) or (ii) to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment, as applicable, or to such Lender immediately before it changed its lending office, (c) any Taxes attributable to a Lender’s failure to comply with Section 2.15(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of January 29, 2018, by and among the Borrower, the other borrowers from time to time party thereto, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent.

“Extended Term Loans” has the meaning set forth in the definition of “Extension Permitted Amendments.”

“Extending Lender” has the meaning set forth in Section 2.19(a).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Loan Parties, the Administrative Agent and one or more Extending Lenders, effecting an Extension Permitted Amendment and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.19.

“Extension Offer” has the meaning set forth in Section 2.19(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.19, providing for an extension of the Maturity Date applicable to the Extending Lenders’ Loans of the applicable Extension Request Class (any such Loans with an extended Maturity Date being referred to as the “Extended Loans”) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Loans, (b) a modification of the scheduled amortization applicable to such Extended Term Loans, provided that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity (determined at the time of such Extension Offer) of the Loans of the applicable Extension Request Class, (c) a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that such requirements may provide that such Extended Term Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Loans of the applicable Extension Request Class, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the Loans of the applicable Extension Request Class, (d) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Term Loans and/or (e) an addition of any affirmative or negative covenants applicable to the Borrower and the Restricted Subsidiaries, provided that any such additional covenant with which the Borrower and the Restricted Subsidiaries shall be required to comply prior to the latest Maturity Date in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Lenders providing such Extended Loans shall also be for the benefit of all other Lenders.

“Extension Request Class” has the meaning set forth in Section 2.19(a).

“Extenuating Circumstance” means any period during which the Administrative Agent has determined in its sole discretion (i) that due to unforeseen and/or nonrecurring circumstances, it is impractical and/or not feasible to submit or receive a Borrowing Request or Interest Election Request by email or fax or through Electronic System, and (ii) to accept a Borrowing Request or Interest Election Request telephonically.

“FAS 842” has the meaning set forth in Section 1.04(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury regulations or other official administrative interpretations thereof, and any agreement entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the Fee Letter dated June 20, 2019, between the Borrower and the Administrative Agent.

“Financial Officer” means, with respect to any Person, the chief financial officer, chief accounting officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Fiscal Month” means, with respect to the Borrower or any of its Subsidiaries, the approximately one-month period ending around the end of each month or such other applicable period, as determined from time to time by the Borrower in the ordinary course of its business, as the context may require, or, if any such Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.

“Fiscal Quarter” means one of the four (4) periods falling in each Fiscal Year, each such period being thirteen (13) weeks in duration, with the first such period in any Fiscal Year beginning on the first day of such Fiscal Year and the last such period in any Fiscal Year ending on the last Saturday closest to December 31.

“Fiscal Year” means the fifty–two (52) or fifty-three (53) week period beginning on the date which is one day after the end of the similar preceding period and ending on the Saturday closest to December 31st.

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign ABL Loan Parties” means any “Foreign Loan Parties” under and as defined in the ABL Credit Agreement.

“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement of any kind (other than any state social security arrangement that is not subject to US law or any Canadian Pension Plan) and that is established, maintained or contributed to by the Borrower or any of its Affiliates or in respect of which the Borrower or any of its Affiliates has any liability, obligation or contingent liability.

“Foreign Subsidiary” means any Subsidiary of the Borrower, other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, county, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Borrower)).

“Guarantors” means each Subsidiary of the Borrower (other than any Excluded Subsidiary), in each case, until any such Subsidiary is released as a Guarantor in accordance with the Loan Documents.

“Hazardous Materials” means any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law, including, without limitation, any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances or toxic mold.

“IBA” has the meaning assigned to such term in Section 1.07.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary that, at the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or (b), accounted for less than (x) 5.0% of Total Assets at such date and (y) less than 5.0% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for the most recent four Fiscal Quarter period ending on or prior to such date; provided that, notwithstanding the above, “Immaterial Subsidiary” shall exclude any of the Borrower’s Restricted Subsidiaries designated in writing to the Administrative Agent, by a responsible officer of the Borrower (which the Borrower shall be required to designate (and hereby undertakes to designate) to the extent necessary to ensure that Immaterial Subsidiaries, in the aggregate, accounted for, at the last day of any Fiscal Quarter of the Borrower for which financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or (b), less than 5.0% of Total Assets at such date and less than 5.0% of consolidated revenues of the Borrower and its Restricted Subsidiaries for the four Fiscal Quarter period ending on such date.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate.”

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Borrower or any Restricted Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, if such Indebtedness has not been assumed by such Person), and (i) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by contract, as a matter of law or otherwise as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), all Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information Materials” means the lender presentation prepared for Lenders relating to the Loan Parties and the Transactions and posted to the Lenders on July 10, 2019, and all other written materials relating to the Loan Parties and the Transactions provided to the Lenders in connection with the syndication of the Term Commitments.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement dated the date hereof among the Borrower, Guarantors and the other Restricted Subsidiaries party thereto in the form attached as Exhibit M, as the same may be amended in accordance with the terms hereof and thereof.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof, among the Loan Parties, the Administrative Agent and the administrative agent, collateral agent, collateral trustee or a similar representative for the ABL Credit Agreement, in substantially the form of Exhibit I, with such changes therefrom as are contemplated or permitted by Section 9.19.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be, in the case of any such written request, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each calendar quarter and the Maturity Date applicable to such ABR Loan and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date applicable to such Eurodollar Loan.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender participating therein, twelve months or any shorter period) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment (including any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by the chief financial officer of the Borrower)) in, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee,” (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any Person shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) in any Person resulting from the issuance by such Person of its Equity Interests to the investor shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests at the time of the issuance thereof.

“IP Security Agreements” has the meaning set forth in the Collateral Agreement.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act (Canada), as amended.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit K hereto (which such changes thereto the Administrative Agent may agree) between the Administrative Agent and one or more collateral agents or representatives for the holders of Indebtedness that is secured by a Lien on the Collateral ranking junior to the Liens of the Loan Documents.

“Lenders” means, collectively, the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Association (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, assignment by way of security, security interest or other encumbrance in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, as of any date of determination, the sum of (a) unrestricted cash and Cash Equivalents of the Loan Parties on such date plus (b) Availability (as defined in the ABL Credit Agreement) as of such date.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan Documents” means this Agreement, the Extension Agreements, the Collateral Agreement, the Intercompany Subordination Agreement, the other Collateral Documents, the Intercreditor Agreement, each Compliance Certificate and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.07(e).

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, comprising the Term Loans made on the Effective Date and any Extended Term Loans, thereafter resulting from an extension of the Maturity Date of outstanding Loans pursuant to Section 2.19.

“Majority in Interest,” when used in reference to Lenders of any Class, means, at any time, Lenders holding outstanding Loans of such Class representing more than 50% of all Loans of such Class outstanding at such time.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith) exceeds $20,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the results of operations, assets, business or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform any of their monetary obligations under the Loan Documents to which it is a party or (c) the rights of or benefits available to the Administrative Agent or the Lenders under the Loan Documents.

“Material Contract” means (a) any agreement to which any Loan Party or any Subsidiary thereof is a party that is of the type referred to as a “material definitive agreement” in Form 8-K or required to be attached as an exhibit to a filing in accordance with Item 601 of Regulation S-K as promulgated by the SEC and (b) any cash pooling agreements to which any Loan Party or any Subsidiary thereof is a party or by which any Loan Party or any Subsidiary thereof is bound.

“Material Disposition” means any Disposition, or a series of related sales, transfers or other Dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Borrower or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith) exceeds $20,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means, in the case of the Term Loans, the Term Maturity Date, and, in the case of the Extended Term Loans of any Series, the Maturity Date thereof, as the context requires.

“Maximum Rate” has the meaning set forth in Section 9.15.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means each parcel of real property (together with any adjoining or other parcels of real property integral to the operation of any facility owned by any Loan Party; provided that such additional parcels of real property shall not constitute Mortgaged Property if the applicable Loan Party is unable to deliver a Mortgage encumbering such additional parcels despite using commercially reasonable efforts to deliver them) located in the United States of America owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) has a fair market value of $10,000,000 or more on the Effective Date or at the time of acquisition thereof by any Loan Party or, with respect to real property owned by a Subsidiary that becomes a Loan Party after the Effective Date, at the time such Subsidiary becomes a Loan Party.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions or has any ongoing obligation with respect to withdrawal liability (within the meaning of Title IV of ERISA).

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all actual fees and out-of-pocket expenses paid in connection with such event by the Borrower and the Restricted Subsidiaries (including, without limitation, attorneys’ fees, investment banking fees and discounts, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith), (ii) in the case of a sale, transfer, lease or other Disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than Loans and Indebtedness under the ABL Credit Agreement) secured by such asset on a basis prior to the Liens, if any, on such assets securing the Secured Obligations and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Restricted Subsidiaries, and the amount of any reserves established by the Borrower and the Restricted Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of the Borrower). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be received, on the date of such reduction, of cash proceeds in respect of such event.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding any such Taxes imposed with respect to an assignment by a Lender (other than an assignment made pursuant to Section 2.17) if such Tax is imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than connections arising from such assignor or assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, and/or sold or assigned an interest in any Loan Document).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Pari Passu Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit L hereto (with such changes thereto as the Administrative Agent may agree) between the Administrative Agent and one or more collateral agents or representatives for the holders of other Indebtedness that is secured by a Lien on the Collateral that is intended to rank pari passu with the Liens of the Loan Documents.

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (Signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person will be, upon the consummation of such acquisition, a Restricted Subsidiary, in each case including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person, or (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Borrower or a Restricted Subsidiary; provided that (i) (determined as of the date of incurrence thereof or, in the case of any such Indebtedness outstanding on the Effective Date, the Effective Date), no Event of Default exists or would result therefrom, (ii) the aggregate consideration paid in all Permitted Acquisitions by the Loan Parties (other than in the form of Equity Interests (other than Disqualified Stock) of the Borrower) in respect of Equity Interest in Persons that do not become Guarantors and assets that are not owned by Loan Parties together with Investments pursuant to clause (ii) of the proviso in Section 6.04(c) shall not, except as otherwise permitted by another provision of Section 6.04, exceed $10,000,000 and (iii) the Borrower shall promptly deliver information relating to such Permitted Acquisition as the Administrative Agent may reasonably request.

“Permitted Debt” means Indebtedness of any Loan Party (including any Guarantee thereof by a Loan Party) so long as (i) no portion of the principal of such Indebtedness has a scheduled maturity prior to the date that is 91 days after the latest Maturity Date at the time of issuance (determined as of the date of incurrence thereof or, in the case of any such Indebtedness outstanding on the Effective Date, the Effective Date), (ii) except as contemplated by the final proviso to Section 6.01(a)(xii), no Subsidiary of the Borrower that is not a Loan Party is an obligor in respect of such Indebtedness, (iii) the terms and conditions of such Indebtedness (other than interest rates, fees and call protection) are not, taken as a whole, more restrictive than the terms of this Agreement (as determined in good faith by the Borrower) and (iv) that to the extent secured, the Liens securing such Indebtedness must be secured on Collateral only and shall rank junior to the Liens securing the Secured Obligations.

“Permitted Encumbrances” means:

(a)        Liens imposed by law for Taxes that are not yet delinquent or (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation;

(b)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06;

(c)        pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d)        pledges and deposits made to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)        judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)        easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and similar encumbrances and exceptions to title on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary or the ordinary operation of such real property;

(g)        customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC in respect of payment items in the course of collection;

(h)        Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding operating leases or consignments;

(i)        Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(j)        Liens arising in the ordinary course of business in favor of custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(k)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l)        Liens or rights of set-off against credit balances of the Borrower or any Subsidiary with credit card issuers, credit card processors or merchant services providers for mobile or digitized payment methods to secure obligations of the Borrower or such Subsidiary, as the case may be, to any such credit card issuer, credit card processor or merchant service provider incurred in the ordinary course of business as a result of fees, charges, expenses and chargebacks;

(m)       (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(n)       any interest or title of an owner of equipment or inventory on loan or consignment, or in connection with any conditional sale, title retention or similar arrangement for the sale of goods to the Borrower or any other Loan Party, in each case in the ordinary course of business of the Borrower and its Subsidiaries, and Liens arising from precautionary UCC financing statement filings related thereto;

(o)       Liens arising from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing or discharging Indebtedness issued pursuant to an indenture, but only if such defeasing or discharging of Indebtedness is not prohibited under this Agreement; provided that such Lien covers proceeds in an aggregate amount necessary solely to defease or discharge the principal, interest, premium, if any, and, if required by the terms of the relevant indenture, fees, costs and expenses due in connection with the defeasance of such Indebtedness;

(p)       real property title defects or irregularities which are of a minor nature and which do not materially detract from the value of the real property or impair the use thereof in the ordinary conduct of business; and

(q)      other Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clause (c) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Refinancing Debt” means Indebtedness of any Loan Party (including any Guarantee thereof by a Loan Party) so long as (i) such Indebtedness (a) does not mature prior to the latest Maturity Date at the time of issuance and (b) has a Weighted Average Life to Maturity that is no shorter than the Weighted Average Life to Maturity of the Term Loans, (ii) the terms and conditions of such Indebtedness (other than interest rates, fees and call protection) are not, taken as a whole, more restrictive than the terms of this Agreement (as determined in good faith by the Borrower) and (iv) that to the extent secured, the Liens securing such Indebtedness must be secured on Collateral only and shall rank pari passu or junior to the Liens securing the Secured Obligations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 as modified by Section 3(42) of ERISA, as amended from time to time.

“Prepayment Event” means:

(a)        any sale, transfer, lease or other Disposition (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of the Borrower or any Restricted Subsidiary, including any sale or issuance to a Person other than the Borrower or any Restricted Subsidiary of Equity Interests in any Subsidiary, other than (i) Dispositions described in clauses (a) through (f) of Section 6.05 and (ii) other Dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 for any individual transactions or series of related transactions;

(b)        any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Restricted Subsidiary resulting in aggregate Net Proceeds of $5,000,000 or more; or

(c)        the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01 other than Permitted Refinancing Debt.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, with respect to any computation hereunder required to be made on a pro forma basis giving effect to any proposed Investment or other acquisition (including any Permitted Acquisition or any Material Acquisition), any Material Disposition, any Restricted Payment or any payment of or in respect of any Indebtedness (collectively, “Pro Forma Events”), computation thereof after giving pro forma effect to adjustments in connection with such Pro Forma Event that are either (i) in accordance with Regulation S-X under the Securities Act or (ii) set forth in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent and believed in good faith by the Borrower to be probable based on actions take or to be taken within 12 months following the consummation of the relevant Pro Forma Event; provided that the aggregate amount of any increase in Consolidated EBITDA resulting from adjustments pursuant to this clause (ii) for any four Fiscal Quarter period of the Borrower shall not exceed 10 % of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to this clause (ii)), in each case, using, for purposes of making such computation, the consolidated financial statements of the Borrower and the Restricted Subsidiaries (and, to the extent applicable, the historical financial statements of any entities or assets so acquired or to be acquired, or so Disposed or to be Disposed), which shall be reformulated as if such Pro Forma Event (and, in the case of any pro forma computations made hereunder to determine whether such Pro Forma Event is permitted to be consummated hereunder, to any other Pro Forma Event consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and any Indebtedness or other liabilities incurred in connection with any such Pro Forma Event, had been consummated and incurred at the beginning of such period.

“Pro Forma Event” has the meaning set forth in the definition of “Pro Forma Basis.”

“Proceeds Collateral Account” means a Deposit Account in which the Net Proceeds of Term Priority Collateral in respect of any Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event” are deposited by the Borrower or any Restricted Subsidiary to be held pending release as contemplated by Section 2.09(b) for reinvestment or prepayment, and which has no other funds contained therein (other than interest on any such proceeds) and is subject to a Control Agreement in favor of the Administrative Agent.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.24.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.

“Refinancing” means the repayment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement, the termination of the commitments and letters of credit outstanding thereunder and the discharge and release of the guarantees and liens existing in connection therewith.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness and shall constitute an obligation of such Subsidiary only to the extent of their obligations in respect of such Original Indebtedness; and (d) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof).

“Register” has the meaning set forth in Section 9.04(b)(v).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Repricing Event” means (a) any prepayment or repayment of any Term Loan with the proceeds of any Indebtedness, or any conversion of any Term Loan into any new or replacement tranche of term loans, in each case having an All-in Yield lower than the All-in Yield (excluding for this purpose, upfront fees and original discount on the Term Loans) of such Term Loan at the time of such prepayment or repayment or conversion and (b) any amendment or other modification of this Agreement that, directly or indirectly, reduces the All-in Yield of any Term Loan; provided, that in each case, the term “Repricing Event” shall exclude any prepayment, refinancing, substitution or replacement of all or a portion of the Term Loans in connection with any transaction that would, if consummated, result in a Change in Control.

“Required Lenders” means, at any time, Lenders having aggregate Loans representing more than 50% of the aggregate principal amount of the Loans at such time.

“Requirement of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, rules and regulations, binding guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the binding determinations of, any Governmental Authority, in each case that are applicable to and binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, its chief financial officer, chief executive officer, president, executive vice president, chief accounting officer or any vice president, managing director, director, company secretary, treasurer, assistant treasurer, controller or other officer of such Person having substantially the same authority and responsibility and, solely for purposes of notices given to Article 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent; provided that, with respect to compliance with financial covenants, “Responsible Officer” shall mean a Financial Officer.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained ECF” means, at any date of determination, an amount, equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for the Excess Cash Flow Periods ended on or prior to such date.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the ECF Percentage with respect to such Excess Cash Flow Period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary sells or transfers such property to any Person and the Borrower or any Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” has the meaning set forth in the Collateral Agreement.

“Secured Parties” has the meaning set forth in the Collateral Agreement.

“Securities Account” means all “securities accounts” as such term is defined in the UCC.

“Securities Act” means the United States Securities Act of 1933.

“Series” means each of (i) the Term Loans and (ii) any Extended Term Loans that are not established as an increase in any previously established Class of Loans and that are intended to constitute a single Class of Loans for purposes of this Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Indebtedness” means Subordinated Indebtedness, unsecured Indebtedness and Indebtedness secured on a junior basis to the Liens securing the Secured Obligations.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board ). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated in right of payment to the payment of the Secured Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit G or any other form approved by the Administrative Agent.

“Supported QFC” has the meaning assigned to it in Section 9.24.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for US federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum, without duplication, of (a) the obligations of such person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Term Commitments on the Effective Date is $200,000,000.

“Term Loan” means a Loan made pursuant to Section 2.01.

“Term Maturity Date” means September 26, 2024.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Total Assets” means, at any date of determination, the consolidated total assets of the Borrower as of the last day of the most recent Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) as adjusted to (i) exclude amounts attributed to Unrestricted Subsidiaries and (ii) give effect to any Pro Forma Event occurring since such date.

“Total Indebtedness” means, as of any date, the excess of (i) the sum, without duplication, of (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value,” as described in Section 1.04(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness), (b) the aggregate amount of Capital Lease Obligations and Synthetic Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding as of such date, determined on a consolidated basis, and (c) the aggregate obligations of the Borrower and the Restricted Subsidiaries as an account party in respect of drawn letters of credit or letters of guaranty, other than contingent obligations in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness over (ii) the lesser of (x) $100,000,000 and (y) the aggregate amount of unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries that would be reflected on a consolidated balance sheet of the Borrower in accordance with GAAP on such date (other than the cash proceeds of any Indebtedness being incurred on such date).

“Total Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters of the Borrower most recently ended on or prior to such date.

“Transactions” means the (a) execution, delivery and performance by the Borrower of this Agreement, the borrowing of the Term Loans and the use of the proceeds thereof, (b) the execution, delivery and performance by the Loan Parties of the ABL Loan Documents, the borrowing of the loans thereunder, the use of proceeds thereof and the issuance of Letters of Credit (as defined therein) thereunder, (c) the creation and perfection of the security interests provided for in the Collateral Documents, (d) the Refinancing, and (e) the payment of all fees, commissions, costs and expenses in connection with the foregoing.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests created by the Collateral Documents.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.17 subsequent to the Effective Date and any Subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.24.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.15(e)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly-owned,” when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.             Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class or by Type.

Section 1.03.             Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

Section 1.04.             Accounting Terms; GAAP.

(a)                 Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided that the Borrower, on the one hand, and the Administrative Agent and Lenders, on the other hand, agree to negotiate in good faith with respect to any proposed amendment to eliminate or adjust for the effect of any such change in GAAP at no cost to the Loan Parties other than the reimbursement of the Administrative Agent’s costs and expenses; and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)                Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.05.             [Reserved].

Section 1.06.             Classification of Actions. For purposes of determining compliance at any time with the covenants set forth in Article VI (or, in each case, any defined terms used therein), in the event that the subject transaction meets the criteria of more than one (or each portion of the subject transaction meets the criteria of one or more) of the categories of transactions permitted pursuant to the Sections (or related defined terms) in Article VI, the Borrower may, in its sole discretion, classify the applicable transaction (or any portion thereof) under such Section (or defined term); it being understood that the Borrower may divide and include such transaction under one or more of the clause of such Section (or any relevant portion thereof or of the applicable related defined term) that permit such transaction.

Section 1.07.             Interest Rates; LIBOR Notifications. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.12(c) of this Agreement, such Section 2.12(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.12, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.12(c), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London inter-bank offered rate prior to its discontinuance or unavailability.

ARTICLE II

The Credits

Section 2.01.             Commitments and Conversions. Subject to the terms and conditions set forth herein, each Lender agrees to make a Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Term Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02.             Loans and Borrowings.

(a)                 Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b)                All Loans shall be denominated in dollars. Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                 At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Borrowings outstanding.

(d)                Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

Section 2.03.             Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (delivered by hand or through an Electronic System if arrangements for doing so have been approved by the Administrative Agent) in a form approved by the Administrative Agent and signed by the Borrower (or if an Extenuating Circumstance shall exist, by telephone) (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurodollar Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and each such telephonic Borrowing Request, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, facsimile or a communication through an Electronic System to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                whether the requested Borrowing is to be a Term Borrowing of a particular Series;

(ii)               the aggregate amount of such Borrowing;

(iii)               the date of such Borrowing, which shall be a Business Day;

(iv)               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)                in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)               the location and number of the account of the Borrower to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.             Funding of Borrowings.

(a)                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower specified by the Borrower in the applicable Borrowing Request.

(b)                Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans of the applicable Class. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.05.             Interest Elections.

(a)                 Each Borrowing initially shall be of the Type and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by delivering an Interest Election Request signed by a Responsible Officer of the Borrower or through an Electronic System if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and each such telephonic Interest Election Request, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, Electronic System or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)               if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)                 Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)                If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing for an additional Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h), (i) or (j) of Article VII has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class may be converted to a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06.             Termination of Commitments. The Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Effective Date.

Section 2.07.             Repayment of Loans; Evidence of Debt.

(a)                 The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.08.

(b)                Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                 The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(e)                 Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). If a Loan is issued with more than a de minimis amount of original issue discount as defined in the Code, the Borrower shall legend all promissory notes evidencing such Loan in accordance with Treas. Reg. Section 1.1275-3(b).

Section 2.08.             Amortization of Term Loans.

(a)                 (i) The Borrower shall repay Term Borrowings on the dates set forth below in an aggregate principal amount equal to the percentage set forth in the table below applied to the aggregate principal amount of the Term Loans outstanding on the Effective Date (as such amounts may be adjusted pursuant to paragraph (c) of this Section).

Date	Amount
December 31, 2019	2.50%
March 31, 2020	2.50%
June 30, 2020	2.50%
September 30, 2020	2.50%
December 31, 2020	2.50%
March 31, 2021	2.50%
June 30, 2021	2.50%
September 30, 2021	2.50%
December 31, 2021	3.75%
March 31, 2022	3.75%
June 30, 2022	3.75%
September 30, 2022	3.75%
December 31, 2022	3.75%
March 31, 2023	3.75%
June 30, 2023	3.75%
September 30, 2023	3.75%
December 31, 2023	3.75%
March 31, 2024	3.75%
June 30, 2024	3.75%

(ii)               [Reserved].

(iii)               The Borrower shall repay Extended Term Loans of any Series in such amounts and on such date or dates as shall be specified therefore in the Extension Agreement establishing such Extended Term Loans (as such amounts may be adjusted pursuant to paragraph (c) of this Section).

(b)                To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

(c)                 Any prepayment of a Loan of any Class shall be applied to reduce the subsequent scheduled repayments of the Loans of such Class to be made pursuant to this Section as directed by the Borrower (or, failing such direction, in direct order of maturity). In the event any Extended Term Loans shall be established from any Class of Loans, the amount of any future payment pursuant to clause (a) with respect to such existing Class of Loans shall be reduced on the date the existing Loans are converted into such Extended Term Loans in proportion to the principal amount of such existing Class of Loans that were converted to Extended Term Loans on such date.

(d)                Prior to any repayment of any Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings shall be accompanied by accrued interest on the amounts repaid.

Section 2.09.             Prepayment of Loans.

(a)                 The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, subject to the requirements of this Section.

(b)                In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Prepayment Event following the Effective Date, the Borrower shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event,” within three Business Days after such Net Proceeds are received), prepay Borrowings in an amount equal to 100% of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event,” other than a transaction made pursuant to Section 6.06, if the Borrower shall (a) prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 365 days after receipt of such Net Proceeds to acquire real property, equipment or other tangible assets to be used in the business of the Borrower or the Restricted Subsidiaries, and certifying that no Default has occurred and is continuing, and (b) in the case of a sale of Term Priority Collateral, deposit all such Net Proceeds in a Proceeds Collateral Account pending such application, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 365-day period (or within a period of 180 days thereafter if by the end of such initial 365-day period the Borrower or one or more Restricted Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment or other tangible assets with such Net Proceeds) or at such earlier date as the Borrower or applicable Restricted Subsidiary may elect by written notice to the Administrative Agent in accordance with Section 2.09(d), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied (and no prepayment shall be required to the extent the aggregate amount of such Net Proceeds that are not reinvested in accordance with this Section does not exceed $5,000,000 in any Fiscal Year, in which case, the Administrative Agent shall cause such funds to be returned to the Borrower); provided, further, that to the extent any such Net Proceeds shall be received in respect of assets owned by a Loan Party, such Net Proceeds may be reinvested only in assets owned by a Loan Party or, in the case of a Permitted Acquisition or other acquisition, by any Person that shall become a Guarantor upon the consummation thereof (other than, in each case, Equity Interests in Foreign Subsidiaries, except to the extent such Net Proceeds shall have resulted from the sale of Equity Interests in one or more Foreign Subsidiaries). Notwithstanding the foregoing, the Net Proceeds received by the Borrower or any Restricted Subsidiary in respect of any Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event” involving any ABL Priority Collateral (whether in the form of a direct sale, transfer or other Disposition of such ABL Priority Collateral or a sale, transfer or other Disposition of Equity Interests in any Restricted Subsidiary owning such ABL Priority Collateral) that secures any obligations in respect of the ABL Credit Agreement at the time such Prepayment Event occurs shall not, solely to the extent such Net Proceeds are attributable to the fair value of such ABL Priority Collateral (net of any related transferred liabilities, in each case as determined reasonably and in good faith by a Financial Officer of the Borrower), be subject to the requirements of this Section 2.09(b).

(c)                 In the event that the Borrower has Excess Cash Flow for any Excess Cash Flow Period, the Borrower shall, not later than 90 days following the end of such Excess Cash Flow Period, prepay Loans in an amount equal to the excess of (x) the ECF Percentage of such Excess Cash Flow over (y) the amount of prepayments of Loans pursuant to Section 2.09(a) during such Excess Cash Flow Period (other than with the proceeds of Indebtedness (excluding Indebtedness under the ABL Credit Agreement)) in excess of the amount of prepayments during such Excess Cash Flow Period used to reduce scheduled repayments pursuant to Section 2.08.

(d)                Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall, subject to the next sentence, specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (f) of this Section. In the event of any mandatory prepayment of Borrowings from a Prepayment Event under clause (a) or (b) of the definition thereof made at a time when Borrowings of more than one Class remain outstanding, the Borrower shall select Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated among the Borrowings pro rata based on the aggregate principal amounts of outstanding Borrowings of each such Class; provided that to the extent provided in the relevant Extension Agreement, any Class of Extended Term Loans may be paid on a pro rata basis or less than pro rata basis with any other Class of Loans. Any prepayment of Loans from a Prepayment Event described in clause (c) of the definition of “Prepayment Event” shall be applied to the Class or Classes of Loans selected by the Borrower. Notwithstanding the foregoing, any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent)) at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section, a prepayment pursuant to paragraph (c) of this Section or a prepayment pursuant to clause (c) of the definition of “Prepayment Event,” in each case, which may not be declined), in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined shall first, be offered to Lenders who did not decline its pro rata share of the prepayment and second, if declined by such Lenders, may be retained by the Borrower and shall constitute “Declined Proceeds.”

(e)                 [Reserved.]

(f)                  [Reserved.]

(g)                The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest as required by Section 2.11 and any break funding payments required by Section 2.14 and any fee required pursuant to Section 2.10(e).

(h)                [Reserved.]

(i)                  Notwithstanding any other provisions of this Section 2.09, (x) to the extent that any or all of the Net Proceeds in respect of any Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event” is received by a Restricted Subsidiary that is a Foreign Subsidiary (a “Foreign Prepayment Event”), or Excess Cash Flow is attributable to a Restricted Subsidiary that is a Foreign Subsidiary (in each case as determined reasonably and in good faith by a Financial Officer of the Borrower and set forth in an officer’s certificate delivered to the Administrative Agent), and such Restricted Subsidiary is prohibited or delayed by applicable local law from repatriating such amounts to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Borrowings of any Class at the times provided in this Section 2.09 but may be retained by the applicable Restricted Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and an amount equal to such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof as determined reasonably and in good faith by a Financial Officer of the Borrower and set forth in an officer’s certificate delivered to the Administrative Agent) to the repayment of the Borrowings pursuant to this Section 2.09 to the extent otherwise provided herein, and (y) to the extent that the foregoing clause (i) does not apply and repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow attributable to a Restricted Subsidiary that is Foreign Subsidiary would have material adverse tax consequences (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) for the Borrower and the Restricted Subsidiaries, taken as a whole (as determined reasonably and in good faith by a Financial Officer of the Borrower and set forth in an officer’s certificate delivered to the Administrative Agent), the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Subsidiary.

Section 2.10.             Fees.

(a)                 The Borrower agrees to pay on the Effective Date to each Term Lender, as fee compensation for the funding of such Lender’s Term Loan, a closing fee in an amount equal to 6.00% of the aggregate principal amount of such Term Lender’s Term Loan (the “Upfront Fee”).

(b)                The Borrower agrees to pay to the Arrangers, for their respective accounts, fees in the amounts and payable at the times separately agreed in the Engagement Letter or as otherwise agreed between the Borrower and the Arrangers.

(c)                 The Borrower agrees to pay to the Administrative Agent for its own account, fees in the amounts and payable at the times separately agreed in the Fee Letter or as otherwise agreed between the Borrower and the Administrative Agent.

(d)                All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of the upfront fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances (absent manifest error in the amount paid).

(e)                 In the event that, prior to the date that is two years following the Effective Date (i) the Borrower prepays any Term Loan pursuant to (x) Section 2.09(a) or (y) solely as it relates to clause (c) of the definition of “Prepayment Event”, Section 2.09(b) or (ii) any Lender is required to assign its Loan pursuant to Section 2.17(b)(iii), then, in case the Borrower shall pay such Lender a fee equal to the Applicable Prepayment Fee with respect to the principal amount of such Lender’s Loan so prepaid or required to be assigned. For the avoidance of doubt, the Applicable Prepayment Fee will not be payable in connection with any prepayments of term loans pursuant to Section 2.09(b) that are made with the Net Proceeds of Dispositions or the Net Proceeds of any casualty, insured damage, taking under power of eminent domain or condemnation or similar proceeding of any asset of the Borrower or any Restricted Subsidiary.

Section 2.11.             Interest.

(a)                 The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                 Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% per annum plus the rate applicable to Loans comprising ABR Borrowings as provided in paragraph (a) of this Section.

(d)                Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                 All interest hereunder shall be computed on the basis of a year of 365/366 days, except that interest computed by reference to the LIBO Rate (other than ABR Loans determined by reference to the LIBO Rate) and all fees shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.12.             Alternate Rate of Interest.

(a)                 If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)              the Administrative Agent determines in good faith (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period or at that time; or

(ii)             the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)                If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either prepay all Eurodollar Borrowings of such Lender or convert all Eurodollar Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the Borrower will also pay accrued interest on the amount so converted or prepaid.

(c)                 If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower (A) shall endeavor to establish an alternate benchmark rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, and (B) shall enter into an amendment to this Agreement at no cost to the Loan Parties other than the reimbursement of the Administrative Agent’s costs and expenses as contemplated by Section 9.03 of this Agreement, to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.12(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.13.             Increased Costs.

(a)                 If any Change in Law shall:

(i)              impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)             impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender; or

(iii)            subject any Recipient to any Taxes (other than any (A) Indemnified Taxes or (B) Excluded Taxes) on or with respect to its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)                If any Lender determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                 A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                 Notwithstanding the above, a Lender will not be entitled to demand compensation for any increased cost or reduction set forth in this Section 2.13 at any time if it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.

Section 2.14.             Break Funding Payment. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(g) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding any loss of margin) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender delivered to the Borrower and setting forth and explaining in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.15.             Taxes.

(a)                 Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Lender (or, in the case of payments made to any Administrative Agent for its own account, such Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the, option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                 Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                Indemnification by the Loan Parties. The applicable Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                 Status of Lenders.

(i)               Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)               Without limiting the generality of the foregoing:

(A)               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B)               any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable (in such number of copies as shall be requested by the recipient):

(1)                an executed copy of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party;

(2)                an executed copy of IRS Form W-8ECI (or any successor forms);

(3)                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with the Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or W-8BEN-E (or any successor forms); or

(4)                to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), an executed copy of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)               any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine, if any, the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered (including any specific documentation required in this Section 2.15(e)) expires or becomes obsolete or inaccurate in any respect, it shall deliver promptly to the Borrower or Administrative Agent updated or other appropriate documentation (including any new documentation reasonably request by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any other successor Administrative Agent any documentation provided by such Lender pursuant to this Section 2.15(e).

Notwithstanding any other provision of this Section 2.15(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f)                  Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.15(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.15(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)                Defined Terms. For the avoidance of doubt, for purposes of this Section 2.15, the term “applicable law” includes FATCA.

Section 2.16.             Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                 The Borrower shall make each payment or prepayment required to be made by it hereunder or under any other Loan Document on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, on or prior to 3:00 p.m., New York City time), on the date when due or the date fixed or any prepayment hereunder, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent; provided that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b)                If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c)                 If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person in accordance with the terms of Section 9.04. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of subclause (b)(i) of the definition of Excluded Taxes, a Lender that acquires a participation pursuant to this Section 2.16(c) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

(d)                Unless the Administrative Agent shall have received prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.09(g)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                 If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future payment obligations of such Lender hereunder to or for the account of the Administrative Agent.

Section 2.17.             Mitigation Obligations; Replacement of Lenders.

(a)                 If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)                If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or (iii) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent by the Borrower, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or 2.15) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, if applicable, the applicable prepayment premium pursuant to Section 2.10(e)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments, (D) such assignment and delegation does not conflict with applicable law and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.18.             [Reserved].

Section 2.19.             Extension Offers.

(a)                 The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of one or more Classes on a pro rata basis (each Class subject to such an Extension Offer, an “Extension Request Class”) to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 5 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Loans of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans of such Extension Request Class as to which such Lender’s acceptance has been made.

(b)                An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Borrower, each applicable Extending Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders as follows:

Section 3.01.             Organization; Powers. The Borrower and each Restricted Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction and, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.             Authorization; Enforceability; Benefit to Loan Parties. The Transactions, insofar as they are to be carried out by each Loan Party, are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, shareholder or other equityholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.             Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with (other than filings required to be made with the SEC), or any other action by, any Governmental Authority, except such as have been obtained or made and are (or will so be) in full force and effect and except for filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Borrower or any Restricted Subsidiary, (d) will not violate or result in a default under any indenture or agreement (including the ABL Credit Agreement or other material instrument binding upon the Borrower or any Restricted Subsidiary or any of their assets), or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created pursuant to the Loan Documents or Liens created in connection with the ABL Credit Agreement, in the case of each of the clauses above, except for an approval, violation or creation, as applicable, which would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04.             Financial Condition; No Material Adverse Change.

(a)                 The Borrower has heretofore furnished to the Lenders the (i) audited consolidated balance sheets and related consolidated statements of earnings, shareholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as of and for the Fiscal Years ended December 29, 2018, December 30, 2017 and December 31, 2016, each audited by and accompanied by the unqualified opinion of an independent registered public accounting firm, and (ii) the unaudited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as of and for the Fiscal Quarter ended June 29, 2019. Such financial statements (x) present fairly, in all material respects, or on a consolidated basis, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above and (y) comply in all material respects with the requirements of Regulation S-X under the Securities Act.

(b)                Since December 29, 2018, there has been no event, development or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect on the business, assets, results of operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

Section 3.05.             Properties.

(a)                 The Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all its property material to its business (including its Mortgaged Properties), except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and Liens expressly permitted by Section 6.02 or as otherwise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, service marks, tradenames, trade dress, copyrights, patents, industrial designs and other intellectual property material to its business, and the conduct of their respective businesses, including the use thereof by the Borrower and the Restricted Subsidiaries, does not infringe or violate upon the rights of any other Person, except for any such infringements or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)                 Schedule 3.05 sets forth the address of each real property that has a fair market value of $10,000,000 or more that is owned in fee by the Loan Parties as of the Effective Date and, with respect to any such real property that constitutes a Mortgaged Property, the proper jurisdiction for the filing of a Mortgage in respect thereof. As of the Effective Date, neither the Borrower nor any Restricted Subsidiary (i) has received notice, or has knowledge, of any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or Disposition thereof in lieu of condemnation or (ii) is subject to any right of first refusal, option or other contractual right to sell, transfer or otherwise Dispose of any Mortgaged Property or any interest therein that is not of record.

Section 3.06.             Litigation and Environmental Matters.

(a)                 There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)                Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability. The representations and warranties made pursuant to this Section 3.06(b) are the exclusive representations and warranties contained in this Agreement regarding (1) compliance with or liability under Environmental Laws, or (2) Hazardous Materials.

Section 3.07.             Compliance with Laws and Agreements.

(a)                 The Borrower and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (it being agreed that this Section does not apply to any law which is specifically addressed in Section 3.06(b), 3.07(b), 3.08, 3.09, 3.10 or 3.14). No Default has occurred and is continuing.

(b)                The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, each in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party or any Subsidiary being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.08.             Investment Company Status, etc. No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) an EEA Financial Institution.

Section 3.09.             Taxes. The Borrower and each Subsidiary have timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as withholding agent), except (a) any Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which the Borrower or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There is no current or proposed tax assessment, deficiency or other claim against the Borrower or any of the Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.10.             ERISA; Labor Matters.

(a)                 Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA and (iii) the present value of all accumulated benefit obligations under each Plan that is subject to Title IV of ERISA (based on the assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans that are subject to Title IV of ERISA (based on the assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date or dates of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of all such underfunded Plans.

(b)                Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or any other labor disputes against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened, (ii) the hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, the Employee Standards Act (Ontario) or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters and (iii) all payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary to the extent required by GAAP. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.

(c)                 No Loan Party nor any of its Subsidiaries or Affiliates is or has at any time been (i) an employer (for the purposes of Sections 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pensions Schemes Act 1993) or (ii) "connected" with or an “associate” (as those terms are used in Sections 38 and 43 of the United Kingdom’s Pensions Act 2004) of such an employer.

(d)                All employer and employee contributions (including insurance premiums) required from any Loan Party or any of its Affiliates by applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices.

(e)                 The present value of the aggregate accumulated benefit obligations of all Foreign Pension Plans (based on those assumptions used to fund such Foreign Pension Plans) with respect to all current and former participants did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans.

(f)                  Each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with the applicable regulatory authorization and is in compliance with (i) all material provisions of applicable law and regulations applicable to such Foreign Pension Plan and (ii) the terms of such Foreign Pension Plan.

(g)                Schedule 3.10 lists all Canadian Pension Plans currently maintained or contributed to by the Loan Parties and their Subsidiaries as of the date hereof. No Loan Party nor any Subsidiary thereof, maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Canadian Defined Benefit Plan. The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Each Loan Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect). All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans which could reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Loan Parties, no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a termination of any Canadian Pension Plan by any Governmental Authority under applicable laws which could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Canadian Pension Plan is and has been funded and otherwise operated in accordance with applicable law, and except as would not reasonably be expected to result in a Material Adverse Effect, there is no solvency or other deficiency or any unfunded liability with respect to any Canadian Pension Plan.

Section 3.11.             Disclosure.

(a)                 The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any Restricted Subsidiary is subject, and all other matters known to the Borrower, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither the Information Materials nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts and projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date (it being understood that such forecasts and projections are not to be viewed as fact and may vary from actual results and that such variances may be material).

(b)                As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.12.             Subsidiaries and Joint Ventures. Schedule 3.12 sets forth, as of the Effective Date, the name, type of organization and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Borrower or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary. All the issued and outstanding Equity Interests in each Subsidiary owned by any Loan Party have been (to the extent such concepts are relevant with respect to such Equity Interests) duly authorized and validly issued and are fully paid and non-assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived and not as a result of any rights contained in organizational documents, and subject to capital calls for non-corporations). Except as set forth in Schedule 3.12, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

Section 3.13.             Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries as of the Effective Date. As of the Effective Date, all premiums due and payable in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries is adequate.

Section 3.14.             Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock.

Section 3.15.             Solvency. As of the Effective Date after giving effect to the Transactions and on as of each borrowing, continuation, conversion or extension date hereunder, the Borrower and its Subsidiaries, on a Consolidated basis, are and will be Solvent.

Section 3.16.             Collateral Matters.

(a)                 The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the UCC) or instruments (as defined in the UCC) are delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, (ii) when the Collateral (as defined therein) constituting deposit accounts or securities account are made subject to Control Agreement, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person and (iii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02, in the case of each of clauses (i), (ii) and (iii).

(b)                Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02.

(c)                 Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Effective Date).

Section 3.17.             Use of Proceeds. The proceeds of the Term Loans made on the Effective Date shall be applied on the Effective Date to effect the Refinancing.

Section 3.18.             [Reserved].

Section 3.19.             Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 3.20.             Material Contracts. Each Material Contract in effect as of the Effective Date is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof (except any such Material Contract that has expired by its terms). Neither any Loan Party nor any Subsidiary thereof is in breach of or in default under any Material Contract where such breach or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions

The obligations of the Lenders to make Term Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a)                 Credit Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include PDF or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                Opinions. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Akin Gump Strauss Hauer & Feld LLP, New York counsel for the Loan Parties, (ii) Mayer Brown, Hong Kong counsel for the Administrative Agent and (iii) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel for Fossil Trust, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c)                 Organization and Good Standing Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing (or equivalent) of each Loan Party as of a recent date prior to or as of the Effective Date, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)                Representations and Warranties. The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct (i) in the case of representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(e)                 Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer of the Borrower, confirming compliance with the conditions set forth in paragraph (d) of this Section, the first sentence of paragraph (g) of this Section and paragraph (i) of this Section.

(f)                  Solvency Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer of the Borrower, as to the solvency of the Borrower and its Subsidiaries on a Consolidated basis after giving effect to the Transactions, in the form of Exhibit J.

(g)                Collateral and Guarantee Requirement. The Collateral and Guarantee Requirement shall have been satisfied. The Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and signed by an executive officer or a Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the UCC filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.02 or have been, or substantially contemporaneously with the initial funding of Loans on the Effective Date will be, released. The Intercreditor Agreement shall have been executed and delivered by each party thereto.

(h)                [Reserved].

(i)                  No Default. As of the Effective Date, no Default shall have occurred and be continuing.

(j)                  Refinancing. The Administrative Agent shall have received reasonably satisfactory evidence that the Refinancing has been completed or will be completed substantially concurrently with the effectiveness of this Agreement.

(k)                Payment of Fees. The Administrative Agent, the Arrangers, the Lenders and counsel to the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party (including the Upfront Fee).

(l)                  Know Your Customer Information. (i) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, at least five Business Days prior to the Effective Date to the extent such information was requested at least 10 Business Days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(m)               No Material Adverse Effect. Since December 29, 2018, there has not have been or occurred, any Material Adverse Effect.

(n)                ABL Credit Agreement. The Borrower and the Subsidiaries party thereto shall have entered into the ABL Credit Agreement.

(o)                Financial Statements. The Lenders shall have received unaudited interim consolidated financial statements of the Borrower for the Fiscal Quarter ending June 29, 2019, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections contained in the Information Materials.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 5.01.             Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a)                 within 90 days after the end of each Fiscal Year of the Borrower, its audited consolidated balance sheet and related consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (including a report containing management’s discussion and analysis of such financial statements), all audited by and accompanied by the opinion of an independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification, exception or emphasis and without any qualification or exception as to the scope of such audit, other than solely with respect to, or resulting solely from, an upcoming maturity date under this Agreement occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for such Fiscal Year on a consolidated basis in accordance with GAAP;

(b)                within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, its unaudited consolidated balance sheet as of the end of such Fiscal Quarter, the related unaudited consolidated statements of operations for such Fiscal Quarter and the then elapsed portion of the Fiscal Year and the related unaudited consolidated statement of cash flows for the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year (including a report containing management’s discussion and analysis of such financial statements), all certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows on a consolidated basis of the Borrower and its consolidated Subsidiaries as of the end of and for such Fiscal Quarter and such portion of the Fiscal Year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                 concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying, in the case of the financial statements delivered under clause (b) above, that such financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations of the Total Leverage Ratio as of the end of the applicable Fiscal Year or Fiscal Quarter, (iv) if any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Borrower most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) that has had, or could have, a significant effect on the calculations of the Total Leverage Ratio, specifying the nature of such change and the effect thereof on such calculations, (v) certifying that all notices required to be provided under Sections 5.02 and 5.04 have been provided, (vi) if there are any Unrestricted Subsidiaries setting forth financial information in detail reasonably satisfactory to the Administrative Agent for the applicable period for such Unrestricted Subsidiaries and (vii) setting forth reasonably detailed calculations of the Liquidity as of the end of each Fiscal Month ended in the applicable Fiscal Quarter or, if delivered with the financial statements under clause (a) above, ended in the fourth Fiscal Quarter of such Fiscal Year;

(d)                within 90 days after the end of each fiscal year of the Borrower, a completed Supplemental Perfection Certificate, signed by a Financial Officer of the Borrower, setting forth the information required pursuant to the Supplemental Perfection Certificate;

(e)                 subject to the terms of Section 9.18, concurrently with each delivery of financial statements under clause (a) above, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, statement of operations and statement of cash flow) of the Borrower for each quarter of the upcoming Fiscal Year;

(f)                  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, with any national securities exchange or any Canadian federal or provincial securities commission, or distributed by the Borrower to its shareholders generally, as the case may be; provided that the Borrower shall be deemed to have satisfied the requirements of this Section 5.01(f) upon the filing of such reports, statements or materials through the SEC’s EDGAR system or the publication by the Borrower of such reports, statements or materials on its website;

(g)                promptly after any request therefor by the Administrative Agent, copies of (x)(i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request and (y)(i) any documents described in Section 101(k)(1) of ERISA that the Loan Parties or any ERISA Affiliate may request with respect to any Multiemployer Plan  and (ii) any notices described in Section 101(1)(1) of ERISA that the Loan Parties or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Loan Parties or any ERISA Affiliate have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, upon request by the Administrative Agent, the applicable Loan Party or ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; provided, further that notwithstanding anything herein the rights of the Administrative Agent under Section 5.01(g)(y)(ii) shall be exercised not more than once with respect to the same Multiemployer Plan during any applicable plan year;

(h)                promptly after any request therefor, evidence of insurance renewals as required under Section 5.08 hereunder in form and substance reasonably acceptable to the Administrative Agent; and

(i)                  promptly after any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

Documents required to be delivered pursuant to this Section 5.01 or Section 5.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by fax or through Electronic Systems) of the posting of any such documents and provide to the Administrative Agent through Electronic Systems electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

Section 5.02.             Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to the Lenders) written notice promptly upon any Financial Officer, or other officer or employee responsible for compliance with the Loan Documents, of the Borrower or any Subsidiary becoming aware of any of the following:

(a)                 (i) the occurrence of any Default or (ii) any event or circumstance which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Restricted Subsidiaries is a party or by which the Borrower or any Restricted Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;

(b)                the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or involving the Borrower or any Restricted Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrower to the Administrative Agent and the Lenders, that in each case would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c)                 the occurrence of an ERISA Event or Foreign Pension Plan Event that has resulted, or would reasonably be expected to result, in a Material Adverse Effect;

(d)                any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; or

(e)                 any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.             Additional Subsidiaries. If any additional Designated Subsidiary is formed or acquired. after the Effective Date (or any Excluded Subsidiary becomes a Designated Subsidiary), the Borrower will promptly notify the Administrative Agent thereof and will, as promptly as practicable, and in any event within 30 days or, with respect to Mortgaged Property held by such Designated Subsidiary and specifically the items required by subsection (e) of the definition of Collateral and Guarantee Requirement relating thereto, 90 days (or such longer period as the Administrative Agent may agree in writing) after such Designated Subsidiary is formed or acquired (or any Excluded Subsidiary becomes a Designated Subsidiary) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Designated Subsidiary and with respect to any Equity Interests in or Indebtedness of such Designated Subsidiary owned by or on behalf of any Loan Party. Upon execution and delivery thereof, each such Person (i) shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, in any property of such Loan Party which constitutes Collateral.

Section 5.04.             Information Regarding Collateral.

(a)                 The Borrower will furnish to the Administrative Agent promptly (and in any event within 60 days thereof) written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger, amalgamation or consolidation), (iii) the location of the chief executive officer of any Loan Party or (iv) the organizational identification number, if any, and the Federal Taxpayer Identification Number of such Loan Party, in each case, only with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, of such Loan Party. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral affected thereby. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)                If any Mortgaged Property is acquired by any Loan Party after the Effective Date, the Borrower will promptly notify the Administrative Agent thereof and will cause such assets to be subjected to a Lien securing the Secured Obligations and will take such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Lien, all at the expense of the Borrower. It is understood and agreed that, notwithstanding anything to the contrary set forth in this Agreement or in any Collateral Document, the Loan Parties shall not be required to (A) grant leasehold mortgages, (B) obtain landlord lien waivers, estoppels, collateral access agreements or bailee agreements with respect to any of their retail operating store locations, unless required pursuant to the  ABL Credit Agreement or related loan documents or (C) enter into Control Agreements in respect of any Excluded Account.

Section 5.05.             Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks, trade names and other intellectual property material to the conduct of its business, except in the case of clause (ii) where failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, Division liquidation, dissolution, Disposition or other transaction permitted under Section 6.03 or 6.05.

Section 5.06.             Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay or discharge all its material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Borrower or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.07.             Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary (other than an Immaterial Subsidiary) to, maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.08.             Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as a loss payee thereunder and (c) endeavor, to the extent allowed under applicable law, to provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. Notwithstanding the foregoing sentences to this Section 5.08, the Borrower and any Subsidiary may self-insure against such risks and in such amounts as are customary in such Person’s industry. With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under Flood Insurance Laws, then, the applicable Loan Party (i) has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

Section 5.09.             Books and Records; Inspection and Rights. The Borrower will, and will cause each Restricted Subsidiary to, (a) keep proper books of record and account in which full, true and correct (in all material respects) entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and, accompanied by one or more such officers of the Borrower or their designees, all at such reasonable times during normal business hours and as often as reasonably requested (but in no event more than once per Fiscal Year of the Borrower unless an Event of Default has occurred and is continuing). The Borrower shall have the right to have a representative present at any and all inspections.

Section 5.10.             Compliance with Laws. Each Loan Party will, and the Borrower will cause each Restricted Subsidiary to, comply with all laws (including Environmental Laws and all orders of any Governmental Authority) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.11.             Canadian Pension Plans and other Foreign Pension Plans.

(a)                 For each existing, or hereafter adopted, Canadian Pension Plan, each Loan Party will, and will cause each Subsidiary to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(b)                The Borrower shall ensure that neither it nor any of its Subsidiaries is or has been at any time an employer (for the purposes of Sections 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in Sections 38 or 43 of the United Kingdom’s Pensions Act 2004) such an employer.

Section 5.12.             Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes set forth in Section 3.17. Each Loan Party will not cause any part of the proceeds of any Loan to be used, whether directly or indirectly, (v) for any purpose that entails a violation of any of the Regulations of the Board of Governors, including Regulations T, U and X, (w) for any purpose that entails a violation of applicable legislation governing financial assistance and/or capital maintenance, (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.13.             Further Assurances. The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that are required under the Collateral Documents or this Agreement to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times. The Borrower will provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.14.             Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain continuously in effect a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower, and a rating of the credit facilities created hereunder by each of S&P and Moody’s, it being understood that there is no obligation to maintain any particular rating at any time.

Section 5.15.             Certain Post-Closing Collateral Obligations. The Borrower will, and will cause the other Loan Parties to, deliver each of the items set forth in subsection (e) of the definition of Collateral and Guarantee Requirement within 90 days of the Effective Date with respect to each Mortgaged Property (subject to the last paragraph of the Collateral and Guarantee Requirement definition).

Section 5.16.             Pledge of Capital Stock. The Loan Parties will pledge or cause to be pledged all of the issued and outstanding Capital Stock of each Restricted Subsidiary held by a Loan Party (other than any Excluded Assets (as defined in the applicable Collateral Documents)) in accordance with, and to the extent required by, the requirements of the Collateral Documents to the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations.

Section 5.17.             [Reserved].

Section 5.18.             Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Total Leverage Ratio, calculated on a Pro Forma Basis, shall not exceed 0.70:1.00, and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance with such ratio, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the ABL Credit Agreement or any Specified Indebtedness and (iv) no Restricted Subsidiary that owns material intellectual property may be designated as an Unrestricted Subsidiary, and the Borrower and the Restricted Subsidiaries may not transfer any material intellectual property to any Unrestricted Subsidiary (with certain ordinary course exceptions) . The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiaries’ (as applicable) Investments therein. Upon the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the foregoing, such Guarantor shall cease to be a “Guarantor” under this Agreement.

Section 5.19.             Post-Closing Requirements. The Borrower shall deliver, when and as required by the terms of Schedule 5.19, the items referenced therein.

Section 5.20.             [Reserved].

Section 5.21.             Deposit Accounts. Each Loan Party shall within 90 days (as such period may be extended in Administrative Agent’s sole discretion) after the Effective Date or, if opened following the Effective Date, within 60 days (as such period may be extended in the Administrative Agent’s sole discretion) after the opening of such Deposit Account or Securities Account or the date any Person that owns such Deposit Account or Securities Account becomes a Loan Party hereunder, execute and deliver, and cause each relevant depository institution to execute and deliver, to the Administrative Agent a Control Agreement for each Deposit Account and Securities Account (other than any Excluded Account) of such Loan Party maintained on the Effective Date.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01.             Indebtedness; Certain Equity Securities.

(a)                 The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)              Indebtedness created under the Loan Documents;

(ii)             Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(iii)            Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Borrower or any Restricted Subsidiary, (B) any such Indebtedness owing by any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Secured Obligations on terms customary for intercompany subordinated Indebtedness pursuant to the Intercompany Subordination Agreement and (C) any such Indebtedness shall be incurred in compliance with Section 6.04;

(iv)           Guarantees incurred in compliance with Section 6.04;

(v)            Indebtedness of the Borrower or any Restricted Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $40,000,000 at any time outstanding;

(vi)           Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit and checking accounts, in each case, in the ordinary course of business;

(vii)          Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, unemployment insurance and other social security laws;

(viii)          Indebtedness of the Borrower or any Restricted Subsidiary in the form of bona fide purchase price adjustments or earn-outs incurred in connection with any Permitted Acquisition or other Investment permitted by Section 6.04;

(ix)            Indebtedness of Foreign Subsidiaries (other than Foreign ABL Loan Parties) in an amount not to exceed $10,000,000 at any one time outstanding;

(x)             Indebtedness under the ABL Credit Agreement in an aggregate principal amount not to exceed the lesser of (A) $275,000,000 and (B) the Borrowing Base;

(xi)            Indebtedness of Loan Parties in respect of surety bonds (whether bid performance or otherwise) and performance and completion guarantees and other obligations of a like nature, in each case incurred in the ordinary course of business;

(xii)           So long as no Default or Event of Default has occurred and is continuing or would result after giving effect to the incurrence of such Indebtedness, (A) Permitted Debt; provided that, after giving effect to the incurrence of such Indebtedness and any related transaction on a Pro Forma Basis, the Total Leverage Ratio shall not exceed 1.00 to 1.00 (in each case calculated as of the last day of the Fiscal Quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b)); provided, further, that no Restricted Subsidiary that is not a Loan Party shall incur any Indebtedness under this clause (xii) and (B) Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) above;

(xiii)          Permitted Refinancing Debt and Refinancing Indebtedness in respect thereof;

(xiv)          Indebtedness incurred under leases of real property in respect of tenant improvements;

(xv)           (A) Indebtedness of the Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition so long as (i) such Indebtedness is not incurred in contemplation of such Permitted Acquisition and (ii) after giving effect to the assumption of such Indebtedness and any related transaction on a Pro Forma Basis, the Total Leverage Ratio shall not exceed 1.50 to 1.00 and (B) any Refinancing Indebtedness in respect thereof;

(xvi)         other Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(xvii)        Indebtedness consisting of (a) the financing of insurance premiums and (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xviii)       obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services;

(xix)          Indebtedness in the form of Swap Agreements permitted under Section 6.07;

(xx)           [reserved]; and

(xxi)          Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of the Borrower or its Restricted Subsidiaries to purchase or redeem capital stock or options of the Borrower permitted pursuant to Section 6.08(a)(iv); provided that the aggregate principal amount of all such Indebtedness shall not exceed $2,000,000 at any time outstanding.

(b)                The Borrower will not, and will not permit any Restricted Subsidiary to, issue any Disqualified Stock, other than, in the case of the Restricted Subsidiaries, to the Borrower or a Restricted Subsidiary; provided that any issuance of Equity Interests of any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04.

Section 6.02.             Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                 Liens created under the Loan Documents or otherwise in favor of the Administrative Agent, including, for avoidance of doubt, Liens securing Secured Swap Obligations (as defined in the Collateral Agreement);

(b)                Permitted Encumbrances;

(c)                 any Lien on any asset of the Borrower or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(d)                any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes (including pursuant to a Permitted Acquisition) a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Effective Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged, amalgamated or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger, amalgamation or consolidation), (ii) such Lien shall not apply to any other assets of the Borrower or any Restricted Subsidiary (other than, in the case of any such merger, amalgamation or consolidation, the assets of any special purpose merger Restricted Subsidiary that is a party thereto) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged, amalgamated or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(e)               Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 6.01(a)(v) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than the proceeds and products thereof); provided, further, that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(f)                in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g)                in the case of (i) any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any options, put and call arrangements, rights of first refusal and similar rights related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(h)                Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(i)                 Liens securing Indebtedness permitted by Section 6.01(a)(x) and obligations relating thereto not constituting Indebtedness; provided that any such Liens on assets of the Loan Parties are subject to the Intercreditor Agreement;

(j)                 any Lien on assets of any Foreign Subsidiary; provided that such Lien shall secure only Indebtedness of such Foreign Subsidiary permitted by Section 6.01 and obligations relating thereto not constituting Indebtedness;

(k)                [reserved];

(l)                 [reserved];

(m)               [reserved]; and

(n)                Liens securing Permitted Debt and Permitted Refinancing Debt.

Section 6.03.             Fundamental Changes; Business Activities.

(a)                 The Borrower will not, and will not permit any Restricted Subsidiary to, merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, consummate a Division as the Dividing Person, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Restricted Subsidiary that is a Domestic Subsidiary may merge into or amalgamate with the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into, amalgamate with or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger, amalgamation or consolidation is a Loan Party, a Loan Party (and, if any party to such merger, amalgamation or consolidation is the Borrower, the surviving entity shall be the Borrower), (iii) any Restricted Subsidiary may merge into or consolidate with any Person (other than the Borrower) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Restricted Subsidiary, (iv) without restricting any transactions permitted by the other clauses in this Section 6.03(a), any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve, and any Restricted Subsidiary that is not a Loan Party may be merged or consolidated with any other Restricted Subsidiary that is not a Loan Party, in each case if the Borrower determines in good faith that such liquidation or dissolution or other transaction is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (v) any Restricted Subsidiary that is an LLC may consummate a Division as the Dividing Person if, (x) immediately upon the consummation of the Division, (1) the assets of the applicable Dividing Person are held by one or more Restricted Subsidiaries at such time, or (2) with respect to assets not so held by one or more Restricted Subsidiaries, such Division, in the aggregate, would otherwise result in a Disposition permitted by Section 6.05 and (y) all Division Successors referred to in clause (x)(1), to the extent not already a Loan Party, shall comply with the requirements of Section 5.03 to the extent any such Division Successor is a Designated Subsidiary; provided that any such merger or Division involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or Division shall not be permitted unless also permitted by Section 6.04.

(b)                The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related or complementary thereto.

Section 6.04.             Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold, acquire (including pursuant to any merger, amalgamation or consolidation or as a Division Successor pursuant to the Division of, any Person that was not a wholly-owned Restricted Subsidiary prior to such merger, amalgamation, consolidation or Division), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, except:

(a)                Investments in cash and Cash Equivalents;

(b)                Investments existing on the Effective Date and set forth on Schedule 6.04 (but not any additions thereto (including any capital contributions) made after the Effective Date);

(c)                 Investments by the Borrower and the Restricted Subsidiaries in their respective Restricted Subsidiaries; provided that (i) such subsidiaries are Subsidiaries prior to, or have been newly formed with the initial Investment therein being, such Investments, and (ii) the aggregate amount of such Investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Restricted Subsidiaries that are not Loan Parties (excluding all such Investments, loans, advances and Guarantees existing on the Effective Date and permitted by clause (b) above), together with Investments, loans, advances and Guarantees pursuant to clauses (d) and (e) below and clause (ii) of the proviso in the definition of “Permitted Acquisition”, shall not exceed $10,000,000 at any time outstanding;

(d)                loans or advances made by the Borrower to any Restricted Subsidiary or made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(a)(iii), and (ii) the amount of such loans and advances made by the Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;

(e)                 Guarantees by the Borrower or any Restricted Subsidiary of (i) the Secured Obligations and the ABL Obligations and (ii) Indebtedness or other obligations of the Borrower or any Restricted Subsidiary other than as specified in the foregoing clause (i) (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that, with respect to the foregoing clause (ii), the aggregate amount of Indebtedness and other obligations of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above;

(f)                  other Investments in an amount not to exceed the Available Amount; provided that (i) at the time each such Investment is made no Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect to such Investment and any related transactions on a Pro Forma Basis the Total Leverage Ratio shall not exceed 1.00 to 1.00 (calculated as of the last day of the Fiscal Quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b));

(g)                Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h)                any Permitted Acquisition after giving effect to such acquisition;

(i)                  extensions of trade credit, deposits, prepayments and other credits to vendors, suppliers, lessors, processors, materialmen, carriers, warehousemen, mechanics and landlords made in the ordinary course of business;

(j)                  advances by the Borrower or any Restricted Subsidiary to employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes in an aggregate amount not to exceed $1,000,000;

(k)                Investments made as a result of receipt of non-cash consideration from a sale, transfer or other Disposition of assets permitted under Section 6.05;

(l)                  Investments in the form of Swap Agreements permitted under Section 6.07;

(m)               Investments constituting deposits described in clauses (c) and (d) of the definition of “Permitted Encumbrances” and endorsements of instruments for collection or deposit in the ordinary course of business;

(n)                [Reserved];

(o)                deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 6.02;

(p)                purchases of assets in the ordinary course of business;

(q)                the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing or discharging Indebtedness issued pursuant to an indenture, but only if such defeasing or discharging of Indebtedness is not prohibited under this Agreement; provided that such Investment covers proceeds in an aggregate amount necessary solely to defease or discharge the principal, interest, premium, if any, and if required by the terms of the relevant indenture, fees, costs and expenses due in connection with the defeasance of such Indebtedness;

(r)                other Investments or acquisitions in an aggregate amount not to exceed $10,000,000 at any time outstanding; and

(s)                 Investments consisting of (i) the transfer by any Loan Party or Restricted Subsidiary of Indebtedness or Equity Interests of any Restricted Subsidiary that is not a Loan Party to any Loan Party or Restricted Subsidiary in exchange for other Equity Interests or Indebtedness of a Restricted Subsidiary that is not a Loan Party or (ii) Investments in Restricted Subsidiaries created in compliance with Section 5.03 and the Collateral and Guarantee Requirement in a restructuring transaction or series of related restructuring transactions not otherwise prohibited by this Agreement such that, after giving effect to such Investments and restructuring transaction or series of related restructuring transactions, the aggregate Investment by the Loan Parties in all Restricted Subsidiaries that are not Loan Parties has not increased except as otherwise permitted by this Section 6.04.

Unless otherwise specified, for purposes of determining the amount of any Investment outstanding for purposes of this Section 6.04, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

Section 6.05.             Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise Dispose of any asset (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise), including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interests in such Restricted Subsidiary (other than to the Borrower or any other Restricted Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:

(a)                (i) sales or other Dispositions of inventory, (ii) sales, transfers and other Dispositions of used, surplus, obsolete or outmoded machinery or equipment and (iii) Dispositions of cash and Cash Equivalents, in each case (other than in the case of clause (iii)) in the ordinary course of business;

(b)                sales, transfers, leases and other Dispositions to the Borrower or any Restricted Subsidiary; provided that any such sales, transfers, leases or other Dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(c)                 the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(d)                Dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(e)                leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any Restricted Subsidiary to third Persons not interfering in any material respect with the business of the Borrower or any Restricted Subsidiary;

(f)                the sale, transfer or other Disposition, or, in the case of clause (ii), abandonment of patents, trademarks, copyrights and other intellectual property and data (i) in the ordinary course of business, including pursuant to non-exclusive licenses or sublicenses of intellectual property, or (ii) which are not material to the conduct of business of the Borrower and its Subsidiaries;

(g)               sales, transfers and other Dispositions of assets that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance on this clause (g) during any Fiscal Year of the Borrower shall not exceed $25,000,000, measured as of the last day of the immediately preceding year;

(h)               Sale/Leaseback Transactions permitted by Section 6.06;

(i)                [Reserved];

(j)                Restricted Payments permitted by Section 6.08(a);

(k)               sales, transfers and other Dispositions of assets in a transaction or series of related transactions with a fair market value less than $5,000,000;

(l)                the sale, transfer or other Disposition of patents, trademarks, copyrights and other intellectual property or data that is not material to the conduct of business of the Borrower so long as the Net Proceeds are applied to prepay the Loans;

(m)              Dispositions of property of Foreign Subsidiaries located outside of the United States (and not moved outside of the United States in anticipation of such disposition), including in connection with sale/leaseback transactions, having an aggregate fair market value (on or after the Effective Date) not to exceed $10,000,000 during the term of this Agreement; provided that such property is not Collateral; and

(n)               Dispositions in the ordinary course of business of tangible property as part of a like kind exchange under Section 1031 of the Code;

provided that all sales, transfers, leases and other Dispositions permitted hereby (other than those permitted by clause (a)(ii), (a)(iii), (b), (d) or (j) above) shall be made for fair value and, in the case of sales, transfers, leases and other Dispositions permitted by clauses (c), (f)(ii), (g), (h), (k) and (l), for at least 75% cash consideration; provided that for purposes of the foregoing, the amount of (i) any liabilities (as shown on the Borrower’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Secured Obligations) that are assumed by the transferee of any such assets and from which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Sale, and (iii) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in such asset sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed $10,000,000, shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Section 6.06.             Sale/Leaseback Transactions. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset up to $50,000,000 in the aggregate.

Section 6.07.             Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or a Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes.

Section 6.08.             Restricted Payments; Certain Payments of Indebtedness.

(a)                 The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock) of the Borrower or convert its Equity Interests into, or otherwise acquire its Equity Interest solely in exchange for, other Equity Interests (other than Disqualified Stock), (ii) any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Borrower and the Restricted Subsidiaries), (iii) the Borrower may purchase Equity Interests from its or its Subsidiaries’ employees in connection with the satisfaction of such employees’ tax withholding obligations pursuant to employee benefit plans and outstanding awards, and payments of any corresponding amounts to the appropriate Governmental Authority, (iv) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Subsidiaries may purchase, redeem, retire or otherwise acquire shares of its capital stock or options or other equity or phantom equity in respect of its capital stock issued to present or former officers, employees, directors or consultants (or any other Person for the benefit of any of the foregoing) that is required pursuant to such capital stock issuance in an aggregate amount not to exceed $1,000,000 during any Fiscal Year, (iv) the Borrower may repurchase Equity Interests upon the exercise of stock options, deferred stock units, performance units and restricted shares to the extent such Equity Interests represent a portion of the exercise price of such stock options, deferred stock units, performance units or restricted shares, (v) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in the Borrower, (vi) the Borrower may make open market purchases of its Equity Interests for the purpose of offsetting dilution from the vesting of equity grants to its present or former officers, employees, directors and consultants in an aggregate amount not to exceed $25,000,000 during any Fiscal Year; provided, that any unused portion of such amount during a particular Fiscal Year may be applied to a subsequent Fiscal Year and (vii) the Borrower may make other Restricted Payments, provided that at the time of and immediately after giving effect to any such Restricted Payment referred to in this clause (vii), (A) no Event of Default shall have occurred and be continuing, (B) after giving effect to such Restricted Payment and any related transaction on a Pro Forma Basis the Total Leverage Ratio shall not exceed 0.00 to 1.00 (calculated as of the last day of the Fiscal Quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b)), (C) the amount of such repurchase or other Restricted Payment shall not exceed the Available Amount as of the date thereof and (D) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower in form reasonably satisfactory to the Administrative Agent conforming compliance with this clause (vii), including computations demonstrating compliance with the requirement set forth in the foregoing subclause (vii)(B).

(b)                The Borrower will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness permitted by Section 6.01(a)(xii), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Specified Indebtedness or any Indebtedness to a Restricted Subsidiary that is not Loan Party, except:

(i)          payments of regularly scheduled interest and principal payments as and when due in respect of any Specified Indebtedness and expenses and indemnity in respect of such Indebtedness and mandatory prepayments, other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;

(ii)         refinancings of Specified Indebtedness with the proceeds of Refinancing Indebtedness permitted under Section 6.01;

(iii)        payment of secured Specified Indebtedness that becomes due as a result of (A) any voluntary sale or transfer of any assets (other than assets included in any Borrowing Base) securing such Indebtedness or (B) any casualty or condemnation proceeding (including a disposition in lieu thereof) of any assets securing such Indebtedness;

(iv)        payments of or in respect of Indebtedness solely by issuance of the Equity Interests (other than Disqualified Stock) of the Borrower;

(v)         [reserved;] and

(vi)        other payments of or in respect of Indebtedness; provided that at the time of and immediately after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing, (B) after giving effect to such payments and any related transaction on a Pro Forma Basis the Total Leverage Ratio shall not exceed 1.00 to 1.00 (calculated as of the last day of the Fiscal Quarter of the Borrower then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b)), (C) the amount of such payments shall not exceed the Available Amount as of the date thereof and (D) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower in form reasonably satisfactory to the Administrative Agent conforming compliance with this clause (v), including computations demonstrating compliance with the requirement set forth in clauses (B) and (C) above.

Section 6.09.             Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than those that would prevail in an arm’s-length transaction with unrelated third parties, (b) transactions between or among the Borrower and the Restricted Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, (d) the payment of reasonable fees and compensation to, and the providing of reasonable indemnities on behalf of, directors and officers of the Borrower or any Restricted Subsidiary, as determined by the board of directors of the Borrower in good faith, (e) the transactions described in Schedule 6.09 and (f) Investments permitted by Section 6.04.

Section 6.10.             Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Secured Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Effective Date identified in Schedule 6.10 (but shall apply to any amendment or modification), (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) in the case of any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary, (E) restrictions and conditions set forth in the definitive documentation governing the ABL Credit Agreement, provided that, in the case of clause (a) above, such restrictions and conditions are no more onerous than those set forth in the ABL Credit Agreement as in effect on the Effective Date, (F) restrictions and conditions imposed by agreements relating to Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted under Section 6.01(a) and (G) cash to secure letters of credit and other segregated deposits that are permitted pursuant to Section 6.02(h), provided that such restrictions and conditions apply only to such Restricted Subsidiaries that are not Loan Parties, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(a)(v) if such restrictions or conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to restrictions and conditions imposed by agreements relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted under Section 6.01(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Restricted Subsidiary. Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.13 or under the Collateral Documents.

Section 6.11.             Amendment of Other Documents.

(a)                 The Borrower will not, or will permit any Restricted Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents, in either case, to the extent such amendment, modification or waiver would be adverse in any material respect to the rights or interests of the Lenders hereunder or under any other Loan Document.

(b)                The Borrower will not and will not permit any Restricted Subsidiary to, amend, modify or waive any of the terms or provisions of any Material Contract or any Specified Indebtedness to the extent such amendment, modification or waiver would be adverse in any material respect to the rights or interests of the Lenders hereunder or under any other Loan Document. For purposes hereof, any amendment, modification, waiver or supplement to any Material Contract to permit the incurrence of, to establish the terms of, or to evidence Indebtedness otherwise permitted under Section 6.01 hereof shall be deemed not to be adverse in any material respect to the rights or interests of the Lenders hereunder or under any other Loan Document.

(c)                 The Borrower will not and will not permit any Restricted Subsidiary to amend or modify the ABL Credit Agreement in a manner that would increase the advance rates thereunder to greater than (i) 90%, with respect to the NOLV Percentage of Eligible Finished Goods Inventory, (ii) 65% with respect to the lower of cost or market value of Eligible Finished Goods Inventory, (iii) 85% with respect to Eligible Accounts or (iv) 90% with respect to Eligible Credit Card Accounts Receivable, in each case, as such terms are defined in the ABL Credit Agreement.

Section 6.12.             Changes in Fiscal Periods. The Borrower will not change its fiscal year or its method of determining fiscal quarters unless it has provided prior written notice of the proposed change to the Administrative Agent.

Section 6.13.             Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio as of the last day of each Fiscal Quarter (commencing with the last day of the first full Fiscal Quarter ending after the Effective Date) to be greater than 1.50 to 1.00.

Section 6.14.             Minimum Liquidity. The Borrower will not permit Liquidity as of the last day of any Fiscal Month to be less than $150,000,000.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                 the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)                 any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)                the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.05 (with respect to the existence of the Borrower) or 5.11 or in Article VI; provided, that any Event of Default based on a failure to comply with Section 6.14 shall be subject to cure as provided by the Cure Right and an Event of Default with respect to such Section shall not occur until the expiration of the Cure Period;

(e)                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) any Loan Party’s knowledge of such breach or (ii) notice thereof from the Administrative Agent;

(f)                  the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness (other than the Secured Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace, notice and cure periods with respect to such Material Indebtedness);

(g)                (A) any event or condition shall occur that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Swap Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01; provided, further, that no such event under the ABL Credit Agreement (other than a payment or bankruptcy event of default thereunder) shall constitute an Event of Default under this clause (g) until the earliest to occur of (x) 30 days after the date of such Event of Default (during which period such Event of Default is not waived or cured), (y) the acceleration of the Indebtedness under the ABL Credit Agreement and (z) the exercise of remedies by the administrative agent or lenders under the ABL Credit Agreement in respect of a material portion of the ABL Priority Collateral or (B) any Loan Party shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract and all applicable grace, notice or other cure periods shall have expired unless, but only as long as, the existence of any such default is being contested by such Loan Party or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of such Loan Party to the extent required by GAAP;

(h)                an involuntary case or proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, reorganization, moratorium, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such case or proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                  the Borrower or any Material Subsidiary shall (i) voluntarily commence any case or proceeding or file any petition seeking liquidation (other than any liquidation permitted by Section 6.03(a)(iv)), reorganization or other relief under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, reorganization, moratorium, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any case or proceeding or petition described in clause (h) of this Article, (iii) apply for, consent to, or fail to contest the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such case or proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of the Borrower or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Article;

(j)                  the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                one or more judgments for the payment of money in an aggregate amount in excess of $35,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Borrower or any Restricted Subsidiary, or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l)                  one or more ERISA Events or Foreign Pension Plan Events shall have occurred that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(m)               a Change in Control shall occur;

(n)                any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Secured Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(o)                any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document, except (i) as a result of the sale or other Disposition of the applicable Collateral in a transaction permitted under the Loan Documents to a Person that is not a Loan Party, (ii) the release thereof as provided in the applicable Collateral Document or Section 9.16 or (iii) as a result of the failure of the Administrative Agent to (A) maintain possession of any stock certificates, promissory notes or other instruments or certificated securities delivered to it or (B) file continuation statements with respect to any UCC financing statement;

(p)                the Intercreditor Agreement is not or ceases to be binding on or enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenant or agreements therein), or shall otherwise not be effective to create the rights and obligations purported to be created thereunder, in each case in any respect material to the Administrative Agent or the other Secured Parties; or

(q)                any Guarantee of the Secured Obligations shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guarantee of the Secured Obligations, or any Loan Party shall fail to comply in any material respect with any of the terms or provisions of the Collateral Agreement with respect to the Guarantee to which it is a party, or any Loan Party shall deny that it has any further liability under the Collateral Agreement with respect to the Guarantee to which it is a party, or shall give notice to such effect (except as a result of the release thereof as provided herein);

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law.

Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrower fails to comply with the requirement of the financial covenant set forth in Section 6.14, from the beginning of any fiscal period until the expiration of the 10th Business Day following the date financial statements referred to in Sections 5.01(a) or (b) (such period, the “Cure Period”) are required to be delivered in respect of such fiscal period for which such financial covenant is being measured, (i) any holder of Equity Interests of the Borrower or any direct or indirect parent of the Borrower shall have the right to cure such failure (the “Cure Right”) by causing the transfer to the Borrower of an amount of cash upon an issuance of Equity Interests (other than Disqualified Stock) by the Borrower (or upon a contribution to the common equity capital of the Borrower) (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, and (ii) such financial covenant shall thereupon be recalculated giving effect to the following pro forma adjustments:

(i)          Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the financial covenant set forth in Section 6.14 with respect to any period of four consecutive Fiscal Quarters that includes the Fiscal Quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(ii)         Total Indebtedness shall be decreased solely to the extent proceeds of the Cure Amount are actually applied to prepay any of the Loans and there shall be no pro forma reduction in Total Indebtedness with the proceeds of the Cure Amount for determining compliance with the financial covenant set forth in Section 6.14 unless such proceeds are actually applied to prepay Loans; and

(iii)        if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 6.14, the Borrower shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 6.14 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants that had occurred shall be deemed cured for the purposes of this Agreement; provided that (i) in each period of four consecutive Fiscal Quarters there shall be at least two Fiscal Quarters in which no Cure Right is made, (ii) there shall be a maximum of five Cure Rights made during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount necessary to cause the Borrower to be in compliance with the financial covenant set forth in Section 6.14, and (iv) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with Section 6.14.

No Default or Event of Default shall be deemed to have occurred on the basis of any failure to comply with the financial covenant set forth in Section 6.14 unless such failure is not cured by the receipt of the Cure Amount on or prior to the last day of the Cure Period. If the Borrower fails to comply with the requirement of the financial covenant set forth in Section 6.14, the Borrower shall not be permitted to borrow under the ABL Credit Agreement unless and until (x) the proceeds of the issuance or contribution, as the case may be, constituting the Cure Amount shall have been received by the Borrower such that, upon recalculation taking into account such Cure Amount received, the Borrower shall be in compliance with the covenant contained in Section 6.14 or (y) all such Defaults and Event of Defaults shall have been waived in accordance with the terms of this Agreement; provided, that if the Cure Amount is not received before the expiration of the Cure Period, unless all such Defaults and Events of Default shall have been waived in accordance with the terms of this Agreement, each such Default or Event of Default shall be deemed reinstated. No Agent or Lender shall take any action to foreclose on, or take possession of, the Collateral, accelerate any Secured Obligations, terminate any Commitments or otherwise exercise any remedies under any Loan Document or any applicable law on the basis of a breach of Section 6.14 (or any other Default or Event of Default as a result thereof) unless and until the Cure Period has expired and the Borrower has not received the Cure Amount.

ARTICLE VIII

The Administrative Agent

Section 8.01.             Authorization and Action.

(a)                 Each of the Lenders hereby irrevocably appoints the Administrative Agent and its successors to serve in such capacity and to serve as collateral agent under the Loan Documents, and authorizes each such Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)                As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the such Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay or any comparable stay or injunction under the Bankruptcy Code or any other requirement of law relating to bankruptcy, insolvency or reorganization, moratorium or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)                 In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)          the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Secured Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;

(ii)          nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by such Administrative Agent for its own account.

(d)                The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)                 No Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)                  In the event of the pendency of any case or proceeding with respect to any Loan Party under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, reorganization, receivership, moratorium or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention or appearance in such case or proceeding or otherwise:

(i)          to file and prove a claim or proof of claim for the whole amount of the principal and interest, fees, and expenses owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.10, 2.11, 2.13, 2.15 and 9.03) allowed in such judicial case or proceeding; and

(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, debtor, debtor-in-possession or other similar official in any such case or proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the administrative agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or otherwise accept or adopt on behalf of any Lender any proposed plan of reorganization, arrangement, adjustment, composition or similar dispositive restructuring plan affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such case or proceeding.

The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s right to consent pursuant to and subject to the conditions set forth in this Article, the Borrower, any Subsidiary or any of their respective Affiliates shall not have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 8.02.             Administrative Agent’s Reliance, Indemnification, Etc.

(a)                 Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own bad faith, gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)                The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Person by the Borrower or a Lender, and such Person shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(c)                 Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03.             Reliance. With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders,” “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

Section 8.04.             Changes in Fiscal Periods.

(a)                 The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor has been appointed. Upon any such resignation, the Required Lenders shall have the right, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor, such successor shall succeed to and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Agent’s resignation hereunder as Administrative Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor its rights as an Administrative Agent under the Loan Documents.

(b)                Notwithstanding paragraph (a) of this Section, in the event no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the such Agent, shall continue to hold such Collateral, in each case until such time as a successor is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the such Agent for the account of any Person other than the Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the such Agent shall directly be given or made to each Lender. Following the effectiveness of the Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.15(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent and in respect of the matters referred to in the proviso under clause (a) above.

Section 8.05.             Acknowledgements of Lenders.

(a)                 Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon any Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)                Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

Section 8.06.             Collateral Matters.

(a)                 Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim and vote with respect thereto in connection with any proposed plan of reorganization, arrangement, adjustment, composition, or similar dispositive restructuring plan in any insolvency, bankruptcy, reorganization or similar case or proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(b)                The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

ARTICLE IX

Miscellaneous

Section 9.01.             Notices.

(a)                 Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject to paragraph (b) of this Section) and notices in respect of Disqualified Institutions (which shall be delivered as specified in the definition of “Disqualified Institutions”), all notices and other communications provided for herein and in the other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic transmission, as follows:

(i)           if to the Borrower, to it at:

Fossil Group, Inc.

c/o Fossil Group, Inc. (if to another Loan Party)
901 S. Central Expressway
Richardson, Texas 75080
Attention: Randy S. Hyne, Esq.
Facsimile No: 972-744-8387
Email: randyh@fossil.com

And in each case, with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana St., 44th Floor
Houston, Texas 77002-5200
Attention: Phyllis Y. Young
Facsimile No.: 713-236-0822
Email: pyoung@akingump.com

(ii)          if to the Administrative Agent, to JPMorgan Chase Bank, N.A., at:

JPMorgan Chase Bank, NA
10 S Dearborn, Chicago, IL 60603
Attention: Muoy Lim
Telephone: 312-732-2024
Email. JPM.Agency.CRI@jpmorgan.com and muoy.lim@jpmorgan.com

And in each case, with a copy to (which shall not constitute notice):

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
Attention: Corey Wright
Facsimile No: (212) 378-2544
Email: cwright@cahill.com

(iii)         if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Electronic Systems or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                Notices and other communications to the Lenders under the Loan Documents may be delivered or furnished by Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it under the Loan Documents by Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)                 Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)                Any party hereto may change its address or electronic transmission address for notices and other communications under the Loan Documents by notice to the other parties hereto.

Section 9.02.             Waivers; Amendments.

(a)                 No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                Except as provided in Sections 2.19, 9.02(c) and 9.19 (and, except as specifically provided in any Loan Document with respect to the Schedules thereto), and subject to Section 2.12(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any obvious error, technical error, ambiguity, omission, error or omission that is immaterial in nature, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon or reduce or forgive any interest or fees (including any prepayment fees) payable hereunder without the written consent of each Lender directly affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.08, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby (it being understood that a waiver of any mandatory prepayment shall not be deemed to be a postponement of a scheduled payment), (D) change Section 2.16(b) or 2.16(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (F) release substantially all of the value of the Guarantees provided by the Guarantors (including, in each case, by limiting liability in respect thereof) created under the Collateral Agreement without the written consent of each Lender (except as expressly provided in Section 9.16 or the Collateral Agreement) (including any such release by the Administrative Agent in connection with any sale or other Disposition of any Subsidiary upon the exercise of remedies under the Collateral Documents), it being understood that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee), (G) release all or substantially all the Collateral from the Liens of the Collateral Documents, without the written consent of each Lender (except as expressly provided in Section 9.16 or the applicable Collateral Document (including any such release by the Administrative Agent in connection with any sale or other Disposition of the Collateral upon the exercise of remedies under the Collateral Documents), it being understood that an amendment or other modification of the type of obligations secured by the Collateral Documents shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents), and (H) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided, further, that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of, in the case of any amendment, waiver or other modification referred to in clause (ii) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c)                 Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or in any other Collateral Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement.” Additionally, the Administrative Agent may, without the consent of any Lender, enter into any Junior Lien Intercreditor Agreement or Pari Passu Intercreditor Agreement (or any amendment or supplement thereto) to the extent the Loan Parties have incurred Indebtedness secured by Liens that are required to be subject to the Junior Lien Intercreditor Agreement or Pari Passu Intercreditor Agreement.

(d)                The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

Section 9.03.             Expenses; Indemnity; Damage Waiver.

(a)                 The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent, the Arranger and their Affiliates, and if deemed reasonably necessary by the Administrative Agent, one local counsel in each applicable jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions), in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, including the preparation, execution and delivery of the Engagement Letter and the Fee Letter, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the. transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, any Arranger or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                The Borrower shall indemnify the Administrative Agent (and any subagent thereof), each Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, enforcement, delivery and administration of the Engagement Letter, the Fee Letter, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Engagement Letter, the Fee Letter, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under to or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such proceeding is initiated against or by any party to this Agreement, or any Affiliate thereof, by an Indemnitee or any third party or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply to any Taxes (other than Other Taxes or any Taxes that represent losses, claims, damages or related expenses arising from any non-Tax claim).

(c)                 Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so), their pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment in full of the Secured Obligations.

(d)                To the extent permitted by applicable law, (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)                 All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

Section 9.04.             Successors and Assigns.

(a)                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                Subject to the conditions set forth in paragraph (b)(iii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(i)                the Borrower; provided that no consent of Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (2) in connection with the primary syndication of the Term Loans, or (3) if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(ii)               the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(iii)              Assignments shall be subject to the following additional conditions:

    (A)               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

    (B)               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

    (C)               the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

    (D)               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Subsidiaries and other Affiliates thereof or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iv)             Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(v)              The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi)             Upon receipt by the Administrative Agent of (x) an Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties of the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vii)                No such assignment shall be made to the Borrower or any of its Subsidiaries, except as set forth in Section 9.04(e).

(viii)               Notwithstanding any other provision of this Agreement, no Lender will assign or sell participations in its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to any Person that is a Disqualified Institution. The Administrative Agent shall not have any duty to ascertain, monitor or enforce compliance with the schedule of Disqualified Institutions. The Administrative Agent may, and the Borrower hereby expressly authorizes the Administrative Agent to, (A) post the schedule of Disqualified Institutions provided by the Borrower, and any updates thereto from time to time in accordance with the definition of “Disqualified Institutions,” to an Approved Electronic Platform available to Lenders, Participants, prospective Lenders and prospective  Participants, including for Public-Siders, and/or (B) provide the schedule of Disqualified Institutions to each Lender, Participant, prospective Lender or prospective Participant requesting the same whether or not such Lenders, Participants or prospective counterparties are Disqualified Institutions.

(c)                 (i) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(e) (it being understood that the documentation required under Section 2.15(e) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.16 and 2.17 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii)               Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain records of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment or Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                 Notwithstanding anything to the contrary contained in this Section 9.04 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of the Loans owing to it to the Borrower on a non-pro rata basis, subject to the following limitations:

(i)                 such sale, assignment or transfer shall be pursuant to one or more modified Dutch auctions conducted by the Borrower (each, an “Auction”) to repurchase all or any portion of the Loans; provided that (A) notice of and the option to participate in the Auction shall be provided to all Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish, which are consistent with this Section 9.04(e) and the Auction Procedures and are otherwise reasonably acceptable to the Borrower, the Auction Manager and the Administrative Agent;

(ii)               with respect to all repurchases made by the Borrower or any of its Subsidiaries pursuant to this Section 9.04(e), (A) the Borrower shall deliver to the Auction Manager an officer’s certificate stating that, as of the launch date of the related Auction and the effective date of any such repurchase, it is not in possession of any information regarding the Borrower or its Subsidiaries, or their assets, the Loan Parties’ ability to perform the Secured Obligations or any other matter regarding the Borrower or its Subsidiaries that may be material to a decision by any Lender to participate in any Auction or repurchase any such Loans that has not previously been disclosed to the Auction Manager, the Administrative Agent and the non-public Lenders, (B) the Borrower shall not use the proceeds of any borrowings under the ABL Credit Agreement to repurchase such Loans and (C) the assigning Lender and the Borrower shall execute and deliver to the Auction Manager an Assignment and Assumption with respect to such repurchase; and

(iii)               immediately following a repurchase by the Borrower or its Subsidiaries pursuant to this Section 9.04(e), the Loans so repurchased shall, without further action by any Person, be deemed canceled and no longer outstanding (and may not be resold by the Borrower or such Subsidiary) for all purposes of this Agreement and all other Loan Documents.

Section 9.05.             Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement (other than contingent or indemnity obligations for which no claim has been made) is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15, 2.16(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06.             Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents (along with the Fee Letter and Engagement Letter with respect to the payment of fees contemplated in Section 2.10) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Engagement Letter and any commitment advices submitted by them (but do not supersede any other provisions of the Engagement Letter or the Fee Letter (or any separate letter agreements with respect to fees payable to the Administrative Agent) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

Section 9.07.             Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08.             Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is, subject to the provisions of Section 2.16(c) with respect thereto, hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Secured Obligations held by such Lender or their respective Affiliates, irrespective of whether or not such Lender or their respective Affiliates shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The applicable Lender or such Affiliate shall notify the Borrower and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have if an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower or any Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09.             Governing Law; Jurisdiction; Consent to Service of Process.

(a)                 This Agreement and the other Loan Documents (except to the extent expressly provided in any other Loan Document) shall be construed in accordance with and governed by the law of the State of New York.

(b)                Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender or Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)                 Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement tor any other Loan Document, or for recognition or enforcement of any judgment, and each of the Borrower and each other Loan Party hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Loan Party or any of its properties in the courts of any jurisdiction.

(d)                Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10.             WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.             Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12.             Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) with the same degree of care that it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care, except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower or any Subsidiary or its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender or any Affiliate of any of the foregoing on a non-confidential basis from a source other than the Borrower; provided that, in the case of clause (c) above, the party disclosing such information shall provide to the Borrower prior written notice of such disclosure to the extent permitted by applicable law (and to the extent commercially feasible under the circumstances) and shall cooperate with the Borrower in obtaining a protective order for, or other confidential treatment of, such disclosure. For the purposes of this Section, “Information” means all information received from any Loan Party relating to the Borrower or any Subsidiary or their respective businesses or the Collateral, other than any such information that is available to the Administrative Agent, any Arranger, any Lender or any Affiliate of any of the foregoing on a non-confidential basis prior to disclosure by such Loan Party and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from a Loan Party after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information

Section 9.13.             Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of applicable law.

Section 9.14.             USA Patriot Act Notice. Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 9.15.             Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.16.             Release of Liens and Guarantees. The Lenders hereby irrevocably authorize the Administrative Agent, upon the reasonable request of the Borrower, (i) to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (A) upon the payment and satisfaction in full in cash of all Secured Obligations (other than contingent or indemnity obligations for which no claim has been made), (B) constituting property being sold or disposed of to a Person that is not the Borrower or any Restricted Subsidiary if such sale or disposition is permitted hereunder and the Person disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, so long as the Administrative Agent is authorized to release any Guarantee of the Loans provided by such Subsidiary, (C) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction not prohibited under this Agreement, (D) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII and (E) constituting property of a Loan Party that is being released as a Guarantor as provided below and (ii) to release any Guarantee of the Loans provided by any Guarantor (A) that is dissolved in accordance with Section 6.03, (B) that is no longer a Subsidiary of the Borrower as a result of the disposition of all of the outstanding Equity Interests of such Subsidiary to a Person other than the Borrower or a Restricted Subsidiary in a transaction permitted by Section 6.05, or (C) upon the designation of such Subsidiary as an Unrestricted Subsidiary in compliance with Section 5.17 and, in each case, in connection therewith, to release any Liens granted to the Administrative Agent by such Subsidiary on any Collateral, if the Borrower certifies to the Administrative Agent that such liquidation or dissolution, disposition or designation is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry). The Lenders hereby further irrevocably authorize the release of Liens on the ABL Priority Collateral as provided in the Intercreditor Agreement.

Section 9.17.             No Fiduciary Duty, etc. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

Section 9.18.             Non-Public Information.

(a)                 EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS

(b)                ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

(c)                 The Borrower represents and warrants that each of it and its Controlling and Controlled entities, either (i) has no SEC registered or unregistered, publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 5.01(a) and (b) above, along with the Loan Documents and the list of Disqualified Institutions, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities (and that such list of Disqualified Institutions either (i) does not include material non-public information or (ii) has been, or is concurrently being, made available to holders of its securities). The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding SEC registered or unregistered, publicly traded securities. Notwithstanding anything herein to the contrary, in no event shall the Borrower request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein.

Section 9.19.             Intercreditor Agreement.

(a)                 The Lenders acknowledge that the obligations of the Loan Parties under the ABL Credit Agreement are secured by Liens on assets of the Loan Parties that constitute Collateral and that the relative Lien priority and other creditor rights of the Secured Parties and the secured parties under the ABL Credit Agreement are set forth in the Intercreditor Agreement. Each Lender hereby acknowledges that it has received a copy of the Intercreditor Agreement. Each Lender hereby irrevocably (a) consents to the subordination of the Liens on the ABL Priority Collateral securing the Secured Obligations on the terms set forth in the Intercreditor Agreement, (b) authorizes and directs the Administrative Agent to execute and deliver the Intercreditor Agreement and any documents relating thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender, (c) agrees that such Lender will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) agrees that no Lender shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement. Each Lender hereby further irrevocably authorizes and directs the Administrative Agent (i) to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreement and (ii) to enter into such amendments, supplements or other modifications to the Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of any Secured Obligations and the ABL Credit Agreement as are reasonably acceptable to the Administrative Agent to give effect thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender. The Administrative Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof. The foregoing provisions are intended as an inducement to the secured parties under the ABL Credit Agreement to extend credit to the Borrower and such secured parties are intended third party beneficiaries of such provisions.

(b)       Notwithstanding anything herein to the contrary, prior to the Discharge of ABL Obligations (as such term is defined in the Intercreditor Agreement), (i) the requirements of this Agreement to deliver ABL Priority Collateral to, or to establish control (to the extent only one party can have control) of ABL Priority Collateral by, the Administrative Agent shall be deemed satisfied by delivery of such ABL Priority Collateral to, or establishment of control of such ABL Priority Collateral by, the ABL Agent (as defined in the Intercreditor Agreement) as bailee for the Administrative Agent pursuant to the terms of the Intercreditor Agreement; and (ii) no Loan Party shall be required to take or omit to take any action affirmatively required by any of the provisions of any Loan Documents, or requested by the Administrative Agent, with respect to any ABL Priority Collateral if such action or inaction would be irreconcilably inconsistent with (A) any action or inaction affirmatively requested by the ABL Agent with respect to such ABL Priority Collateral or (B) any action or inaction affirmatively required by any of the provisions of the ABL Loan Documents with respect to such ABL Priority Collateral.

Section 9.20.             Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)               the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)              the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)              the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.21.             Posting of Communications.

(a)                 The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)                Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)                 THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)                Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)                 Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)                  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.22.             Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to (subject to the Intercreditor Agreement) credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 9.23.             Certain ERISA Matters.

(a)                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)               such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.24.             Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

Section 9.25.             Anti-Money Laundering Legislation.

(a)                 Each Loan Party acknowledges that, pursuant to applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws in each relevant jurisdiction (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Administrative Agent and the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)                If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of such Loan Party for the purposes of applicable AML Legislation, then the Administrative Agent:

(i)                shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii)               shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c)                 Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FOSSIL GROUP, INC.,
as the Borrower

By:	/s/ Randy S. Hyne
	Name:	Randy S. Hyne
	Title:	Vice President, General Counsel and Secretary

[Signature Page to Term Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By:	/s/ Jerome Prince
	Name:	Jermone Prince
	Title:	Executive Director

[Signature Page to Term Credit Agreement]

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any Guarantees included in such facility) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):[1]
[and is [a Lender] [an Affiliate/Approved Fund of [identify Lender]2]]

3.	Borrower:	Fossil Group, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement referred to below

[1]	Shall not be a natural Person or the Borrower, any Subsidiary or any other Affiliate of the Borrower.

[2]	Select as applicable.

Exhibit A-1

5.	Credit Agreement:	The Term Credit Agreement dated as of September 26, 2019 among Fossil Group, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent
6.	Assigned Interest:

Facility Assigned[3]	Aggregate Amount of Loans of the applicable Class of all Lenders[4]	Amount of Loans of the applicable Class Assigned	Percentage Assigned of Aggregate Amount of Loans of the applicable Class of all Lenders[5]
	$	$	%

[7.	Trade Date: ___________________][6]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Term Loans”, “Incremental Term Loans”, “Extended Term Loans”, etc.). Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[4]	Must comply with the minimum assignment amounts set forth in Section 9.04(b)(iii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.

[5]	Set forth, to at least 9 decimals, as a percentage of the aggregate Loans of all Lenders under the Credit Agreement.

[6]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A-2

The terms set forth above are hereby agreed to:		Consented to and Accepted:

	, as Assignor,	JPMORGAN CHASE BANK, N.A., as
Administrative Agent,[8]

By		By
	Name:	Name:
	Title:	Title:

	, as Assignee,[7]	Consented to:

FOSSIL GROUP, INC., as Borrower,

By
	Name:	By
	Title:	Name:
Title:][9]

[7]	The Assignee must deliver to the Borrower all applicable Tax forms required to be delivered by it under Section 2.15(e) of the Credit Agreement.

[8]	No consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

[9]	No consent of the Borrower is required for (1) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (2) in connection with the primary syndication of the Term Loans and (3) if an Event of Default under clause (a), (b), (h) or (i) of Article VII of the Credit Agreement has occurred and is continuing, for any other assignment. The Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.

Exhibit A-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.       Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or other Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or other Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the rights and obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is a Lender that is a U.S. Person, attached hereto is an executed original of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax, (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.15(e)(ii)(B) and (C) thereof), duly completed and executed by the Assignee and (viii) the Administrative Agent has received a processing and recordation fee of $3,500 (unless waived or reduced in the sole discretion of the Administrative Agent) as of the Effective Date; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit A-4

3.       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Exhibit A-5

EXHIBIT B

[FORM OF] BORROWING REQUEST

JPMorgan Chase Bank, N.A.
              as Administrative Agent

Loan and Agency Service

2200 Ross Ave, Floor 03

Dallas, TX 75201

Attention: Greg Martin

[Date]

Ladies and Gentlemen:

Reference is made to the Term Credit Agreement dated as September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fossil Group, Inc., a Delaware corporation (“Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes a Borrowing Request and the Borrower hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:

(A)	Class of Borrowing:[1]

(B)	Aggregate principal amount of Borrowing:[2]

(C)	Date of Borrowing (which is a Business Day):

(D)	Type of Borrowing:[3]

(E)	Initial Interest Period:[4]

[1]	Specify whether the Loans comprising such requested Borrowing are Term Loans or Extended Term Loans of a particular Series.

[2]	Must comply with Sections 2.01 and 2.02(c) of the Credit Agreement.

[3]	Specify whether the requested Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of [six] (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Borrowings outstanding.

[4]	Applicable to Eurodollar Borrowings only. Shall be a period contemplated by the definition of the term “Interest Period” and can be of one, two, three or six months (or, with the consent of each Lender participating in such Borrowing, twelve months or any shorter period) duration. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Exhibit B-1

(F)	Location and number of the Borrower’s account to which proceeds of the requested Borrowing are to be disbursed: [Name of Bank] (Account No.:_________________________________________)

 [Signature page follows]

Exhibit B-2

Very truly yours, FOSSIL GROUP, INC., as Borrower

By:
Name:
Title:

Exhibit B-3

EXHIBIT C

[FORM OF] GUARANTEE AND COLLATERAL AGREEMENT

EXECUTION VERSION

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

September 26, 2019,

among

FOSSIL GROUP, INC.,

THE OTHER LOAN PARTIES PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Exhibit C-1

Exhibit C-2

Exhibit C-3

Schedules

Schedule I	Loan Parties

Exhibits

Exhibit I	Form of Supplement
Exhibit II	Form of Patent and Trademark Security Agreement
Exhibit III	Form of Copyright Security Agreement

Exhibit C-4

GUARANTEE AND COLLATERAL AGREEMENT dated as of September 26, 2019 (this “Agreement”), among Fossil Group, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to the Term Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and JPMCB, as Administrative Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Loan Parties (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.               Defined Terms.

(a)                 Each capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement, provided that each term defined in the UCC (as defined herein) and not defined in this Agreement shall have the meaning specified therein. The term “instrument” shall have the meaning specified in Article 9 of the UCC unless the context as used herein requires otherwise.

(b)                The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02.               Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Agent” has the meaning set forth in the Intercreditor Agreement.

“ABL Collateral Documents” has the meaning set forth in the Intercreditor Agreement.

“ABL Liens” has the meaning set forth in the Intercreditor Agreement.

“ABL Security Agreement” has the meaning set forth in the Intercreditor Agreement.

“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of an Account.

“Agreement” has the meaning set forth in the preamble hereto.

“Article 9 Collateral” has the meaning set forth in Section 4.01.

“Borrower” has the meaning set forth in the preamble hereto.

“Claiming Party” has the meaning set forth in Section 6.02.

“Collateral” means Article 9 Collateral and Pledged Collateral.

Exhibit C-5

“Commercial Tort Claims” has the meaning provided in the UCC except it shall refer only to such claims that have been asserted in judicial proceedings.

“Contributing Party” has the meaning set forth in Section 6.02.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyright rights in any original works or authorship subject to the copyright laws of the United States of America or any other country, whether as author, assignee, transferee, exclusive licensee or otherwise, and (b) all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations, recordings and applications in the United States Copyright Office or any similar office in any other country, including, in the case of any Grantor, any of the foregoing set forth next to its name on Schedule 11(b) to the Perfection Certificate.

“Credit Agreement” has the meaning set forth in the recitals hereto.

“Discharge of ABL Obligations” means the Discharge (as defined in the Intercreditor Agreement) of the ABL Obligations (as defined in the Intercreditor Agreement).

“Excluded Asset” means (a) any fee-owned real property with a fair market value of less than $10,000,000 and all leasehold interests in real property; (b) motor vehicles, aircrafts, vessels and other goods subject to certificates of title (in each case except to the extent perfection can be accomplished through the filing of UCC-1 financing statements); (c) letter of credit rights with a value of less than $5,000,000 (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements) and Commercial Tort Claims with a value of less than $5,000,000; (d) pledges and security interests prohibited by applicable law, rule or regulation (including the requirement to obtain consent of any governmental authority) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; (e) the Excluded Equity Interests; (f) any lease, permit, license (including Licenses) or other agreement or any property subject to a purchase money security interest or similar arrangement permitted by the Credit Agreement to the extent that a grant of a security interest therein would violate, invalidate, be prohibited or restricted or constitute a default under such lease, permit, license (including Licenses) or agreement or purchase money arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than Borrower or any of its subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction notwithstanding such prohibition; provided, that, in the case of any Licenses, the foregoing shall only apply to Licenses granted by unaffiliated third parties to a Loan Party; (g) those assets as to which the Administrative Agent and Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (h) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; (i) “intent-to-use” trademark or service mark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto; (j) any property subject to a Lien existing at the time such property was acquired that is permitted by Section 6.02(d) of the Credit Agreement to the extent and for so long as such contract or other agreement in which such Lien is granted prohibits a security interest or pledge on such property, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; (k) any Excluded Accounts (other than the Deposit Accounts, Securities Accounts or Commodities Accounts referred to in clause (i)(e) or clause (ii) of the definition of “Excluded Accounts” (but excluding, in the case of such clause (ii), Deposit Accounts and Securities Accounts that participate in the Cash Pool)); and (l) all Equity Interests held in Centurion Jewelry By Invitation Only, LLC so long as the value of such Equity Interests held by the Grantors collectively does not exceed $50,000 in the aggregate.

Exhibit C-6

“Excluded Equity Interests” has the meaning set forth in Section 3.01.

“Federal Securities Laws” has the meaning set forth in Section 5.04.

“Grantors” means the Borrower and each other Loan Party to this Agreement.

“Guarantors” means (a) each Subsidiary of the Borrower (other than any Excluded Subsidiary) party hereto on the date hereof and (b) each other Subsidiary of the Borrower that becomes a party to this Agreement as a Guarantor after the Closing Date, in each case, until any such Subsidiary is released as a Guarantor in accordance with this Agreement and the other Loan Documents.

“Intellectual Property” means all rights and interests in and to the following, worldwide to the extent protectable and/or recognized under applicable law: inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know how, show how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“IP Security Agreements” has the meaning set forth in Section 4.02(b).

“JPMCB” has the meaning set forth in the preamble hereto.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement with respect to Intellectual Property to which any Grantor is a party, including, in the case of any Grantor, any of the foregoing set forth next to its name on Schedule 11(c) to the Perfection Certificate.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention or design on which a Patent now or hereafter owned by any other Person, or that any other Person now or hereafter otherwise has the right to license, is in existence, and all rights of any such Person under any such agreement.

“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all issued patents of the United States of America or the equivalent thereof in any other country, all registrations and recordings thereof and all applications for patents of the United States of America or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including, in the case of any Grantor, any of the foregoing set forth next to its name on Schedule 11(a) to the Perfection Certificate, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions or designs disclosed or claimed therein, including the right to make, use and/or sell the inventions or designs disclosed or claimed therein.

Exhibit C-7

“Perfection Certificate” means the Perfection Certificate dated the Effective Date delivered by the Borrower and the other Subsidiaries of the Borrower party thereto to the Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time).

“Pledged Collateral” has the meaning set forth in Section 3.01.

“Pledged Debt Securities” has the meaning set forth in Section 3.01.

“Pledged Equity Interests” has the meaning set forth in Section 3.01.

“Pledged Securities” means all Pledged Debt Securities and all Pledged Equity Interests.

“Quarterly Update Date” means, with respect to each Fiscal Quarter, the later of (i) the date of delivery of the financial statements with respect to such quarter pursuant to Section 5.01(a) and, with respect to the last quarter, Section 5.01(b) of the Credit Agreement and, (ii) thirty (30) days after the acquisition of the applicable after acquired Collateral or occurrence of applicable change (as applicable).

“Secured Obligations” means all of (a) (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under the Credit Agreement and each of the other Loan Documents, including obligations to pay reasonable and documented fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including fees and other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents, and (c) all obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including the payment of interest, fees and other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Arrangers, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (e) the permitted successors and assigns of each of the foregoing.

“Security Interest” has the meaning set forth in Section 4.01(a).

“Supplement” means a supplement to this Agreement in the form of Exhibit I hereto, or any other form approved by the Administrative Agent.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark now or hereafter owned by any other Person, or that any other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, logos, domain names, other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, including, in the case of any Grantor, any of the foregoing set forth next to its name on Schedule 11(a) to the Perfection Certificate, and (b) all goodwill associated therewith or symbolized thereby.

Exhibit C-8

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests created by the Collateral Documents.

ARTICLE II

Guarantee

SECTION 2.01.               Guarantee. Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Secured Obligations. Each Guarantor further agrees that the Secured Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any Secured Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Secured Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment.

SECTION 2.02.               Guarantee of Payment; Continuing Guarantee. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Secured Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower, any other Loan Party or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Secured Obligations, whether currently existing or hereafter incurred.

SECTION 2.03.               No Limitations.

(a)                 Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations, any impossibility in the performance of the Secured Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Administrative Agent or any other Secured Party for any of the Secured Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Secured Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Secured Obligations, all without affecting the obligations of any Guarantor hereunder.

Exhibit C-9

(b)                To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the payment in full in cash of all the Secured Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, compromise or adjust any part of the Secured Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Secured Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election.

SECTION 2.04.               Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 2.05.               Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Secured Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06.               Information. Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Pledge of Securities

SECTION 3.01.               Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby pledges and grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under (a)(i) the shares of capital stock and other Equity Interests now owned or at any time hereafter acquired by such Grantor, including those set forth opposite the name of such Grantor on Schedule 8(a) or (b) to the Perfection Certificate, and (ii) all certificates and any other instruments representing all such Equity Interests (collectively, the “Pledged Equity Interests”), provided that the Pledged Equity Interests shall not include (A) Equity Interests in any Person other than wholly-owned Subsidiaries to the extent not permitted by the terms of such Person’s organizational or joint venture documents (for so long as such Person remains a non-wholly owned Subsidiary) and (B) any Equity Interests in a Foreign Subsidiary or CFC Holdco other than 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any first-tier CFC or CFC Holdco (the interests so excluded under clauses (A) and (B) above being collectively referred to herein as the “Excluded Equity Interests”); (b) the debt securities, promissory notes and all other instruments now owned or at any time hereafter acquired by such Grantor, including those listed opposite the name of such Grantor on Schedule 9 to the Perfection Certificate (collectively, the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 3.01 and Section 3.02; (d) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (e) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”).

Exhibit C-10

Notwithstanding anything herein to the contrary, to the extent and for so long as any asset is an Excluded Asset, the security interest granted under this Section shall not attach to, and Pledged Collateral shall not include, such asset (it being understood that the security interest shall immediately attach to, and Pledged Collateral shall immediately include, any such asset (or any portion thereof) upon such asset (or such portion thereof) ceasing to be an Excluded Asset).

SECTION 3.02.               Delivery of the Pledged Collateral.

(a)                 Each Grantor agrees to deliver or cause to be delivered to the Administrative Agent any and all Pledged Securities (other than promissory notes and other evidence of Indebtedness of any Person owed to the Borrower or any other Loan Party in a principal amount of less than $5,000,000) (A) on the date hereof, in the case of any such Pledged Securities owned by such Grantor on the date hereof and (B) on or before the date specified in Section 5.03 of the Credit Agreement with respect to the Equity Interests in any Designated Subsidiary, and the next Quarterly Update Date with respect to any other Equity Interests after the acquisition thereof (and, in any, event, as required under the Credit Agreement), in the case of any such Pledged Securities acquired by such Grantor after the date hereof.

(b)                Each Grantor will cause all Indebtedness for borrowed money in a principal amount outstanding of $5,000,000 or more owed to such Grantor by any Person (other than the Borrower or any of its Subsidiaries in a principal amount outstanding of $25,000,000 or less) to be evidenced by a duly executed promissory note that is delivered to the Administrative Agent (i) on the date hereof, in the case of any such promissory note existing on the date hereof, and (ii) on or before the next Quarterly Update Date after the acquisition thereof (and, in any event, as required under the Credit Agreement), in the case of any such promissory note acquired by such Grantor after the date hereof.

(c)                 Upon delivery to the Administrative Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed by the applicable Grantor in blank or other undated instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed by the applicable Grantor in blank and such other instruments and documents as otherwise required hereunder as the Administrative Agent may reasonably request.

Exhibit C-11

(d)                In the event that any Grantor (i) merges, amalgamates or consolidates with any other entity in a transaction permitted by Section 6.03 of the Credit Agreement, (ii) liquidates or dissolves, in each case in a transaction permitted by Section 6.03 of the Credit Agreement or (iii) is disposed to a Person that is not a Grantor pursuant to Section 6.05 of the Credit Agreement, the Administrative Agent shall reasonably cooperate to provide for the return to the Borrower, following the consummation of such transaction, of any stock certificates that represented Equity Interests of such Grantor constituting Pledged Equity Interests that are in the possession of the Administrative Agent so that such stock certificates may be cancelled or Disposed.

(e)                 If any Pledged Equity Interests now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) cause the issuer to agree to comply with instructions from the Administrative Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Administrative Agent to become the registered owner of the securities.

(f)                  If at any time upon the occurrence and during the continuance of an Event of Default, any such Grantor shall receive instructions originated by the Administrative Agent relating to any or all of its applicable Equity Interests that constitute Pledged Equity Interests hereunder, such Grantor shall comply with such instructions without further consent by the Grantor that holds such uncertificated securities or any other Person. Each such Grantor hereby further represents and warrants that, (A) it has not entered into, and shall not enter into, any agreement with any other Person (other than the ABL Agent pursuant to the ABL Security Agreement) relating to its applicable uncertificated Equity Interests pursuant to which it has agreed, or shall agree, to comply with instructions issued by such other Person and (B) it has not entered into, and shall not enter into, any agreement with the applicable Grantor purporting to limit or condition the obligation of such Grantor to comply with instructions as set forth in the immediately preceding sentence.

SECTION 3.03.               Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent, for the benefit of the Secured Parties, that:

(a)                 Schedules 8(a) and (b) and Schedule 9 to the Perfection Certificate set forth, respectively, as of the Effective Date, a true and complete list, with respect to each Grantor, of (i) all the Pledged Equity Interests owned by such Grantor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Grantor and (ii) all the Pledged Debt Securities (other than promissory notes and other evidences of Indebtedness of any Person in a principal amount of less than $5,000,000) owned by such Grantor;

(b)                the Pledged Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived or otherwise modified, and not as a result of any rights contained in any organizational document and subject to capital calls for non-corporations) and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law; provided that the foregoing representations, insofar as they relate to the Pledged Debt Securities issued by a Person other than the Borrower or any Subsidiary, are made to the knowledge of the Grantors;

Exhibit C-12

(c)                except for restrictions and limitations imposed by the Loan Documents or securities laws generally, (i) the Pledged Collateral is and will continue to be freely transferable and assignable, and (ii) none of the Pledged Collateral (other than, except in the case of a prohibition, Pledged Equity Interests in any Person that is not a wholly owned Subsidiary) is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature (other than the ABL Credit Agreement and the Intercreditor Agreement) that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(d)                each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(e)                no consent or approval of any Governmental Authority, any securities exchange or any other Person is or will be required for the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(f)                 by virtue of the execution and delivery by the Grantors of this Agreement, the Administrative Agent has a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations and, when any Pledged Securities constituting certificated securities or instruments are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations; and

(g)                subject to applicable local law in the case of any Equity Interests in any Foreign Subsidiary, the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein.

SECTION 3.04.               Certification of Limited Liability Company and Limited Partnership Interests. No Pledged Equity Interests that are included in the Collateral which constitute interests in any limited liability company or limited partnership controlled are “securities” within the meaning of Article 8 of the UCC. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, unless such Grantor provides written notification to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is within 30 days thereof with respect to Equity Interests in any Designated Subsidiary and on or before the next Quarterly Update Date with respect to any other Equity Interests following such change in treatment, delivered to the Administrative Agent pursuant to the terms hereof.

SECTION 3.05.               Registration in Nominee Name; Denominations. The Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or in the name of its nominee (as pledgee or as sub-agent). To the extent the content thereof could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Grantor will promptly give to the Administrative Agent copies of any material notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. If an Event of Default shall have occurred and be continuing, the Administrative Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any reasonable purpose consistent with this Agreement.

Exhibit C-13

SECTION 3.06.               Voting Rights; Dividends and Interest.

(a)                 Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Grantors that their rights under this Section 3.06 are being suspended:

(i)              each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose not in violation with the terms of this Agreement and the other Loan Documents;

(ii)               the Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section; and

(iii)               each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral, but only to the extent that such dividends, interest, principal and other distributions are permitted by, and are otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws, provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor and required to be delivered to the Administrative Agent hereunder, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall within the time period specified in Section 3.02(a) be delivered to the Administrative Agent in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer reasonably requested by the Administrative Agent).

(b)                Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsements, stock powers or other instruments of transfer reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property, shall be held as security for the payment and performance of the Secured Obligations and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to that effect, the Administrative Agent shall promptly repay to each Grantor (in the same form as received by the Administrative Agent) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section and that remain in such account.

Exhibit C-14

(c)                 Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, and the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to that effect, all rights vested in the Administrative Agent pursuant to this paragraph shall cease, and the Grantors shall have the voting and consensual rights and powers they would otherwise be entitled to exercise pursuant to paragraph (a)(i) of this Section and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section shall be in effect.

(d)                Any notice given by the Administrative Agent to the Grantors suspending their rights under paragraph (a) of this Section (i) may be given by telephone to an authorized officer of such Grantor and deemed received concurrently, if such notice is promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights and powers of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights or powers (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s right to give additional notices from time to time suspending other rights and powers so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01.               Security Interest.

(a)                 As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, or to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest, regardless of where located (collectively, the “Article 9 Collateral”):

Exhibit C-15

(i)                  all Accounts;

(ii)                  all Chattel Paper;

(iii)                 all Money and Deposit Accounts;

(iv)                all Documents;

(v)                 all Equipment;

(vi)                 all General Intangibles, including all Intellectual Property;

(vii)               all Instruments;

(viii)              all Inventory;

(ix)                all other Goods and Fixtures;

(x)                 all Investment Property;

(xi)                 all Letters of Credit and Letter-of-Credit Rights;

(xii)               all Supporting Obligations;

(xiii)               all Commercial Tort Claims specifically described on Schedule 12 to the Perfection Certificate, as such schedule may be supplemented from time to time (it being understood such Schedule 12 shall be deemed supplemented by any reference to any Commercial Tort Claim (and the description thereof) contained in a Supplemental Perfection Certificate or pursuant to Section 4.04(e) of this Agreement);

(xiv)               all books and records pertaining to the Article 9 Collateral; and

(xv)               to the extent not otherwise included, all other personal property of such Grantor, whether tangible or intangible, and all Proceeds and products of any and all of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing.

Notwithstanding anything herein to the contrary, to the extent and for so long as any asset is an Excluded Asset, the Security Interest granted under this Section shall not attach to, and Article 9 Collateral shall not include, such asset (it being understood that the Security Interest shall immediately attach to, and Article 9 Collateral shall immediately include, any such asset (or any portion thereof) upon such asset (or such portion thereof) ceasing to be an Excluded Asset).

(b)                Each Grantor hereby irrevocably authorizes the Administrative Agent (and its designees) at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment to the Administrative Agent promptly upon request.

Exhibit C-16

The Administrative Agent (and each of its designees) is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

(c)                 The Security Interest and the security interest granted pursuant to Article III are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

SECTION 4.02.               Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent, for the benefit of the Secured Parties, that:

(a)                 Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant the Security Interest, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, or impair the priority of the Security Interest granted hereunder and Liens permitted by Section 6.02 of the Credit Agreement and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and except to the extent that failure to obtain such consent or approval could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is materially correct and complete as of the Effective Date. The Uniform Commercial Code financing statements (including fixture filings) or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedules 2(a) and (b) to the Perfection Certificate (or specified by notice from the Borrower to the Administrative Agent after the Effective Date in the case of filings, recordings or registrations required by Section 5.03 or Section 5.04 of the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights) that are required to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States of America (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. A Patent and Trademark Security Agreement in the form of Exhibit II hereto, and a Copyright Security Agreement in the form of Exhibit III hereto (such agreements being collectively referred to herein as the “IP Security Agreements”), in each case containing a description of the Article 9 Collateral consisting of United States issued Patents (and pending applications therefor), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights or exclusive Copyright Licenses, as applicable, and executed by each Grantor owning any such Article 9 Collateral, have been delivered to the Administrative Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of Patents, Trademarks, Copyrights and exclusive Copyright Licenses in which a security interest may be perfected by filing, recording or registration in the United States of America (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks, Copyrights and exclusive Copyright Licenses (or registration or recordation or application for registration or recordation thereof) acquired or developed after the Effective Date).

Exhibit C-17

(c)                The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement in the United States of America (or any political subdivision thereof) and its territories and possessions pursuant to the UCC and (iii) subject to the filings described in Section 4.02(b), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the applicable IP Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three-month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than (i) Liens permitted under Section 6.02 of the Credit Agreement that have priority as a matter of law and (ii) ABL Liens in respect of any of the Article 9 Collateral that constitutes ABL Priority Collateral pursuant to the terms of the Intercreditor Agreement.

(d)                Schedules 11(a), (b) and (c) to the Perfection Certificate set forth, as of the Effective Date, true and complete lists, with respect to each Grantor, of (i) all Patents that have been granted by and patent applications pending before the United States Patent and Trademark Office (“USPTO”), (ii) all Copyrights that have been registered with the United States Copyright Office, (iii) all Trademarks that have been registered with the USPTO and Trademarks for which United States registration applications are pending, and (v) all exclusive Copyright Licenses under which such Grantor is a licensee, in each case truly and completely specifying the name of the legal owner, title, type or mark, registration or application number, expiration date (if already registered) or filing date, a brief description thereof and, if applicable, the licensee and licensor.

(e)                 Schedule 12 to the Perfection Certificate sets forth, as of the Effective Date, a true and complete list, with respect to each Grantor, of each Commercial Tort Claim in respect of which a complaint or a counterclaim has been filed by such Grantor, seeking damages in an amount reasonably estimated to exceed $5,000,000, including a summary description of such claim.

Exhibit C-18

SECTION 4.03.               Covenants.

(a)                 Each Grantor shall, at its own expense, take any and all actions commercially reasonable to defend title to the Article 9 Collateral against all Persons, except with respect to Article 9 Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of such Grantor’s business, and to defend the Security Interest of the Administrative Agent in Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 6.02 of the Credit Agreement.

(b)                Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments, financing statements, agreements and documents and take all such other actions as the Administrative Agent may from time to time reasonably request to the extent otherwise required hereunder to assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing and recording of any financing statements (including fixture filings) or other documents in connection herewith or therewith to the extent required hereunder.

(c)                 The Administrative Agent and such Persons as the Administrative Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, subject to the limitation on inspection rights and reimbursement obligations in the Credit Agreement, to inspect the Article 9 Collateral all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants and to verify under reasonable procedures, in accordance with Section 5.09 of the Credit Agreement, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third party, by contacting, after the occurrence and during the continuance of an Event of Default, Account Debtors or the third party possessing such Article 9 Collateral for the purpose of making such a verification. The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party (it being acknowledged that such Secured Party may be subject to confidentiality obligations with respect to such information, including pursuant to Section 9.12 of the Credit Agreement).

(d)                Upon the occurrence and during the continuance of an Event of Default, at its option, the Administrative Agent may discharge past due Taxes, assessments, charges, fees and Liens at any time levied or placed on the Article 9 Collateral that are not permitted pursuant to the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by this Agreement or the other Loan Documents, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any payment made or any documented expense incurred by the Administrative Agent pursuant to the foregoing authorization, provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees and Liens and maintenance as set forth herein or in the other Loan Documents.

(e)                 Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

Exhibit C-19

(f)                  None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession of the Article 9 Collateral owned by it, except that unless and until the Administrative Agent shall notify the Grantors that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral (which notice may be given by telephone to a Responsible Officer of such Grantor and deemed received concurrently, if such notice is promptly confirmed in writing), the Grantors may possess, use and dispose of the Article 9 Collateral in any manner not in violation of the provisions of this Agreement and the other Loan Documents.

(g)                None of the Grantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business and consistent with its current practices or in accordance with such prudent and standard practice used in industries that are the same as or similar to those in which such Grantor is engaged as determined by Grantor in good faith.

(h)                The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to their assets in accordance with the requirements set forth in Section 5.08 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. Upon the occurrence and during the continuance of an Event of Default, in the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable and documented attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.

SECTION 4.04.               Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)                 Tangible Chattel Paper. If any Grantor shall at any time hold or acquire any Tangible Chattel Paper that is owed to such Grantor by any Person other than the Borrower or any of its Subsidiaries (other than any Tangible Chattel Paper, with a value of less than $5,000,000 individually), such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(b)                Deposit Accounts. Subject to the authority of the Administrative Agent under the last paragraph of the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement and Section 5.21 of the Credit Agreement, each Grantor shall within 90 days (as such period may be extended in Administrative Agent’s sole discretion) after the Effective Date execute and deliver, and cause each relevant depository institution to execute and deliver, to the Administrative Agent a Control Agreement for each Deposit Account of such Grantor maintained on the Effective Date that is not an Excluded Account. Subject to the authority of the Administrative Agent under the last paragraph of the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement and Section 5.21 of the Credit Agreement, before opening or replacing any Deposit Account (other than an Excluded Account), each Grantor shall cause each bank or financial institution in which it seeks to open any such Deposit Account, to enter into a Control Agreement with the Administrative Agent in order to give the Administrative Agent Control of such Deposit Account. The Administrative Agent agrees with each Grantor that the Administrative Agent shall not give any instructions pursuant to any Control Agreement or withhold any withdrawal rights from any Grantor unless an Event of Default has occurred and is continuing. The provisions of this paragraph shall not apply to the Excluded Accounts.

Exhibit C-20

(c)                 Investment Property. Except to the extent otherwise provided in Article III, if any Grantor shall at any time hold or acquire any certificated securities required to be pledged hereunder, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank in accordance with the terms and timing set forth in Section 3.02. Subject to the authority of the Administrative Agent under the last paragraph of the term “Collateral and Guarantee Requirement” in the Credit Agreement and Section 5.21 of the Credit Agreement, each Grantor shall within 90 days (as such period may be extended in Administrative Agent’s sole discretion) after the Effective Date execute and deliver, and cause each relevant securities intermediary, commodity intermediary or financial institution to execute and deliver, to the Administrative Agent a Control Agreement for each Securities Account or Commodity Account of such Grantor maintained on the Effective Date that is not an Excluded Account. Subject to the authority of the Administrative Agent under the last paragraph of the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement and Section 5.21 of the Credit Agreement, before opening or replacing any Securities Account or Commodity Account (other than an Excluded Account), each Grantor shall cause each securities intermediary, commodity intermediary or financial institution in which it seeks to open any such Securities Account or Commodity Account, to enter into a Control Agreement with the Administrative Agent in order to give the Administrative Agent Control of such Securities Account or Commodity Account. The Administrative Agent agrees with each of the Grantors that the Administrative Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing. The provisions of this paragraph shall not apply to the Excluded Accounts.

(d)                 Letter-of-Credit Rights. In the event the Perfection Certificate or any Supplement shall set forth any Letter of Credit Right having an aggregate value or face amount in excess of $5,000,000 that is not a Supporting Obligation with respect to any of the Collateral, the applicable Grantor, at the request and option of the Administrative Agent, shall, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under such letter of credit or (ii) use commercially reasonable efforts to arrange for the Administrative Agent to become the transferee beneficiary of such letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred and is continuing.

Exhibit C-21

(e)                 Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim where such Grantor estimates it is entitled to seek damages in an amount reasonably estimated to exceed $5,000,000, such Grantor shall, on or before the next Quarterly Update Date following acquisition thereof, notify the Administrative Agent in writing signed by such Grantor of the brief details thereof and grant to the Administrative Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 4.05.               Covenants Regarding Patent, Trademark and Copyright Collateral.

(a)                 To the extent deemed prudent business conduct as determined in good faith by Grantor, each Grantor agrees that it will use commercially reasonable efforts not to do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent material to the conduct of the business of the Borrower and the Subsidiaries, for so long as such Patent remains material to the conduct of the business of the Borrower and the Subsidiaries, may become invalidated or dedicated to the public (except as a result of expiration of such Patent at the end of its statutory term), and agrees that it shall continue to mark any products covered by any such Patent with the relevant patent number as necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b)                To the extent deemed prudent business conduct as determined in good faith by Grantor, each Grantor (either itself or through its licensees or its sublicensees) will use commercially reasonable efforts, for each Trademark material to the conduct of the business of the Borrower and the Subsidiaries, for so long as such Trademark remains material to the conduct of the business of the Borrower and the Subsidiaries,(i) to maintain such Trademark in full force free from any valid claim of abandonment or invalidity for non-use, (ii) to maintain the quality of products and services offered under such Trademark, (iii) if registered, to display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its rights under applicable law and (iv) to not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c)                 To the extent deemed prudent business conduct as determined in good faith by Grantor, each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright material to the conduct of the business of the Borrower and the Subsidiaries, for so long as such Copyright remains material to the conduct of the business of the Borrower and the Subsidiaries, use commercially reasonable efforts to continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its rights under applicable copyright laws.

(d)                To the extent reasonably likely to cause a Materially Adverse Effect, each Grantor shall notify the Administrative Agent promptly if it knows that any Patent, Trademark or Copyright material to the conduct of the business of the Borrower and the Subsidiaries may become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any such Patent, Trademark or Copyright its right to register the same or its right to keep and maintain the same.

(e)                 To the extent deemed prudent business conduct as determined in good faith by Grantor, each Grantor will take all commercially reasonable steps that are consistent with its current practice (i) in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States of America or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and (ii) to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, for so long as such Patent, Trademark or Copyright remains material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with such Grantor’s reasonable judgment, to initiate opposition, interference and cancelation proceedings against third parties.

Exhibit C-22

(f)                  Upon the occurrence and during the continuance of an Event of Default, each Grantor shall, upon request of the Administrative Agent, use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each License under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Administrative Agent or its designee.

(g)                If any Grantor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property or (ii) become entitled to the benefit of any additional Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property, or any improvement on any Intellectual Property, or if any intent-to use trademark application is no longer subject to clause (i) of the definition of Excluded Asset, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Article 9 Collateral as if such would have constituted Article 9 Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Grantor shall on or before the next Quarterly Update Date following acquisition thereof, provide to the Administrative Agent written notice of any of the foregoing that constitutes after acquired Patents, Trademarks or Copyrights and confirm the attachment of the Lien and security interest created by this Agreement to such intellectual property by execution of an instrument in form reasonably acceptable to the Administrative Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Administrative Agent’s security interest in such Article 9 Collateral. Further, each Grantor authorizes the Administrative Agent to modify this Agreement by amending Schedules 11(a), 11(b), 11(c) and/or 11(d) to the Perfection Certificate to include any Article 9 Collateral of such Grantor acquired or arising after the date hereof.

ARTICLE V

Remedies

SECTION 5.01.               Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, license, sublicense, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Administrative Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located, to the extent permitted by law, for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the UCC or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors 10 days prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof, the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled, subject to Section 5.02, to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of this Section shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

Exhibit C-23

SECTION 5.02.               Application of Proceeds. Subject to the terms of the Intercreditor Agreement, the Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the reasonable and documented fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document and all reasonable and documented fees payable to the Administrative Agent pursuant to any Loan Document;

SECOND, to payment of that portion of the Secured Obligations constituting reasonable and documented fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable and documented attorneys’ fees and disbursements and amounts payable under Sections 2.13, 2.14 and 2.15 of the Credit Agreement), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

THIRD, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

FOURTH, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

FIFTH, to payment of all other Secured Obligations then owing to any Secured Party, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them; and

SIXTH, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

Exhibit C-24

SECTION 5.03.               Grant of License to Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under Article V of this Agreement and other Security Documents at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies (including after the commencement of any bankruptcy, insolvency, receivership or other similar proceeding), each Grantor hereby grants to the Administrative Agent an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to the Grantors) to use, exploit, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all Intellectual Property and the right to sue for infringement of the Intellectual Property. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default, provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default. For the avoidance of doubt, the grant to the Administrative Agent of the rights pursuant to Sections 5.01 and 5.03 shall not be terminated or otherwise affected or impaired by the termination of any licensing agreement relating to the license of any Intellectual Property by a Grantor to another Subsidiary relating to the license of any Intellectual Property by a Grantor to another Subsidiary.

SECTION 5.04.               Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable blue sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, blue sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral in a commercially reasonable manner, at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

Exhibit C-25

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01.               Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment in respect of any Secured Obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Collateral Document to satisfy in whole or in part any Secured Obligation, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02.               Contribution and Subrogation. Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor (other than the Borrower) hereunder in respect of any Secured Obligation or assets of any other Grantor (other than the Borrower) shall be sold pursuant to any Collateral Document to satisfy any Secured Obligation and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date of such calculation and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date of such calculation. Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall (subject to Section 6.03) be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment. For the avoidance of doubt, upon the release of any Loan Party from the Secured Obligations pursuant to the Credit Agreement, all rights of any Claiming Loan Party hereunder (and to contribution under applicable law or in equity), against such released Loan Party shall automatically and without any action terminate.

SECTION 6.03.               Subordination.

(a)                 Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of the Guarantors and Grantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Secured Obligations. No failure on the part of the Borrower or any other Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

(b)                Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to, or to it by, any other Guarantor, Grantor or any other Subsidiary shall be fully subordinated to the payment in full in cash of the Secured Obligations.

ARTICLE VII

Miscellaneous

SECTION 7.01.               Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given in the manner provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Loan Party shall be given to it in care of the Borrower in the manner provided in Section 9.01 of the Credit Agreement.

Exhibit C-26

SECTION 7.02.               Waivers; Amendment.

(a)                 No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b)                Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement; provided that the Administrative Agent may without the consent of any Secured Party consent to a departure by any Loan Party from any covenant of such Loan Party set forth herein or in any other Collateral Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement.

(c)                 This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.03.               Administrative Agent’s Fees and Expenses; Indemnification.

(a)                 The Guarantors and Grantors jointly and severally agree to reimburse the Administrative Agent for its reasonable and documented fees and expenses incurred hereunder as provided in Section 9.03(a) of the Credit Agreement; provided that each reference therein to “the Borrower” shall be deemed to be a reference to “the Guarantors and Grantors”.

(b)                The Guarantors and Grantors that are not a party to the Credit Agreement, jointly and severally agree to indemnify and hold harmless each Indemnitee as provided in Section 9.03(b) of the Credit Agreement as if each reference in such Section to “the Borrower” were a reference to “the Guarantors and Grantors” and with the same force and effect as if such Guarantors and Grantors were parties to the Credit Agreement.

(c)                 Any amounts payable as provided in paragraph (a) or (b) of this Section shall be additional Secured Obligations secured hereby and by the other Collateral Documents. All amounts due under paragraph (a) or (b) of this Section shall be payable not later than ten (10) days after written demand therefor.

Exhibit C-27

(d)                To the extent permitted by applicable law, no Grantor shall assert, or permit any of its subsidiaries to assert, and each Grantor hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

SECTION 7.04.               Survival. All covenants, agreements, representations and warranties made by the Loan Parties in (i) the Loan Documents and (ii) in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent, the Arrangers and the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such person or on its behalf and notwithstanding that the Administrative Agent, any Arranger and any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any reasonable and documented fee or any other amount payable under the Credit Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 7.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated by the Loan Documents, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 7.05.               Counterparts; Effectiveness; Successors and Assigns; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (and any attempted assignment or transfer by any Loan Party shall be null and void), except as expressly contemplated by this Agreement or the Credit Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written relating to the subject matter hereof.

SECTION 7.06.               Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7.07.               Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Loan Party against any of and all the obligations then due of such Loan Party now or hereafter existing under this Agreement held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Secured Party shall notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

Exhibit C-28

SECTION 7.08.               Governing Law; Jurisdiction; Consent to Service of Process.

(a)                 This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the Borrower and each other Loan Party hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or each Loan Party or any of its properties in the courts of any jurisdiction.

(c)                 Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the Loan Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

SECTION 7.09.               WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Exhibit C-29

SECTION 7.10.               Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 7.11.               Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest, the grant of the security interest in the Pledged Collateral and all obligations of each Loan Party hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment to or waiver of, or any consent to any departure from, the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral securing, or any release or amendment to or waiver of, or any consent to any departure from, any guarantee of, all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party in respect of the Secured Obligations or this Agreement.

SECTION 7.12.               Termination or Release.

(a)                 This Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate and be released when all the Secured Obligations (other than contingent or indemnity obligations for which no claim has been made) have been paid in full in cash and the Lenders have no further commitment to lend under the Credit Agreement.

(b)                The Guarantees made herein, the Security Interest and all other security interests granted hereby shall also terminate and be released at the time or times and in the manner set forth hereunder and in the Credit Agreement.

(c)                 In connection with any termination or release pursuant to paragraph (a) or (b) of this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents by the Administrative Agent pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 7.13.               Additional Guarantors. Pursuant to the Credit Agreement, certain Subsidiaries of the Borrower not a party hereto on the Effective Date are required to enter in this Agreement. Upon the execution and delivery by the Administrative Agent and any such Subsidiary of a Supplement, such Subsidiary shall become a Guarantor and a Grantor hereunder, with the same force and effect as if originally named as such herein. The execution and delivery of any Supplement shall not require the consent of any other Loan Party. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

Exhibit C-30

SECTION 7.14.               Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor which appointment is irrevocable and coupled with an interest, and pursuant thereto the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor: (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; and (i) to otherwise carry out the provisions of this Agreement and take any action and execute any instrument that the Administrative Agent may deem necessary for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their Related Parties shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

SECTION 7.15.               Certain Acknowledgments and Agreements. Each Loan Party not a party to the Credit Agreement hereby acknowledges the provisions of Section 2.15 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Loan Party were a party to the Credit Agreement.

ARTICLE VIII

Intercreditor Agreement

(a)                 Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

(b)                Notwithstanding anything herein to the contrary, for so long as the Discharge of ABL Obligations shall not have occurred and the ABL Collateral Documents shall require the delivery of possession or control to the ABL Agent of any ABL Priority Collateral, any covenant hereunder requiring (or any representation or warranty hereunder to the extent that it would have the effect of requiring) the delivery of possession or control (to the extent only one party can have control thereof) to the Administrative Agent of such ABL Priority Collateral shall be deemed to have been satisfied (or, in the case of any representation and warranty, shall be deemed to be true) if, prior to the Discharge of ABL Obligations, such possession or control shall have been delivered to the ABL Agent as bailee for the Administrative Agent pursuant to the terms of the Intercreditor Agreement; and for so long as the Discharge of ABL Obligations shall not have occurred, no Loan Party shall be required to take or omit to take any action affirmatively required by any of the provisions of any Loan Documents, or requested by the Administrative Agent, with respect to any ABL Priority Collateral if such action or inaction would be irreconcilably inconsistent with (A) any action or inaction affirmatively requested by the ABL Agent with respect to such ABL Priority Collateral or (B) any action or inaction affirmatively required by any of the provisions of the ABL Loan Documents with respect to such ABL Priority Collateral.

[Signature Pages Follow]

Exhibit C-31

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FOSSIL GROUP, INC.,

By:
Name:
Title:

FOSSIL STORES I, INC.,

By:
Name:
Title:

FOSSIL PARTNERS, L.P.,

By: Fossil Group, Inc.
Title: General Partner

By:
Name:
Title:

FOSSIL TRUST,
acting pursuant to the Agreement and Contract of Trust of Fossil Trust dated August 31, 1994

By:
Name:
Title:

[Signature Page to the Guarantee and Collateral Agreement]

FOSSIL INTERMEDIATE, INC.,

By:
Name:
Title:

FOSSIL HOLDINGS, LLC,

By:
Name:
Title:

FOSSIL INTERNATIONAL HOLDINGS, INC.,

By:
Name:
Title:

MISFIT, INC.,

By:
Name:
Title:

[Signature Page to the Guarantee and Collateral Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Signature Page to the Guarantee and Collateral Agreement]

SCHEDULE I

Loan Parties

Name of Entity
Fossil Group, Inc.
Misfit, Inc.
Fossil Stores I, Inc.
Fossil Intermediate, Inc.
Fossil Trust
Fossil Partners, L.P.

Exhibit I to

Guarantee and Collateral Agreement

SUPPLEMENT NO.      dated as of [               ] (this “Supplement”), to the Guarantee and Collateral Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among Fossil Group, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties from time to time party thereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.

A.       Reference is made to the Term Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and JPMCB, as Administrative Agent.

B.        Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement, as applicable.

C.       The Guarantors and Grantors have entered into the Collateral Agreement in order to induce the Lenders to make extensions of credit to the Borrower under the Credit Agreement. Section 7.13 of the Collateral Agreement provides that additional Subsidiaries may become Guarantors and Grantors under the Collateral Agreement by the execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor and Grantor under the Collateral Agreement in order to induce the Lenders to make additional extensions of credit under the Credit Agreement and as consideration for the maintenance of such extensions of credit previously made.

Accordingly, the Administrative Agent and the New Grantor agree as follows:

SECTION 1.       In accordance with Section 7.13 of the Collateral Agreement, the New Grantor by its signature below becomes a Guarantor and a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as such, and the New Grantor hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it in such capacities and (b) represents and warrants that the representations and warranties made by it in such capacities thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment or performance, as the case may be, in full of the Secured Obligations, does hereby grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of the New Grantor’s right, title and interest in, to and under the Collateral of the New Grantor. Each reference to a “Loan Party,” “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include the New Grantor. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2.       The New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.       This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when a counterpart hereof executed on behalf of the New Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent. Delivery of an executed counterpart of a signature page of this Supplement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4.       The New Grantor hereby represents and warrants that (a) Schedule I sets forth, as of the date hereof, the true and correct legal name of the New Grantor, its jurisdiction of organization and the location of its chief executive office, (b) Schedule II sets forth, as of the date hereof, a true and complete list of (i) all the Pledged Equity Interests owned by the New Grantor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by the New Grantor and (ii) all the Pledged Debt Securities owned by the New Grantor in an amount in excess of $5,000,000 and (c) Schedule III sets forth, as of the date hereof, a true and complete list of (i) all Copyrights that have been registered with the United States Copyright Office and that are owned by the New Grantor, (ii) all exclusive Copyright Licenses under which the New Grantor is a licensee, (iii) all Patents that have been granted by the United States Patent and Trademark Office and that are owned by the New Grantor and (iv) all Trademarks that have been registered with the United States Patent and Trademark Office and Trademarks for which United States registration applications are pending and that, in each case, are owned by the New Grantor, in each case truly and completely specifying the name of the registered owner, title, type or mark, registration or application number, expiration date (if already registered) or filing date, a brief description thereof and, if applicable, the licensee and licensor, (d) Schedule IV sets forth, as of the date hereof, each Commercial Tort Claim in respect of which a complaint or counterclaim has been filed by the New Grantor seeking damages in an reasonably estimated to exceed $5,000,000, including a summary description of such claim, (e) Schedule V sets forth, as of the date hereof, each Letter of Credit Right having an aggregate value or face amount in excess of $5,000,000 that is not a Supporting Obligation with respect to any of the Collateral and that is owned by the New Grantor, (f) Schedule VI sets forth, as of the date hereof, each Chattel Paper in excess of $5,000,000 held by such New Grantor and (g) Schedule VII sets forth as of the date hereof, each Deposit Account of the New Grantor indicating if it is an Excluded Account.

SECTION 5.       Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6.       This Supplement shall be construed in accordance with and governed by the law of the State of New York.

SECTION 7.       Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.       All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.

SECTION 9.       The New Grantor agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of counsel, incurred by it in connection with this Supplement, including the preparation, execution and delivery thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the New Grantor and the Administrative Agent have duly executed this Supplement as of the day and year first above written.

[NAME OF NEW GRANTOR],

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I

Loan Party	Jurisdiction of Organization	Form of Organization	Organizational Identification Number (if required on the applicable UCC-1 financing statement)	Federal Taxpayer Identification Number (if required on the applicable UCC-1 financing statement)	Chief Executive Office Address (including county)

SCHEDULE II

Pledged Equity Interests

Loan Party	Issuer	Type of Organization	Number of Shares Owned	Total Shares Outstanding	Percentage of Interest Pledged	Certificate No. (if uncertificated, please indicate so)

Pledged Debt Securities Valued in Excess of $5,000,000

Loan Party	Account Debtor	Type of Instrument	Outstanding Principal Amount

SCHEDULE III

[Registered] Intellectual Property

SCHEDULE IV

Commercial Tort Claims Valued in Excess of $5,000,000

SCHEDULE V

Letter of Credit Rights

Issuer	Beneficiary	Principal Amount	Date of Issuance	Maturity Date	Subject to Control Requirement [Yes/No]

SCHEDULE VI

Chattel Paper Valued in Excess of $5,000,000

SCHEDULE VII

Deposit Accounts

Owner	Type Of Account[1]	Bank	Account Numbers	Subject to control agreement or blocked accounts agreement? [Yes/No]	Reason for Exclusion from Control Requirement

[1]	Concentration account, local store depository account, payroll account or account to pay taxes, etc.

Exhibit II to

Guarantee and Collateral Agreement

[FORM OF] PATENT AND TRADEMARK SECURITY AGREEMENT dated as of [          ] (this “Agreement”), among Fossil Group, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to (a) the Term Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and JPMCB, as Administrative Agent, and (b) the Guarantee and Collateral Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the other Loan Parties from time to time party thereto and JPMCB, as Administrative Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Loan Parties party hereto are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1.       Terms. Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable. The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2.       Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Patent and Trademark Collateral”):

(a)       (i) all patents of the United States of America or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for patents of the United States of America or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar office in any other country, including those listed on Schedule I, and (ii) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions or designs disclosed or claimed therein, including the right to make, use and/or sell the inventions or designs disclosed or claimed therein; and

(b)       (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, domain names, other source or business identifiers, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States of America or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule II, (ii) all goodwill associated therewith or symbolized thereby and (iii) all other assets, rights and interests that uniquely reflect or embody such goodwill.

Notwithstanding the foregoing in no event shall Patent and Trademark Collateral include “intent-to-use” trademark or service mark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto.

SECTION 3.       Collateral Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Patent and Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4.       Miscellaneous.

(a)            Counterparts; Integration. This Agreement shall constitute a Loan Document. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(b)           Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(c)	Governing Law; Jurisdiction; Consent to Service of Process.

(i)              This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(ii)             Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or each Loan Party or any of its properties in the courts of any jurisdiction.

(iii)            Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c)(ii) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iv)            Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.01 of the Collateral Agreement. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

(d)            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(e)            Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FOSSIL GROUP, INC.,

By:
Name:
Title:

[NAME OF GRANTOR],

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I

Patents Owned by [Name of Grantor]1

U.S. Patent Registrations2

Registered Owner	Title of Patent	Type	Registration Number	Issue Date	Expiration

U.S. Patent Applications3

Registered Owner	Title of Patent	Type	Application Number	Date Filed

Make a separate page of Schedule III for each Grantor and state if no Patents are owned.

List in numerical order by Registration No.

List in numerical order by Application No.

SCHEDULE II

Trademarks Owned by [Name of Grantor]1

U.S. Trademark Registrations2

Mark	Registration No.	Expiration Date

U.S. Trademark Applications

Mark	Application No.	Filing Date

Make a separate page of Schedule III for each Grantor and state if no Trademarks/trade names are owned.

List in numerical order by Registration No.

Exhibit III to
Guarantee and Collateral Agreement

[FORM OF] COPYRIGHT SECURITY AGREEMENT dated as of [            ] (this “Agreement”), among Fossil Group, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to (a) the Term Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and JPMCB, as Administrative Agent, and (b) the Guarantee and Collateral Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the other Loan Parties from time to time party thereto and JPMCB, as Administrative Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Loan Parties party hereto are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1.       Terms. Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable. The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2.       Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Copyright Collateral”):

(a)       (i) all copyright rights in any work subject to the copyright laws of the United States of America or any other country, whether as author, assignee, transferee, exclusive licensee or otherwise, and (ii) all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations, recordings and applications in the United States Copyright Office or any similar office in any other country, including those listed on Schedule I; and

(b)       all exclusive Copyright Licenses under which any Grantor is a licensee, including those listed on Schedule I.

SECTION 3.       Collateral Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

III-1

SECTION 4.       Miscellaneous.

(a)       Counterparts; Integration. This Agreement shall constitute a Loan Document. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(b)        Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(c)       Governing Law; Jurisdiction; Consent to Service of Process.

(i)              This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(ii)             Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or each Loan Party or any of its properties in the courts of any jurisdiction.

(iii)            Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c)(ii) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iv)            Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.01 of the Collateral Agreement. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

III-2

(d)       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(e)       Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

[Signature Pages Follow]

III-3

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FOSSIL GROUP, INC.,

By:
Name:
Title:

[NAME OF GRANTOR],

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

III-4

SCHEDULE I

Copyrights

Registered Owner	Title	Registration Number	Expiration Date

Copyright Applications

Registered Owner	Title	Application Number	Date Filed

Exclusive Copyright Licenses

Licensee	Licensor	Title	Copyright Number	Expiration Date

EXHIBIT D

[FORM OF] COMPLIANCE CERTIFICATE

[The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Borrower under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.]

To: The Lenders party to the Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Term Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fossil Group, Inc., a Delaware corporation (“Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES IN HIS CAPACITY AS AN OFFICER OF BORROWER AND NOT IN HIS INDIVIDUAL CAPACITY, ON BEHALF OF BORROWER, THAT TO HIS KNOWLEDGE AFTER DUE INQUIRY:

1.       I am the duly elected [                   ]1 of Borrower.

2.       [Attached as Schedule I hereto are the consolidated financial statements required by Section 5.01(a) of the Credit Agreement as of the end of and for the Fiscal Year ended [ ], setting forth in each case in comparative form the figures for the prior Fiscal Year (including a report containing management’s discussion and analysis of such financial statements), all audited by and accompanied by the opinion of an independent registered public accounting firm of recognized national standing required by Section 5.01(a) of the Credit Agreement.] [or] [The consolidated financial statements required by Section 5.01(a) of the Credit Agreement as the end of and for the Fiscal Year ended [ ], setting forth in each case in comparative form the figures for the prior Fiscal Year (including a report containing management’s discussion and analysis of such financial statements), all audited by and accompanied by the opinion of an independent registered public accounting firm of recognized national standing required by Section 5.01(a) of the Credit Agreement have been filed with the SEC and are available on the website of the SEC at http://www.sec.gov.]

[or]

[Attached as Schedule I hereto are the consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the Fiscal Quarter ended [ ] and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year (including a report containing management’s discussion and analysis of such financial statements).] [or] [The consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the Fiscal Quarter ended [ ] and the then elapsed portion of the Fiscal Year (including a report containing management’s discussion and analysis of such financial statements) have been filed with the SEC and are available on the website of the SEC at http://www.sec.gov ]. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Borrower and its consolidated Subsidiaries as of the end of and for such Fiscal Quarter and such portion of the Fiscal Year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.]

[1]	To be completed by any of the chief financial officer, chief accounting officer, principal accounting officer, treasurer, assistant treasurer or controller.

Exhibit D-5

3.       I have reviewed the terms of the Credit Agreement, and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

4.       The examinations described in paragraph 3 did not disclose, and I have no knowledge of [, in each case except as set forth below,] (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the consolidated balance sheet of Borrower most recently theretofore delivered under Section 5.01(a) or (b) of the Credit Agreement (or, prior to the first such delivery, referred to in Section 3.04 of the Credit Agreement) that has had, or could have, a significant effect on the calculation of the Total Leverage Ratio.

5.       Schedule II hereto sets forth financial data and computations evidencing the Total Leverage Ratio and Liquidity, all of which data and computations are true, complete and correct.

6.       [With respect to any Unrestricted Subsidiary of Borrower, Schedule III hereto sets forth the balance sheet as of the end of, and statements of operations for, the period specified in Section 2 hereof, prepared in accordance with GAAP.]2

7.       [Enclosed with this Compliance Certificate is a completed Supplemental Perfection Certificate required by Section 5.01(d) of the Credit Agreement.]3

8.       All notices required under Sections 5.02 through 5.04 of the Credit Agreement have been provided.

Described below are the exceptions, if any, to paragraph 4 by listing (i) the nature of each Default, the period during which it has existed and the action which the Borrower has taken, is taking, or propose to take with respect to each such Default or (ii) any change in GAAP or the application thereof and the effect of such change on the calculation of the Total Leverage Ratio:

[2]	Include only for any period during which there exists an Unrestricted Subsidiary.

[3]	Include only in the case of a Compliance Certificate accompanying annual financial statements.

Exhibit D-6

The foregoing certifications, together with the computations set forth in Schedule II hereto, are made solely in the capacity of the undersigned as an officer of Borrower, and not individually, and delivered this day of , 20[ ].

FOSSIL GROUP, INC., as Borrower

By:
Name:
Title:

Exhibit D-7

SCHEDULE II

As of [ ] and for the period of four consecutive Fiscal Quarters of
Borrower most recently ended on or prior to such date:

1.	Consolidated Net Income: (i)-(ii) =	$[ , , ]

(i)	the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis, without duplication, in accordance with GAAP:	$[ , , ]

(ii)[1]	To the extent included in net income referred to in (i):

(a)	the net income (or loss) of any Person (other than the Borrower) that is not a Restricted Subsidiary except to the extent such net income is actually paid in cash to the Borrower or any of its Restricted Subsidiaries by dividend or other distribution during such period:	$[ , , ]

(b)	the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or any of its Restricted Subsidiaries or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries except to the extent included pursuant to the foregoing clause (a):	$[ , , ]

(c)	the net income (if positive), of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary to the Borrower or any of its Restricted Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions:	$[ , , ]

2.	Consolidated EBITDA:[2] (i)+(ii)-(iii) =	$[___,___,___]

(i)	Consolidated Net Income for such period:	$[___,___,___]

(ii)[3]	(a)	income and franchise tax expense during such period:	$[___,___,___]

[1]	Items to be set forth without duplication.

[2]	Consolidated EBITDA shall be calculated on a consolidated basis, without duplication, for the Borrower and its Restricted Subsidiaries in accordance with GAAP.

Exhibit D-1

(b)	interest expense (including, without limitation, interest expense attributable to Capital Leases Obligations and Synthetic Lease Obligations and all net payment obligations pursuant to interest Swap Obligations):	$[___,___,___]

(c)	amortization, depreciation and other non-cash charges for such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future):	$[___,___,___]

(d)	the amount of premium payments paid by the Borrower or its Restricted Subsidiaries, and charges in respect of unamortized fees and expenses, in each case associated with the repayment of Indebtedness:	$[___,___,___]

(e)	expenses relating to stock-based compensation plans resulting from the application of Financial Accounting Standards Board Statement No. 123R:	$[___,___,___]

(f)	one time restructuring charges and reserves:	$[___,___,___]

(iii)[4]	interest income for such period:	$[___,___,___]

3.	Total Indebtedness: The excess of (A) (i.e. (i)+(ii)+(iii)) over (B) =	$[ , , ]

(A)	(i)	aggregate principal amount of Indebtedness of Borrower and the Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP:[5]	$[ , , ]

(ii)	aggregate amount of Capital Lease Obligations and Synthetic Lease Obligations of Borrower and the Restricted Subsidiaries outstanding as of such date, determined on a consolidated basis:	$[ , , ]

[3]	Items to be set forth without duplication and to the extent deducted in determining Consolidated Net Income.

[4]	Item to be set forth without duplication.

[5]	But without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a) of the Credit Agreement, or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness.

(iii)	aggregate obligations of Borrower and the Restricted Subsidiaries as an account party in respect of drawn letters of credit or letters of guaranty, other than contingent obligations in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness:	$[ , , ]

(B)	the lesser of (x) $100,000,000 and (y) the aggregate amount of unrestricted cash and cash equivalents of Borrower and its Restricted Subsidiaries that would be reflected on a consolidated balance sheet of Borrower in accordance with GAAP on such date (other than the cash proceeds of any Indebtedness being incurred on such date):	$[ , , ]

4.	Total Leverage Ratio: (i)/(ii)	[ ] to [ ]

(i)	Total Indebtedness as of such date:	$[ , , ]

(ii)	Consolidated EBITDA for such period:	$[ , , ]

As of [End of First Month]:

5.	Liquidity: (i)+(ii) =	$[ , , ]

(i)	unrestricted cash and Cash Equivalents of the Loan Parties:	$[ , , ]

(ii)	Availability (as defined, and as each term below is defined, in the ABL Credit Agreement): (a)-(b) =	$[ , , ]

(a)	Line Cap:	$[ , , ]

(b)	total Credit Exposure of all Lenders:	$[ , , ]

As of [End of Second Month]:

6.	Liquidity: (i)+(ii) =	$[ , , ]

(i)	unrestricted cash and Cash Equivalents of the Loan Parties:	$[ , , ]

(ii)	Availability (as defined, and as each term below is defined, in the ABL Credit Agreement): (a)-(b) =	$[ , , ]

(a)	Line Cap:	$[ , , ]

(b)	total Credit Exposure of all Lenders:	$[ , , ]

As of [End of Third Month]:

7.	Liquidity: (i)+(ii) =	$[ , , ]

(i)	unrestricted cash and Cash Equivalents of the Loan Parties:	$[ , , ]

(ii)	Availability (as defined, and as each term below is defined, in the ABL Credit Agreement): (a)-(b) =	$[ , , ]

(a)	Line Cap:	$[ , , ]

(b)	total Credit Exposure of all Lenders:	$[ , , ]

SCHEDULE III

[Financial Statements Required by Section 6 of the Compliance Certificate]

EXHIBIT E

[FORM OF] INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.
    as Administrative Agent

Loan and Agency Services

2200 Ross Ave, Floor 03

Dallas, TX 75201

Attention: Greg Martin

[Date]

Ladies and Gentlemen:

Reference is made to the Term Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fossil Group, Inc., a Delaware corporation (“Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes an Interest Election Request and the Borrower hereby gives you notice, pursuant to Section 2.05 of the Credit Agreement, that it requests the conversion or continuation of a Borrowing under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to such Borrowing and each resulting Borrowing:

1	Borrowing to which this request applies

Principal Amount:
Type:[1]
Interest Period:[2]

2.	Effective date of this election:[3]

3.	Resulting Borrowing[s][4]

[1]	Specify whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing.

[2]	Applicable only if the Borrowing to which this request applies is a Eurodollar Borrowing.

[3]	Must be a Business Day.

[4]	If different options are being elected with respect to different portions of the Borrowing specified in item 1 above, provide the information required by this item 3 for each resulting Borrowing. Each resulting Borrowing shall be in an aggregate amount that is an integral multiple of, and not less than, the amount specified for a Borrowing of such Class and Type in Section 2.02(c) of the Credit Agreement.

Exhibit E-1

Principal Amount:[5]
Type:[6]
Interest Period:7

Very truly yours,

FOSSIL GROUP, INC., as Borrower
By:
Name:
Title:

[5]	Indicate the principal amount of the resulting Borrowing and the percentage of the Borrowing in item 1 above.

[6]	Specify whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing.

[7]	Applicable only if the resulting Borrowing is to be a Eurodollar Borrowing. Shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months’ (or, if agreed to by each Lender participating in such Borrowing, twelve months’ or any shorter period) duration. Cannot extend beyond the Maturity Date applicable to such Borrowing. If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Exhibit E-2

EXHIBIT F

[FORM OF] PERFECTION CERTIFICATE

PERFECTION CERTIFICATE

Reference is made to (a) the Credit Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Fossil Group, Inc., a Delaware corporation (the “Company”), Fossil Partners, L.P., a Texas limited partnership (“Fossil Partners”) and each of the other U.S. Subsidiary Borrowers from time to time party thereto (together with the Company and Fossil Partners, the “U.S. Borrowers”), Fossil Group Europe GmbH, a limited liability company organized under the laws of Switzerland (the “Swiss Borrower”), Fossil Asia Pacific Limited, a private limited liability company organized under the laws of Hong Kong (the “Hong Kong Borrower”), Fossil (Europe) GmbH, a limited liability company organized under the laws of Germany (the “German Borrower”), Fossil (UK) Limited, a private limited liability company organized under the laws of England and Wales (the “UK Borrower”) and Fossil Canada Inc., a corporation organized under the laws of New Brunswick (the “Canadian Grantor” or the “Canadian Borrower” and, together with the U.S. Borrowers, the Swiss Borrower, the Hong Kong Borrower, the German Borrower and the UK Borrower, the “Borrowers,” and each individually, a “Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent (in such capacity, the “ABL Administrative Agent”) and J.P. Morgan AG, as French Collateral Agent; (b) the Term Credit Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Credit Agreement” and together with the ABL Credit Agreement, the “Credit Agreements”), by and among the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A., as the administrative agent (in such capacity, the “Term Administrative Agent” and together with the ABL Administrative Agent, the “Administrative Agents”); (c) U.S. Security Agreement (as defined in the ABL Credit Agreement), dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Security Agreement”); (d) the Swiss Security Agreements (as defined in the ABL Credit Agreement), dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Swiss ABL Security Agreements”); (e) the Hong Kong Security Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Hong Kong ABL Security Agreement”); (f) the German Security Agreements (as defined in the ABL Credit Agreement), dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “German ABL Security Agreements”); (g) the UK Security Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “UK ABL Security Agreement”); (h) the Canadian Pledge and Security Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Canadian ABL Security Agreement” and together with the ABL Security Agreement, the Swiss ABL Security Agreements, the French ABL Security Agreements, the Hong Kong ABL Security Agreement, the German Security Agreements and the UK ABL Security Agreement, the “ABL Security Agreements”), and (i) the Guarantee and Collateral Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Security Agreement”, and together with the ABL Security Agreements, the “Security Agreements”), by and among the Company, the Term Administrative Agent and each of the subsidiaries of the Company party thereto.

Exhibit F-1

Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreements or the Security Agreements, as the context requires. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein or in the Credit Agreements or the Security Agreements; provided that, to the extent that the UCC is used to define any term used herein and if such term is defined differently in different Articles of the UCC, the definition contained in Article 9 of the UCC shall govern. Any term defined herein by reference to the UCC shall also have any extended, alternative or analogous meaning given to such term in the applicable PPSA and/or STA, in all cases for the extension, preservation or betterment of the security and rights of the Collateral.

The undersigned (a) authorized officers of each Borrower or Guarantor (as such terms are defined in the Term Credit Agreement, collectively, the “Term Grantors”) hereby certify to the Term Administrative Agent, and (b) authorized officers of each Borrower or Guarantor (as such terms are defined in the ABL Credit Agreement, collectively, the “ABL Grantors” and the ABL Grantors together with the Term Grantors, the “Grantors”) hereby certify to the ABL Administrative Agent, as follows:

1.              Names.

(a)               The exact legal name of each Grantor, as such name appears in its respective organizational documents and the type of organization of each Grantor is as listed in Schedule 1(a) attached hereto. Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Grantor that is a registered organization, the Federal Taxpayer Identification Number or other applicable identification number of each Grantor and the jurisdiction of formation of each Grantor. Each Grantor has qualified to do business in the states and other jurisdictions listed on Schedule 1(a).

(b)       Set forth in Schedule 1(b) attached hereto is each other name each Grantor has had or used on any filings with the Internal Revenue Service, the Swiss Federal Tax Administration, the Inland Revenue Department of Hong Kong, the German Revenue Agency, HM Revenue & Customs (United Kingdom) and the Canada Revenue Agency at any time within the past five years, together with the date of the relevant change.

(c)       Except as set forth in Schedule 1(c) attached hereto, no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, amalgamation, consolidations and acquisitions of all or substantially all of the assets of a Person or division, as well as any change in the form, nature or jurisdiction of organization or jurisdiction in which each Grantor is extra-provincially registered at any time within the five years preceding the date hereof. If any such change has occurred, include in Schedule 1(c) the information required by Section 1(a) of this certificate as to each acquiree or constituent party to a merger, amalgamation or consolidation, as applicable. Except as set forth in Schedule 1(c), no Grantor has changed its jurisdiction of organization at any time during the past six months.

Exhibit F-2

2.              Current Locations; Third Party Locations.

(a)       The chief executive office, registered office or principal place of business or domicile (with respect to the Canadian Borrower, as defined under the Quebec Civil Code), of each Grantor is located at the address set forth opposite its name in Schedule 2(a) attached hereto.

(b)       Set forth in Schedule 2(b) are all the locations where each Grantor maintains a place of business or any Collateral valued in excess of $5,000,000 or any books or records. Notwithstanding the foregoing, Schedule 2(b) sets forth each Canadian province or territory where each Grantor maintains Inventory or Equipment located in such province or territory with an aggregate fair value of at least $1,000,000.

(c)       Set forth in Schedule 2(c) hereto are the names and addresses of all other persons or entities other than each Grantor, such as lessees, consignees, warehousemen, bailees, freight forwarders, customs brokers, carriers or purchasers of chattel paper, which have possession or control or are intended to have possession or control of any Collateral valued in excess of $5,000,000 consisting of instruments, chattel paper, inventory, equipment or documents of title with respect to the foregoing.

3.              Unusual Transactions. Except as set forth on Schedule 3 hereto, all Accounts have been originated by the Grantors and all assets with a value in excess of $2,500,000 have been acquired in the ordinary course of business from a person in the business of selling goods of that kind.

4.             [RESERVED].

5.             Financing Statements and RH Forms (Quebec). Financing statements in substantially the form of Schedule 5 hereto have been prepared by counsel to the Administrative Agents (as applicable) in the appropriate form for filing in the proper Uniform Commercial Code, PPSA or RPMRR filing office, as applicable, in the jurisdiction in which each U.S. Grantor (as defined below) or the Canadian Grantor, as applicable, is organized (and in the case of each Canadian Grantor, each Canadian jurisdiction in which it maintains any Collateral and in the jurisdiction where it maintains its chief executive office), in each case as set forth with respect to such Grantor in Section 1(a) hereof.

6.              Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, the filing office in which such filing is to be made.

7.              [RESERVED].

8.              Stock Ownership and Other Equity Interests.

(a)               Attached hereto as Schedule 8(a) is a true and correct list of all the issued and outstanding Equity Interests of each Subsidiary of each Grantor and the record and beneficial owners of such Equity Interests, and the percentage ownership of each other equity investment held by each Grantor that represents 50% or more of the equity of the entity in which such investment was made.

Exhibit F-3

(b)               Set forth on Schedule 8(b) is each equity investment of each Grantor that represents 50% or less of the equity of the entity in which such investment was made.

(c)               Attached hereto as Schedule 8(c) is a true and correct organizational chart showing the ownership of the Company and all of its Subsidiaries.

9.              Debt Instruments. Except with respect to intercompany indebtedness, attached hereto as Schedule 9 is a true and correct list of all promissory notes, instruments, tangible chattel paper, electronic chattel paper and other evidence of indebtedness (other than checks to be deposited in the ordinary course of business) in a principal amount in excess of $5,000,000 (individually) held by each Grantor. All intercompany indebtedness owing by the Company and each Subsidiary of the Company to any Grantor as of the Closing Date in excess of $25,000,000 is evidenced by an intercompany note.

10.           [RESERVED].

11.           Intellectual Property.

(a)               Attached hereto as Schedule 11(a) is a schedule setting forth all of each Grantor’s Patents and Trademarks (each as defined in the ABL Security Agreement and/or the Term Security Agreement, as applicable) applied for or registered with the United States Patent and Trademark Office (the “USPTO”), the Swiss Federal Institute of Intellectual Property (Eidgenössisches Institut für Geistiges Eigentum) (the “Swiss IP Institute”), the Hong Kong Trade Mark Registry, the Design Registry and/or the Patents Registry of the Intellectual Property Department of Hong Kong (the “Hong Kong Intellectual Property Registries”), the German Patent and Trade Mark Office (Deutsches Patent- und Markenamt) (the “German IP Institute”), the Intellectual Property Office (United Kingdom) (“UK IPO”) or the Canadian Intellectual Property Office (the “CIPO”), and all Designs (as defined in the Canadian ABL Security Agreement) applied for or registered with the CIPO (but excluding intent-to-use Trademarks) (each as defined in the ABL Security Agreement and/or the Term Security Agreement, as applicable), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent, Trademark or Design owned by each Grantor.

(b)               Attached hereto as Schedule 11(b) is a schedule setting forth each Grantor’s United States registered Copyrights, Swiss registered Copyrights, Hong Kong registered Copyrights, German registered Copyrights, UK registered Copyrights and Canadian registered Copyrights (each as defined in the ABL Security Agreements and/or the Term Security Agreement, as applicable), including the name of the registered owner and the registration number of each registered Copyright owned by each Grantor.

(c)               Attached hereto as Schedule 11(c) is a schedule setting forth all Patent Licenses, Design Licenses, Trademark Licenses and Copyright Licenses recorded with the USPTO, the Swiss IP Institute, the Hong Kong Intellectual Property Registries, the German IP Office, the UK IPO and the CIPO, and whether or not recorded with United States Copyright Office (the “USCO”), as applicable, in connection with (i) the supply or sale of inventory or (ii) any other assets that are material to the operation of the business of any Grantor (other than commercially readily available software).

Exhibit F-4

(d)            Attached hereto as Schedule 11(d) in proper form for filing with the USPTO, the USCO, the Hong Kong Intellectual Property Registries, the UK IPO and the CIPO are filings with respect to the security interests in the registered United States, Swiss, Hong Kong, German, UK and Canadian Trademarks, Trademark Licenses, Designs, Design Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a), Schedule 11(b), and Schedule 11(c), including duly signed copies of each Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement or other IP Security Agreement (as defined in the ABL Security Agreements), as applicable.

12.           Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims in excess of $5,000,000 held by each U.S. Borrower and U.S. Guarantor (the U.S. Borrowers and the U.S. Guarantors, collectively, the “U.S. Grantors”), including a brief description thereof (which description shall include, without limitation, the names of the parties, the case number, the date of filing, the jurisdiction, the approximate amount in controversy, the current status and the nature of the claim).

13.            Real Property. Attached hereto as Schedule 13 is a list of all (i) real property owned by each U.S. Grantor and located in the United States as of the Closing Date with a fair market value equal to or greater than $10,000,000 and (ii) other information relating thereto required by such Schedule.

14.            Deposit Accounts, Securities Accounts and Commodity Accounts; Credit Card Processor Accounts/Contacts.

(a)               Attached hereto as Schedule 14(a) is a true and complete list of all Deposit Accounts, Securities Accounts, Futures Accounts and Commodity Accounts (each as defined in the ABL Security Agreement) maintained by each Grantor, including the name of each institution where each such account is held, the type of each such account (such as concentration account, local store depository account, payroll account or account to pay taxes), the name of each entity that holds each account and whether such account is required to be subject to a control agreement or blocked accounts agreement pursuant to the ABL Credit Agreement and, if not, the reason for exclusion.

(b)               Attached hereto as Schedule 14(b) is a true and complete list of all credit card settlement accounts maintained by each Grantor, including the name of the credit card processor, the name of each institution where each such account is held, the name of each such account and the account number.

(c)               Attached hereto as Schedule 14(c) is a true and complete list of all credit card clearinghouses and processors used by each Grantor, including the name of the credit card processor, the contact name, address, and electronic address.

15.           Letter-of-Credit Rights. Attached hereto as Schedule 15 is a true and correct list of all Letters of Credit issued in favor of any Grantor, as beneficiary thereunder, having an aggregate value or face amount in excess of $5,000,000.

Exhibit F-5

16.           Insurance. Attached hereto as Schedule 16 is a true and correct list of all insurance policies of the Grantors.

The Term Grantors acknowledge and agree that the Term Administrative Agent and each other Secured Party (as defined in the Term Credit Agreement) are relying on the information represented in this Perfection Certificate as an inducement to enter into the Term Credit Agreement and provide loans and other financial accommodations to or for the benefit of the Company, subject to the terms and conditions of the Term Credit Agreement. The ABL Grantors acknowledge and agree that the ABL Administrative Agent and each other Lender Party (as defined in the ABL Credit Agreement) are relying on the information represented in this Perfection Certificate as an inducement to enter into the ABL Credit Agreement and provide financial accommodations to or for the benefit of the borrowers party thereto, subject to the terms and conditions of the ABL Credit Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit F-6

IN WITNESS WHEREOF, the undersigned have duly executed this certificate as of the date first above written.

FOSSIL GROUP, INC.

By:
Name: Randy S. Hyne
Title: Vice President, General Counsel and Secretary

FOSSIL CANADA INC.

By:
Name: Randy S. Hyne
Title: Secretary

FOSSIL (EUROPE) GMBH

By:
Name: Wolfgang Thoeren
Title: Managing Director

By:
Name: Klaus Benz
Title: Managing Director

FOSSIL ASIA PACIFIC LIMITED

By:
Name: John O’Brien
Title: Director

By:
Name: Randy Belcher
Title: Director

Signature Page to Perfection Certificate

FOSSIL GROUP EUROPE GMBH

By:
Name: Martin Frey
Title: Managing Director

By:
Name: Wolfgang Thoeren
Title: Managing Director

FOSSIL (UK) LIMITED

By:
Name: Richard Collins
Title: Director

By:
Name: Antonio Nigro
Title: Director

FOSSIL PARTNERS, L.P.

By: Fossil Group, Inc., its General Partner

By:
Name: Randy S. Hyne
Title: Vice President, General Counsel and Secretary

Signature Page to Perfection Certificate

MISFIT, INC.

By:
Name: Randy S. Hyne
Title: Secretary

FOSSIL STORES I, INC.

By:
Name: Randy S. Hyne
Title: Secretary

FOSSIL INTERMEDIATE, INC.

By:
Name: Randy S. Hyne
Title: Secretary

FOSSIL TRUST, acting pursuant to the agreement and Contract of Trust of Fossil Trust dated, August 31, 1994

By:
Name: Randy S. Hyne
Title: Secretary

Signature Page to Perfection Certificate

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Organization	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer or other Identification Number	Jurisdiction of Formation/Organization	States/Jurisdictions Where Qualified to do Business

Schedule 1(b)

Other Legal Names

US Credit Party	Prior Name	Date of Change

Schedule 1(c)

Changes in Identity or Corporate Structure

US Credit Party	Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

Information required by Section 1(a) prior to effectiveness of the Action described above

Legal Name	Type of Organization	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer or other Identification Number	Jurisdiction of Formation/Organization	States/Jurisdictions Where Qualified to do Business

Change in Jurisdiction of Organization

Schedule 2(a)

Chief Executive Offices, Registered Offices, or Principal Place of Business or Domicile

UNITED STATES

Grantor	Address	County/City	State/Country

SWITZERLAND

Grantor	Address	County/City	State/Country

GERMANY

Grantor	Address	County/City	State/Country

HONG KONG

Grantor	Address	County/City	State/Country

UK

Grantor	Address	County/City	State/Country

CANADA

Grantor	Address	County/City	State/Country

Schedule 2(b)

Locations of Places of Business, Collateral and Books and Records

Legal Name; Jurisdiction of Organization; Taxpayer Identification Number; Registered Organization Number;

Mailing Address; Chief Executive Office and other Locations

Legal Name	Type of Entity	Registered Organizational Number	Federal Taxpayer Identification Number	Jurisdiction of Organization	Filing Office	Chief Executive Office and Other Locations

Other Locations:

Fossil Partners, L.P.

Location	Address	Zip Code	Description

Fossil Stores I, Inc. retail store locations:

Store No.	Location	Country	ACC/OUT/ WSIO	Address	Suite/Unit	City	State	Zip Code

Canada locations:

Store No.	Location	Country	ACC/OUT/ WSIO	Address	Suite/Unit	City	Province

Europe locations:

Store No.	Location	Country	ACC/ OUT/ WSIO	Address	Suite/Unit	City

Schedule 2(c)

Locations of Collateral in Possession of Persons Other Than Grantors

Company/ Subsidiary	Third Party/ Nature of Possession	Address	County/City	State or Province or Country

Schedule 3

Transactions Other Than in the Ordinary Course of Business

Schedule 5

Copy of Financing Statements and RH Forms (Quebec) To Be Filed

See attached.

Schedule 6

Filings/Filing Offices

U.S. Grantors:

Type of Filing	Entity	Applicable Collateral Document	Jurisdictions

Canadian Grantor:

Type of Filing	Entity	Applicable Collateral Document	Jurisdictions

Other Foreign Grantors:

Type of Filing	Entity	Applicable Collateral Document	Jurisdictions

Schedule 8(a)

Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate or Identifying No.	No. Shares/Interest	Percent Pledged

Schedule 8(b)

Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 8(c)

Corporate Organizational Chart

Schedule 9

Debt Instruments

1.       Promissory Notes:

2.       Chattel Paper:

3.       Bank guarantees:

Schedule 11(a)

Patents and Trademarks

(All owned by Fossil Group, Inc.)

[See attached.]

Schedule 11(b)

Copyrights

(All owned by Fossil Group, Inc.)

[See attached.]

Schedule 11(c)

Intellectual Property Licenses

All other Patent Licenses, Design Licenses and Trademark Licenses:

All Copyright Licenses:

Schedule 11(d)

Intellectual Property Filings

[See attached.]

Schedule 12

Commercial Tort Claims

Schedule 13

Real Property Owned by U.S. Grantors

Schedule 14(a)

Deposit Accounts, Securities Accounts, Futures Accounts and Commodity Accounts

U.S. Accounts

Grantor	Type of Account	Currency	Bank or Intermediary	Account Numbers	Subject to control/block agreement?

Non-U.S. Accounts

Grantor	Type of Account	Ccy	Bank or Intermediary	IBAN	Swift	Subject to control/block agreement?

Schedule 14(b)

Credit Card Settlement Accounts

Bank	Grantor	Account Description	Account No.

Schedule 14(c)

Credit Card Processor Contact Information

Credit Card Processor	Grantor	Types of Card	Contact Person	Address	E-mail

Schedule 15

Letter of Credit Rights

Schedule 16

Insurance

[See attached.]

EXHIBIT G

[FORM OF] SUPPLEMENTAL PERFECTION CERTIFICATE

Reference is made to (a) the Term Credit Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the banks, financial institutions and other institutional lenders and investors from time to time parties thereto, JPMorgan Chase Bank, N.A., as the administrative agent (in such capacity, the “Administrative Agent”) and (b) the Guarantee and Collateral Agreement, dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Borrower, the Administrative Agent and each of the subsidiaries of the Borrower party thereto. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Security Agreement as the context requires.

This Certificate is dated as of [ ], 20[ ] and is delivered pursuant to Section 5.01(d) of the Credit Agreement (this Certificate and each other Certificate heretofore delivered pursuant to Section 5.01(d) of the Credit Agreement being referred to as a “Supplemental Perfection Certificate”), and supplements the information set forth in the Perfection Certificate delivered on the Effective Date (as supplemented from time to time by the Supplemental Perfection Certificates delivered after Effective Date and prior to the date hereof, the “Prior Perfection Certificate”).

The undersigned authorized officers of each Grantor (as defined below) hereby certifies to the Administrative Agent, respectively, as follows:

SECTION 1. Names.

(a)       Except as listed in Schedule 1(a) attached hereto1 and made a part hereof, Schedule 1(a) to the Prior Perfection Certificate sets forth the exact legal name and jurisdiction of organization of the Borrower and each Guarantor (collectively, the “Grantors”), as such name appears in its respective Organizational Documents and the type of organization of each Grantor is as listed in Schedule 1(a) to the Prior Perfection Certificate.

SECTION 2. Current Locations; Third Party Locations.

(a)       Except as listed in Schedule 2(a) attached hereto2 and made a part hereof, Schedule 2(a) to the Prior Perfection Certificate sets forth the chief executive office, or principal place of business, of each Grantor is located at the address set forth opposite its name in Schedule 2(a) to the Prior Perfection Certificate.

[1]	Schedule 1(a) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 1(a) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[2]	Schedule 2(a) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 2(a) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

Exhibit G-1

(b)       Except as listed in Schedule 2(b) attached hereto3 and made a part hereof, Schedule 2(c) to the Prior Perfection Certificate sets forth all the locations where each Grantor maintains a place of business or any Collateral valued in excess of $10,000,000 or any books or records.

(c)       Except as set forth on Schedule 2(c) hereto4 and made part hereof Schedule 2(c) to the Prior Perfection Certificate sets forth the names and addresses of all other persons or entities other than each Grantor, such as lessees, consignees, warehousemen, bailees, freight forwarders, customs brokers, carriers or purchasers of chattel paper, which have possession or control or are intended to have possession or control of any Collateral valued in excess of $5,000,000 consisting of instruments, chattel paper, inventory, equipment or documents of title with respect to the foregoing.

SECTION 3. Unusual Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto5 and in Schedule 3 to the Prior Perfection Certificate, all Accounts have been originated by the Grantors and all assets with a value in excess of $2,500,000 have been acquired in the ordinary course of business from a person in the business of selling goods of that kind.

SECTION 4. [Reserved].

SECTION 5. Financing Statements. Except as listed in Schedule 5 attached hereto6 and made a part hereof, the financing statements in substantially the form of Schedule 5 hereto have been prepared by counsel to the Administrative Agents (as applicable) in the appropriate form for filing in the proper Uniform Commercial Code in the jurisdiction in which each Grantor is organized, in each case as set forth with respect to such Grantor in Section 2(b) hereof.

SECTION 6. Schedule of Filings. Except as listed in Schedule 6 attached hereto7 and made a part hereof, attached to the Prior Perfection Certificate as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, the filing office in which such filing is to be made.

[3]	Schedule 2(c) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 2(c) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[4]	Schedule 2(d) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 2(d) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[5]	Schedule 3 hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 3 to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[6]	Schedule 5 hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 5 to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[7]	Schedule 6 hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 6 to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

Exhibit G-2

SECTION 7. [Reserved.]

SECTION 8. Stock Ownership and Other Equity Interests.

(a)       Except as set forth on Schedule 8(a) hereto8 and made a part hereof, Schedule 8(a) to the Prior Perfection Certificate sets forth a true and correct list of all the issued and outstanding Capital Stock of each Subsidiary of each Grantor and the record and beneficial owners of such Capital Stock, and the percentage ownership of each other equity investment held by each Grantor that represents 50% or more of the equity of the entity in which such investment was made.

(b)       Except as set forth on Schedule 8(b) hereto9 and made a part hereof , Schedule 8(b) to the Prior Perfection Certificate sets forth a true and complete list of each equity investment of the Borrower that represents 50% or less of the equity of the entity in which such investment was made.

(c)       Except as set forth on Schedule 8(c) hereto 10 and made a part hereof, Schedule 8(c) to the Prior Perfection Certificate sets forth a true and correct organizational chart showing the ownership of the Borrower and all of its Subsidiaries.

SECTION 9. Debt Instruments. Except as set forth on Schedule 9 hereto11 and made a part hereof, Schedule 9 to the Prior Perfection Certificate sets forth a true and correct list of all promissory notes, instruments, tangible chattel paper, electronic chattel paper and other evidence of indebtedness (other than checks to be deposited in the ordinary course of business) in a principal amount in excess of $5,000,000 (individually) held by each Grantor. All intercompany indebtedness owing by the Borrower and each Subsidiary of the Borrower to any Grantor as of the Closing Date in excess of $25,000,000 is evidenced by an intercompany note.

SECTION 10. [Reserved]

SECTION 11. Intellectual Property.

(a)       Except as set forth on Schedule 11(a) hereto12 and made a part hereof, Schedule 11(a) to the Prior Perfection Certificate sets forth all of each Grantor’s Patents and Trademarks (each as defined in the Security Agreement) applied for or registered with the United States Patent and Trademark Office (the “USPTO”) and all other Patents and Trademarks (but excluding intent-to-use Trademarks) (each as defined in the Security Agreement), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent, Trademark or Design owned by each Grantor.

[8]	Schedule 8(a) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 8(a) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[9]	Schedule 8(b) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 8(b) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[10]	Schedule 8(c) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 8(c) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[11]	Schedule 9 hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 9 to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[12]	Schedule 11(a) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 11(a) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

Exhibit G-3

(b)       Except as set forth on Schedule 11(b) hereto13 and made a part hereof, Schedule 11(b) to the Prior Perfection Certificate sets forth each Grantor’s United States registered Copyrights (as defined in the Security Agreement), and all other Copyrights and Copyright Licenses, including the name of the registered owner and the registration number of each registered Copyright owned by each Grantor.

(c)       Except as set forth on Schedule 11(c) hereto14 and made part hereof, Schedule 11(c) to the Prior Perfection Certificate sets forth all Patent Licenses, Design Licenses, Trademark Licenses and Copyright Licenses recorded with the USPTO and United States Copyright Office (the “USCO”), as applicable, and all other Patent Licenses, Design Licenses, Trademark License and Copyright Licenses in connection with (i) the supply of inventory or (ii) any other assets that are material to the operation of the business of any Grantor (other than commercially readily available software).

(d)       Except as set forth on Schedule 11(d) hereto15 and made part hereof, Schedule 11(d) to the Prior Perfection Certificate sets forth in proper form for filing with the USPTO and the USCO, are the filings necessary to preserve, protect and perfect the security interests in the registered United States Trademarks, Trademark Licenses, Designs, Design Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 12(a), Schedule 12(b), and Schedule 12(c), including duly signed copies of each Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement or other IP Security Agreement, as applicable.

SECTION 12. Commercial Tort Claims. Except as set forth on Schedule 12 hereto16 and made a part hereof, Schedule 12 to the Prior Perfection Certificate sets forth a true and correct list of all Commercial Tort Claims in excess of $5,000,000 held by each Grantor, including a brief description thereof (which description shall include, without limitation, the names of the parties, the case number, the date of filing, the jurisdiction, the approximate amount in controversy, the current status and the nature of the claim).

[13]	Schedule 11(b) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 11(b) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[14]	Schedule 11(c) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 11(c) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[15]	Schedule 11(d) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 11(d) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[16]	Schedule 12 hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 12 to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

Exhibit G-4

SECTION 13. Real Property. Except as set forth on Schedule 13 hereto,17 Schedule 13 to the Prior Perfection Certificate sets forth a true and complete list of (i) real property owned by each U.S. Grantor and located in the United States as of the date hereof with a fair market value in excess of $10,000,000 and (ii) other information relating thereto required by such Schedule.

SECTION 14. Deposit Accounts, Securities Accounts and Commodity Accounts; Credit Card Processor Accounts/Contacts.

(a)       Except as set forth on Schedule 14(a) hereto,18 Schedule 14(a) to the Prior Perfection Certificate sets forth a true and complete list of all Deposit Accounts, Securities Accounts, Futures Accounts and Commodity Accounts (each as defined in the ABL Security Agreement) maintained by each Grantor, including the name of each institution where each such account is held, the type of each such account (such as concentration account, local store depository account, payroll account or account to pay taxes), the name of each entity that holds each account and whether such account is required to be subject to a control agreement or blocked accounts agreement pursuant to the ABL Credit Agreement and, if not, the reason for exclusion.

(b)       Except as set forth on Schedule 14(b) hereto19 and made part hereof, Schedule 14(b) to the Prior Perfection Certificate sets forth a true and complete list of all credit card settlement accounts maintained by each Grantor, including the name of the credit card processor, the name of each institution where each such account is held, the name of each such account and the account number.

(c)       Except as set forth on Schedule 14(c) hereto20 and made part hereof, Schedule 14(c) to the Prior Perfection Certificate sets forth a true and complete list of all credit card clearinghouses and processors used by each Grantor, including the name of the credit card processor, the contact name, address, and electronic address.

SECTION 15. Letter of Credit Rights. Except as set forth on Schedule 15 hereto21 and made a part hereof, Schedule 15 to the Prior Perfection Certificate sets forth a true and correct list of all Letters of Credit issued in favor of any Grantor, as beneficiary thereunder, having an aggregate value or face amount in excess of $5,000,000.

[17]	Schedule 13 hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 13 to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[18]	Schedule 14(a) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 14(a) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[19]	Schedule 14(b) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 14(b) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[20]	Schedule 14(c) hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 14(c) to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

[21]	Schedule 15 hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 15 to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

Exhibit G-5

SECTION 16. Insurance. Except as set forth on Schedule 16 hereto22 and made part hereof, Schedule 16 to the Prior Perfection Certificate is a correct list of all insurance policies of the Grantors.

The Grantors acknowledge and agree that the Administrative Agent and each other Secured Party are relying on the information represented in this Supplemental Perfection Certificate as an inducement to provide loans and other financial accommodations to or for the benefit of the Borrower, subject to the terms and conditions of the Credit Agreement.

[Signature page follows]

[22]	Schedule 16 hereto sets forth all additions, deletions and other revisions to the information set forth on Schedule 16 to the Prior Perfection Certificate that are required in order for the statement in this Section to be accurate.

Exhibit G-6

IN WITNESS WHEREOF, the undersigned have duly executed this certificate as of the date first above written.

FOSSIL GROUP, INC.

By:
Name:
Title:

[OTHER GRANTORS]

By:
Name:
Title:

Exhibit G-7

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	Jurisdiction of Formation	States/Jurisdictions Where Qualified to do Business

Exhibit G-8

Schedule 2(a)

Chief Executive Offices, Registered Offices, Principal Place of Business

Company/Subsidiary	Address	County	State

Exhibit G-9

Schedule 2(b)

Location of Places of Business, Collateral and Books and Records

Borrower/Subsidiary	Address	County	State or Province

Sched. 2(c)-1

Schedule 2(c)

Locations of Collateral in Possession of Persons Other Than Borrower or Any Subsidiary

Borrower/ Subsidiary	Third Party/ Nature of Possession	Address	County	State or Province

Sched. 2(d)-1

Schedule 3

Transactions Other Than in the Ordinary Course of Business

Borrower/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Sched. 3-1

Schedule 5

Copy of Financing Statements To Be Filed

See attached.

Sched. 5-1

Schedule 6

Filings/Filing Offices

Type of Filing[1]	Entity	Applicable Collateral Document	Jurisdictions

[1]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Sched. 6-1

Schedule 8(a) Equity Interests of Borrower and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares / Interest	Percent Pledged

Sched. 8(a)-1

Schedule 8(b) Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Sched. 8(b)-1

Schedule 8(c)

Corporate Organizational Chart

See attached.

Sched. 8(c)-1

Schedule 9

Debt Instruments

1.       Promissory Notes:

Payee	Payor	Principal Amount	Date of Issuance	Interest Rate	Maturity Date	Pledged [Yes/No]

2.       Chattel Paper:

Description	Pledged [Yes/No]

Sched. 11(a)-1

Schedule 11(a)

Patents and Trademarks

Sched. 11(a)-1

Schedule 11(b)

Copyrights

Sched. 11(b)-1

Schedule 11(c)

Intellectual Property Licenses

Sched. 11(d)-1

Schedule 11(d)

Intellectual Property Filings

See attached.

Sched. 11(d)-1

Schedule 12

Commercial Tort Claims

Description (including information required by Section 12)	Pledged [Yes/No]

Sched. 12-1

Schedule 13

Real Property

Owned Real Property

Entity of Record	Common Name and Address	Purpose/Use

Sched. 13-1

Schedule 14(a)

Deposit Accounts

See attached.

Sched. 14(a)-1

Schedule 14(b)

Credit Card Settlement Accounts

Bank	Grantor	Account Description	Account No.

Sched. 14(b)-1

Schedule 14(c)

Credit Card Processor Contact Information

Credit Card Processor	Grantor	Types of Card	Contact Person	Address	E-mail

Sched. 14(c)-1

Schedule 15

Letter of Credit Rights

Issuer	Beneficiary	Principal Amount	Date of Issuance	Maturity Date

Sched. 15-1

Schedule 16

Insurance

List of Insurance Policies

Covered entities	Type of Insurance	Insurance Carrier(s)

Sched. 16-1

EXHIBIT H-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fossil Group, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit H-1-1

EXHIBIT H-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fossil Group, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit H-2-1

EXHIBIT H-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fossil Group, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (its “Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its Applicable Partners/Members.

The undersigned has furnished its participating Lender with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit H-3-1

EXHIBIT H-4

[FORM OF]

U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fossil Group, Inc., a Delaware corporation (“the Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (its “Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its Applicable Partners/Members.

The undersigned has furnished the Borrower and the Administrative Agent with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Exhibit H-4-1

EXHIBIT I

[FORM OF] INTERCREDITOR AGREEMENT

EXECUTION VERSION

INTERCREDITOR AGREEMENT

dated as of

September 26, 2019,

among

JPMORGAN CHASE BANK, N.A.,
as ABL Agent,

JPMORGAN CHASE BANK, N.A.,
as Term Loan Agent,

Each ADDITIONAL DEBT AGENT from time to time party hereto

FOSSIL GROUP, INC.,

as the Company,

and the other Grantors from time to time party hereto

Exhibit I-1

Table of Contents

Page

ARTICLE I

Definitions

SECTION 1.01	New York UCC	1
SECTION 1.02	Other Defined Terms	1
SECTION 1.03	Terms Generally	15

ARTICLE II

Lien Priorities

SECTION 2.01	Relative Priorities	16
SECTION 2.02	Prohibition on Contests	16
SECTION 2.03	No New Liens	16
SECTION 2.04	Revolving Nature of ABL Obligations	17

ARTICLE III

Enforcement

SECTION 3.01	Exercise of Remedies	17
SECTION 3.02	Lockbox System	20

ARTICLE IV

Payments

SECTION 4.01	Application of Proceeds	21
SECTION 4.02	Payments Over	21
SECTION 4.03	Delivery of Collateral and Proceeds	22

ARTICLE V

Other Agreements

SECTION 5.01	Releases	22
SECTION 5.02	Insurance	23
SECTION 5.03	Certain Provisions Regarding Credit Documents	24
SECTION 5.04	Bailee for Perfection	25
SECTION 5.05	When Discharge of Obligations Deemed Not to Have Occurred	25
SECTION 5.06	Sharing of Information; Rights of Access and Use	26
SECTION 5.07	Consent to License of Intellectual Property	28
SECTION 5.08	Permits and Licenses	28

Exhibit I-2

Exhibit I-3

INTERCREDITOR AGREEMENT dated as of September 26, 2019 (this “Agreement”), between JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for, and acting on behalf of, the ABL Secured Parties (together with its successors and assigns in such capacity, the “ABL Agent”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for, and acting on behalf of, the Term Loan Secured Parties (together with its successors and assigns in such capacity, the “Term Loan Agent”) and acknowledged by the Company and each of the other Grantors. Capitalized terms used in this Agreement have the meanings assigned to them in Article I below.

On the date hereof, (a) Fossil Group, Inc. (the “Company”), the lenders party thereto and JPMorgan Chase Bank, N.A., as Term Loan Agent, are entering into the Term Credit Agreement and (b) the Company, the other Grantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as ABL Agent, are entering into the ABL Credit Agreement.

The ABL Credit Agreement provides that Term Liens shall be permitted under the covenants contained therein, and the Term Credit Agreement provides that ABL Liens shall be permitted under the covenants contained therein, only if such Liens are subject to the terms of an intercreditor agreement in the form of this Agreement. Accordingly, the ABL Secured Parties and the Term Secured Parties have authorized and directed the ABL Agent and the Term Agent, respectively, to enter into this Agreement to set forth their relative rights and remedies with respect to the Collateral.

In consideration of the foregoing and the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01                   New York UCC. All capitalized terms used but not defined in this Agreement and that are defined in the UCC as in effect in the State of New York shall have the meanings specified therein.

SECTION 1.02                   Other Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABL Agent” has the meaning set forth in the preamble to this agreement.

“ABL Collateral” means all “U.S. Collateral,” as defined in the ABL Credit Agreement, and any other assets of any Grantor now or at any time hereafter subject or purported under the terms of any ABL Collateral Document to be made subject to any Lien securing any ABL Obligations.

“ABL Collateral Documents” means the ABL Security Agreement and the other “Collateral Documents,” as defined in the ABL Credit Agreement, and any other agreement, document or instrument now existing or entered into after the date hereof that grants a Lien on any assets of Company or any Subsidiary to secure any ABL Obligations, as each may be Amended from time to time.

“ABL Credit Agreement” means the Credit Agreement dated as of date hereof, among the Company, the Subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as ABL Agent, as amended from time to time.

Exhibit I-4

“ABL Documents” means the ABL Credit Agreement, the ABL Collateral Documents, all other “Loan Documents,” as defined in the ABL Credit Agreement.

“ABL Lenders” means “Lenders,” as defined in the ABL Credit Agreement.

“ABL Liens” means all Liens on the Collateral securing the ABL Obligations, whether created under the ABL Collateral Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise and whether or not created following the commencement of any Insolvency or Liquidation Proceeding, now or hereafter held by or on behalf of the ABL Agent or any other ABL Secured Party, or any agent or trustee therefor.

“ABL Obligations” means all “Secured Obligations,” as defined in the ABL Credit Agreement (including any such Secured Obligations arising or accruing during the pendency of any Insolvency or Liquidation Proceeding (including all Post-Petition Amounts with respect to such obligations)), notwithstanding that any such Secured Obligations or claims therefor are not allowed or allowable or shall be disallowed, voided or subordinated in any Insolvency or Liquidation Proceeding or under any Bankruptcy Law or other applicable law.

“ABL Priority Collateral” means any and all of the following that constitute Collateral: (a) all Accounts (other than Accounts arising under contracts for the sale of Term Priority Collateral); (b) all Chattel Paper (including Electronic Chattel Paper); (c) all tax refunds of any kind; (d) all Deposit Accounts, Securities Accounts and Investment Property (other than any Equity Interests and any Proceeds Collateral Account), and all cash, cash equivalents, checks and other negotiable Instruments, funds and other evidences of payment and all Financial Assets held on deposit therein or credited thereto, and all Security Entitlements arising therefrom (in each case, subject to Section 3.02, other than any identifiable Proceeds of the Term Priority Collateral); (e) all Inventory; (f) all rights to business interruption insurance; (g) solely to the extent evidencing, governing, securing or otherwise relating to the items referred to in any of the preceding clauses, all Documents, General Intangibles (other than Intellectual Property and Equity Interests), Instruments, Commercial Tort Claims and Letter of Credit Rights; (h) all Proceeds, including insurance Proceeds, of any of the foregoing and all Supporting Obligations, collateral security and guarantees or other credit support given by any Person with respect to any of the foregoing; and (i) all books and records relating to any of the foregoing. Notwithstanding the foregoing, the term “ABL Priority Collateral” shall not include any assets referred to in clauses (a), (b), (c) and (d) of the definition of the term “Term Priority Collateral.”

“ABL Secured Parties” means the ABL Agent and the other “Lender Parties” as defined in the ABL Credit Agreement.

“ABL Security Agreement” means, individually and collectively as the context may require, the U.S. Security Agreement, the Canadian Security Agreements, the European Security Agreements, the French Security Agreements and the Hong Kong Security Agreements (each as defined in the ABL Credit Agreement), each dated as of the date hereof, among the Company, the other Grantors party thereto and the ABL Agent, as Amended from time to time.

“Accounts” means (i) all “accounts,” as such term is defined in the UCC and (ii) all other rights to payment of money or funds, whether or not earned by performance,  (a) for Inventory that has been or is to be sold, leased, licensed, rented, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) owed by a credit card issuer or by a credit card processor resulting from purchases by customers using credit or debit cards issued by such issuer in connection with the transactions described in clauses (a) and (b) above, whether such rights to payment constitute payment intangibles, letter-of-credit rights or any other classification of property, or are evidenced in whole or in part by instruments, chattel paper, general intangibles or documents.

Exhibit I-5

“Additional Debt” means any Additional First Lien Term Debt and any Second Lien Term Debt.

“Additional Debt Agent” means, with respect to any Series of Additional Debt Obligations, the person or entity that, pursuant to the Additional Debt Documents relating to such Additional Debt Obligations, holds Liens on the Collateral on behalf of the Additional Debt Secured Parties thereunder.

“Additional Debt Collateral” means, with respect to any Series of Additional Debt Obligations, all assets and properties subject to Liens created by the Additional Debt Security Documents to secure such Additional Debt Obligations.

“Additional Debt Documents” means each Additional Debt Facility and the Additional Debt Security Documents and each agreement or document executed pursuant thereto.

“Additional Debt Facility” means one or more debt facilities, commercial paper facilities or indentures for which the requirements of Section 8.01 of this Agreement have been satisfied, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, letters of credit, notes or other borrowings, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time in accordance with each applicable Credit Document; provided that the ABL Credit Agreement and the Term Credit Agreement shall not constitute an Additional Debt Facility at any time.

“Additional Debt Lien” means a Lien granted pursuant to any Additional Debt Security Document to an Additional Debt Agent or Additional Debt Secured Party at any time upon any property of any Grantor that is Collateral to secure a Series of Additional Debt Obligations.

“Additional Debt Obligations” means, with respect to any Grantor, any obligations of such Grantor under the Additional Debt Documents and shall include all Post-Petition Amounts with respect to such obligations.

“Additional Debt Secured Parties” means, with respect to any Series of Additional Debt Obligations, at any time, the Additional Debt Agent and the other holders from time to time of Additional Debt Obligations of such Series.

“Additional Debt Security Documents” means the Additional Debt Facility (insofar as the same grants a Lien on any collateral) and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes and any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Additional Debt Obligations of the Grantors owed thereunder to any Additional Debt Secured Parties.

“Additional First Lien Term Debt” means any secured debt issued pursuant to an Additional Debt Facility ranking equal in right of security with Term Loan Obligations and permitted under the ABL Credit Agreement and the Term Credit Agreement.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

Exhibit I-6

“Agent Joinder” means an agreement substantially in the form of Exhibit B.

“Agents” means the ABL Agent, the Term Agent and any Additional Debt Agent.

“Agreement” has the meaning set forth in the preamble hereto.

“Amend” means, in respect of any Indebtedness, obligation or agreement, to amend, restate, modify, waive, supplement, restructure, extend, increase or renew such Indebtedness, obligation or agreement, in whole or in part. The terms “Amended” and “Amendment” shall have correlative meanings.

“Banking Services” has the meaning set forth in the ABL Credit Agreement.

“Banking Services Obligations” has the meaning set forth in the ABL Credit Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Cash Collateral Usage” has the meaning set forth in Section 6.01.

“Casualty” means any insured event of damage or casualty relating to all or any part of the Collateral.

“Class” refers to either (a) the ABL Agent, the ABL Collateral Documents, the ABL Credit Agreement, the ABL Documents, the ABL Obligations or the ABL Secured Parties, on the one hand, as opposed to (b) the Term Agents, the Term Collateral Documents, the Term Documents, the Term Obligations or the Term Secured Parties, on the other hand.

“Collateral” means any assets of Company or any Subsidiary that constitute the ABL Collateral or the Term Collateral.

“Collateral Documents” means the ABL Collateral Documents and the Term Collateral Documents.

“Company” has the meaning set forth in the recitals to this Agreement.

“Condemnation” means any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority or any other Person relating to any part of the Collateral.

“Condemnation Proceeds” means all compensation, awards and other payments or relief (including instruments and payments with respect to a deed in lieu of condemnation) to which Company or any Subsidiary shall be entitled by law or otherwise in respect of any Condemnation.

Exhibit I-7

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Term Agent” means (i) for so long as there is only one Series of Term Debt, the Term Agent for such Series, (ii) at any time when there is more than one Series of First Lien Term Debt, the “Applicable Collateral Agent” (or any comparable term) , as such term is defined in the Pari Passu First Lien Intercreditor Agreement, as designated by such Term Agent in a notice to the ABL Agent, (iii) at any time when Term Debt consists of only one Series of Second Lien Term Debt, the Term Agent for such Series, and (iv) at any time when Term Debt consists solely of two or more Series of Second Lien Term Debt, the Term Agent designated by all then existing Term Agents in a notice to the ABL Agent.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations, recordings and applications in the United States Copyright Office or any similar office in any other country.

“Credit Agreements” means the ABL Credit Agreement and the Term Credit Agreement.

“Credit Documents” means the ABL Documents and the Term Documents.

“DIP Financing” has the meaning set forth in Section 6.01.

“Discharge” means, with respect to the Obligations of any Class, subject to Sections 5.05 and 6.05:

(a)       payment in full in cash of the principal of and interest (including any Post-Petition Amounts in the nature of interest) on all Obligations of such Class;

(b)       payment in full in cash of all other Obligations of such Class that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including any Post-Petition Amounts in the nature of fees, costs, expenses and other amounts);

(c)       except for purposes of Section 5.02, termination or expiration of all commitments, if any, to extend credit that would give rise to Obligations of such Class; and

(d)       termination or cash collateralization of all letters of credit the reimbursement or payment obligations in respect of which constitute Obligations of such Class (any such cash collateralization to be in an amount and manner reasonably satisfactory to the Agent of such Class, but in no event shall such amount be greater than 103% of the aggregate undrawn face amount of such letters of credit).

“Discharge of Senior Obligations” means, with respect to any Collateral, the Discharge of Obligations constituting Senior Obligations with respect to such Collateral. The parties hereto acknowledge that (a) with respect to the ABL Liens on the Term Priority Collateral and the ABL Obligations insofar as they are secured by such Liens, a Discharge of Senior Obligations shall mean a Discharge of the Term Obligations and (b) with respect to the Term Liens on the ABL Priority Collateral and the Term Obligations insofar as they are secured by such Liens, the Discharge of Senior Obligations shall mean a Discharge of the ABL Obligations.

Exhibit I-8

“Disposition” means any sale, lease, exchange, transfer or other disposition.

“Domestic Subsidiary” means any Subsidiary of the Company that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, prior to the date of such conversion, any Indebtedness that is convertible into any such Equity Interests).

“First Lien Term Debt” means the Term Obligations and the Additional First Lien Term Debt.

“Foreign Collateral” means any assets pledged by any Foreign Subsidiary to secure ABL Obligations.

“Foreign Subsidiary” means any Subsidiary of Company, other than a Domestic Subsidiary.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Grantors” means Company and each Subsidiary that shall have created or purported to create Liens to secure each of (i) the ABL Obligations and (ii) the Term Obligations. Each Grantor shall execute a Grantor Acknowledgement in the form of Exhibit A hereto.

“Indebtedness” means and includes all obligations that constitute “Indebtedness” within the meaning of the ABL Credit Agreement or the Term Credit Agreement, as in effect on the date hereof.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code or other applicable Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of the assets of any Grantor, (c) any liquidation, dissolution, reorganization or winding-up of any Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

Exhibit I-9

“Intellectual Property License” has the meaning set forth in Section 5.08(a).

“Junior Agent” means, the ABL Agent with respect to the Term Priority Collateral and each Term Agent with respect to the ABL Priority Collateral, and accordingly, any reference herein to the “Junior Agent” shall be construed as a reference to the ABL Agent insofar as the Term Priority Collateral is concerned and to the Term Agents insofar as the ABL Priority Collateral is concerned.

“Junior Documents” means (a) with respect to Junior Obligations that are ABL Obligations or Junior Secured Parties that are ABL Secured Parties, the ABL Documents and (b) with respect to Junior Obligations that are Term Obligations or the Junior Secured Parties that are Term Secured Parties, the Term Documents.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement, substantially in the form of Exhibit K to the Term Credit Agreement.

“Junior Liens” means, subject to the proviso set forth in Section 2.01(a), (a) with respect to the ABL Priority Collateral or the ABL Liens on the ABL Priority Collateral, the Term Liens on such Collateral, and (b) with respect to the Term Priority Collateral or the Term Liens on the Term Priority Collateral, the ABL Liens on such Collateral.

“Junior Obligations” means (a) with respect to the ABL Priority Collateral, any ABL Liens thereon or any ABL Obligations owed to any ABL Secured Parties secured by the ABL Priority Collateral, the Term Obligations that are secured by Junior Liens on such ABL Priority Collateral and (b) with respect to the Term Priority Collateral, any Term Liens thereon or any Term Obligations owed to any Term Secured Parties secured by the Term Priority Collateral, the ABL Obligations that are secured by Junior Liens on such Term Priority Collateral.

“Junior Priority Collateral” means (a) with respect to the ABL Agent and any other ABL Secured Party, Term Priority Collateral and (b) with respect to any Term Debt Agent and any other Term Secured Party, ABL Priority Collateral.

“Junior Secured Parties” means, the ABL Secured Parties with respect to the Term Priority Collateral and the Term Secured Parties with respect to the ABL Priority Collateral, and accordingly, any reference herein to the “Junior Secured Parties” shall be construed as a reference to the ABL Secured Parties insofar as the Term Priority Collateral is concerned and to the Term Secured Parties insofar as the ABL Priority Collateral is concerned.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement with respect to intellectual property to which any Grantor is a party.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Exhibit I-10

“New Agent” has the meaning set forth in Section 5.05.

“Notice of New Obligations” has the meaning set forth in Section 5.05.

“Notification of Proceeds” has the meaning set forth in Section 3.02.

“Obligations” means all ABL Obligations and all Term Obligations.

“Officer” means the chief executive officer, the president, any vice president, the chief operating officer or any chief financial officer, treasurer or controller of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement. Any document delivered hereunder that is signed by an Officer of a Grantor shall be conclusively presented to have been authorized by all necessary corporate, partnership and/or other action on the part of such Grantor and such Officer shall be conclusively presumed to have acted on behalf of such Grantor.

“Officer’s Certificate” means a certificate signed on behalf of applicable Grantor by an Officer of such Grantor, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Grantor.

“Pari Passu First Lien Intercreditor Agreement” means the Pari Passu Lien Intercreditor Agreement, substantially in the form of Exhibit L to the Term Credit Agreement.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention on which a Patent now or hereafter owned by any other Person, or that any other Person now or hereafter otherwise has the right to license, is in existence, and all rights of any such Person under any such agreement.

“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged or Controlled Collateral” has the meaning set forth in Section 5.04(a).

“Post-Petition Amounts” means, with respect to any Obligations, all interest (including interest accruing at the default rate specified in the applicable Credit Documents), fees, costs, expenses and other amounts that would accrue and become due after commencement of any Insolvency or Liquidation Proceeding but for the commencement of such Insolvency or Liquidation Proceeding, whether or not such amounts are allowed or allowable, in whole or in part, in any such Insolvency or Liquidation Proceeding.

Exhibit I-11

“Proceeds Collateral Account” has the meaning set forth in the Term Credit Agreement as in effect on the date hereof (or any equivalent account into which solely proceeds of disposition of Term Priority Collateral are held or required to be held).

“Recovery” has the meaning set forth in Section 6.05.

“Refinance” means, in respect of any Indebtedness, to refinance or replace, or to issue other Indebtedness in exchange for or replacement of, such Indebtedness in whole or in part. The terms “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Secured Parties” means (a) in the case of the ABL Agent, the ABL Secured Parties, (b) in the case of the Term Loan Agent, the Term Loan Secured Parties and (c) in the case of any Additional Debt Agent, the Additional Debt Secured Parties.

“Second Lien Term Debt” means any secured debt issued pursuant to an Additional Debt Facility ranking junior in right of security to the Term Loan Obligations and any Additional First Lien Term Debt and permitted under the ABL Credit Agreement and the Term Credit Agreement.

“Secured Parties” means the ABL Secured Parties and the Term Secured Parties.

“Senior Agent” means the ABL Agent with respect to the ABL Priority Collateral and each Term Debt Agent with respect to the Term Priority Collateral, and accordingly, any reference herein to the “Senior Agent” shall be construed as a reference to the ABL Agent insofar as the ABL Priority Collateral is concerned and to each Term Agent insofar as the Term Priority Collateral is concerned.

“Senior Documents” means (a) with respect to Senior Obligations that are ABL Obligations, the ABL Documents and (b) with respect to Senior Obligations that are Term Obligations, the Term Debt Documents.

“Senior Liens” means, subject to the proviso set forth in Section 2.01(a), (a) with respect to the ABL Priority Collateral or the Term Liens on the ABL Priority Collateral, the ABL Liens on such Collateral, and (b) with respect to the Term Priority Collateral or the ABL Liens on the Term Priority Collateral, the Term Liens on such Collateral, and, in each case, any Liens incurred in connection with any Refinancing of Senior Obligations that are deemed to be Senior Liens under Section 5.05.

“Senior Obligations” means (a) with respect to the ABL Priority Collateral, any Term Debt Liens thereon or any Term Obligations owed to any Term Secured Parties secured by the ABL Priority Collateral, the ABL Obligations that are secured by Senior Liens on such ABL Priority Collateral and (b) with respect to the Term Priority Collateral, any ABL Liens thereon or any ABL Obligations owed to any ABL Secured Parties secured by the Term Priority Collateral, the Term Obligations that are secured by Senior Liens on such Term Priority Collateral.

“Senior Priority Collateral” means (a) with respect to the ABL Agent and any other ABL Secured Party, ABL Priority Collateral and (b) with respect to any Term Agent and any other Term Secured Party, Term Priority Collateral.

“Senior Secured Parties” means the ABL Secured Parties with respect to the ABL Priority Collateral and the Term Secured Parties with respect to the Term Priority Collateral, and accordingly, any reference herein to the “Senior Secured Parties” shall be construed as a reference to the ABL Secured Parties insofar as the ABL Priority Collateral is concerned and to the Term Secured Parties insofar as the Term Priority Collateral is concerned.

Exhibit I-12

“Series” means each of (a) the Term Loan Obligation and (b) each class or issuance of Additional Debt Obligations incurred under a single Additional Debt Facility. “Series” when used with respect to any agent, person, document, lien or other item with respect to any Term Obligations shall have a correlative meaning.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of Company.

“Successor Intellectual Property License” has the meaning set forth in Section 5.08(b).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Company or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” shall mean, with respect to any Person, the obligations of such Person under any Swap Agreement.

“Term Agents” means the Term Loan Agent and each Additional Debt Agent.

“Term Collateral” means the Term Loan Collateral and any Additional Debt Collateral.

“Term Collateral Documents” means the Term Loan Collateral Documents and any Additional Debt Security Documents.

“Term Credit Agreement” means the Term Credit Agreement dated as of the date hereof, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Term Loan Agent, as Amended from time to time.

“Term Debt” means the First Lien Term Debt and the Second Lien Term Debt.

“Term Documents” means the Term Loan Documents and any Additional Debt Documents.

“Term Facility” means the Loans (as defined in the Term Credit Agreement) and any Additional Debt Facility.

“Term Lien” means each Term Loan Lien and each Additional Debt Lien.

“Term Loan Agent” has the meaning set forth in the preamble to this Agreement.

Exhibit I-13

“Term Loan Collateral” means all “Collateral”, as defined in the Term Credit Agreement, and any other assets of any Grantor now or at any time hereafter subject or purported under the terms of any Term Collateral Document to be made subject to any Lien securing any Term Obligations.

“Term Loan Collateral Documents” means the Term Loan Guarantee and Collateral Agreement, the Term Mortgages and the other “Collateral Documents,” as defined in the Term Credit Agreement, and any other agreement, document or instrument now existing or entered into after the date hereof that grants a Lien on any assets of Company or any Subsidiary to secure any Term Obligations, as each may be Amended from time to time.

“Term Loan Documents” means the Term Credit Agreement, the Term Loan Collateral Documents, all other “Loan Documents,” as defined in the Term Credit Agreement.

“Term Loan Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the date hereof, among Company, the Subsidiaries party thereto and the Term Loan Agent, as Amended from time to time.

“Term Loan Liens” means all Liens on the Collateral securing the Term Loan Obligations, whether created under the Term Loan Collateral Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise and whether or not created following the commencement of any Insolvency or Liquidation Proceeding, now or hereafter held by or on behalf of the Term Loan Agent or any other Term Loan Secured Party, or any agent or trustee therefor.

“Term Loan Mortgage” means each mortgage, deed of trust, assignment of leases and rents or other security document that grants a Lien on any real property owned or leased by any Grantor to secure any Term Loan Obligations.

“Term Loan Obligations” means all “Secured Obligations,” as defined in the Term Guarantee and Collateral Agreement (including any such Secured Obligations arising or accruing during the pendency of any Insolvency or Liquidation Proceeding (including all Post-Petition Amounts with respect to such obligations)), notwithstanding that any such Secured Obligations or claims therefor are not allowed or allowable or shall be disallowed, voided or subordinated in any Insolvency or Liquidation Proceeding or under any Bankruptcy Law or other applicable law.

“Term Loan Secured Parties” means the Term Loan Agent and the other “Secured Parties” as defined in the Term Loan Guarantee and Collateral Agreement.

“Term Obligations” means the Term Loan Obligations and any Additional Debt Obligations.

“Term Priority Collateral” means any and all of the following that constitute Collateral: (a) all Equipment, all real property and interests therein (including both fee and leasehold interests) and all fixtures; (b) all Intellectual Property; (c) each Proceeds Collateral Account, and all cash, cash equivalents, checks and other negotiable Instruments, funds and other evidences of payment and all Financial Assets held on deposit therein or credited thereto, and all Security Entitlements arising therefrom; (d) all Equity Interests; (e) to the extent not expressly constituting ABL Priority Collateral, all Commercial Tort Claims, all Documents, all General Intangibles, all Instruments and all Letter of Credit Rights; (f) all other Collateral not constituting ABL Priority Collateral; (g) all identifiable Proceeds, including insurance Proceeds (other than business interruption insurance proceeds), of any of the foregoing and all Supporting Obligations collateral security and guarantees or other credit support given by any Person with respect to any of the foregoing; and (h) all books and records relating to any of the foregoing.

Exhibit I-14

“Term Secured Parties” means the Term Loan Secured Parties and any Additional Debt Secured Parties.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark now or hereafter owned by any other Person, or that any other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

SECTION 1.03                   Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected persons customarily comply) of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time Amended (subject to any restrictions on such Amendments set forth herein); (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, and any reference herein to Company or any other Grantor shall be construed to include Company or such other Grantor as debtor and debtor-in-possession and any receiver or trustee for Company or such other Grantor, as the case may be, in any Insolvency or Liquidation Proceeding; (c) the words “herein”, “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (d) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.

Exhibit I-15

ARTICLE II

Lien Priorities

SECTION 2.01                   Relative Priorities.

(a)                 Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection of any ABL Lien or any Term Lien on any Collateral, (ii) any provision of the UCC or any other applicable law or of any ABL Document or any Term Document, (iii) any defect or deficiencies in, or failure to perfect, any ABL Lien or any Term Lien, (iv) whether or not such ABL Lien or Term Lien is subordinated to any Lien securing any other obligation of any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated, or lapsed, or (v) any other circumstance whatsoever, each Agent, for itself and on behalf of its Related Secured Parties, hereby agrees that:

(A)            any ABL Lien on any ABL Priority Collateral, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Term Lien on any ABL Priority Collateral;

(B)             any Term Lien on any ABL Priority Collateral, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any ABL Lien on any ABL Priority Collateral;

(C)             any Term Lien on any Term Priority Collateral, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any ABL Lien on any Term Priority Collateral; and

(D)             any ABL Lien on any Term Priority Collateral, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Term Lien on any Term Priority Collateral;

(b)              The relative Lien priorities in respect of any Collateral set forth in this Section are only with respect to the priority of the Liens held by or on behalf of the Agents and their Related Secured Parties and shall not constitute a subordination of any Obligations to any other Obligations.

SECTION 2.02                   Prohibition on Contests. Each Agent, for itself and on behalf of its Related Secured Parties, agrees that none of them will (and hereby waives any right to) contest or question the validity or enforceability of, or join or otherwise support any other Person in contesting or questioning the validity or enforceability of, in any proceeding, including any Insolvency or Liquidation Proceeding, (a) the existence, perfection, priority, validity or enforceability of any ABL Lien or any Term Lien, (b) the validity, allowability, or enforceability of any ABL Obligations or any Term Obligations or (c) the enforceability of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the right of any Secured Party to enforce this Agreement.

SECTION 2.03                   No New Liens.

(a)                 Whether or not any Insolvency or Liquidation Proceeding has been commenced, the parties hereto agree that no Grantor shall grant any Secured Party any additional Lien under any Collateral Document on any asset of any Grantor to secure Obligations of any Class or Series unless such Grantor has also granted or concurrently grants a Lien on such asset to secure the Obligations of the other Class (all such Liens to have the relative priorities set forth herein based on whether the assets subject to such Liens constitute ABL Priority Collateral or Term Priority Collateral); provided that the foregoing shall not apply to (i) Liens on Foreign Collateral, liens on real property, and Liens on any asset of any Grantor granted to secure Obligations of any Class if such asset is expressly excluded from the grant of a security interest by such Grantor pursuant to the Collateral Documents of the other Class, (ii) collateral consisting of cash and cash equivalents pledged to secure ABL Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the ABL Agent pursuant to Section __, or Section __ of the ABL Credit Agreement and (iii) additional Liens on any asset of any Grantor granted to secure Obligations of any Class if, prior to such grant, such Grantor has offered in writing to grant a Lien on such asset to secure Obligations of the other Class and the Agent of such other Class has affirmatively declined in writing to accept such Lien or has failed to respond to such offer within 30 days thereof, in which case such Agent shall be deemed to have declined to accept such Lien. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the other Agent or any of its Related Secured Parties, each Agent, for itself and on behalf of its Related Secured Parties, agrees that it shall also hold any such additional Lien for the benefit of the Secured Parties of the other Class (but may retain such Lien for itself and its Related Secured Parties, subject to the relative Lien priorities set forth in this Agreement) and any amounts received by or distributed to such Agent or any of its Related Secured Parties pursuant to or as a result of Liens granted in contravention of this Section shall be subject to Sections 4.01 and 4.02.

Exhibit I-16

(b)                Each Agent agrees, for itself and on behalf of its Related Secured Parties, to cooperate in good faith in order to determine, upon any reasonable request by the other Agent, the specific assets included in the ABL Collateral and the Term Collateral, the steps taken to perfect the ABL Liens and the Term Liens thereon and the identity of the respective parties obligated under the ABL Documents and the Term Documents.

(c)                 The parties hereto agree that (i) the Term Obligations are not secured by the Foreign Collateral (ii) nothing in this Agreement shall limit or affect the rights and remedies of the ABL Secured Parties with respect to the Foreign Collateral and (iii) no Term Secured Party shall commence or take any enforcement action with respect to the Foreign Subsidiaries or the Foreign Collateral pledged by the Foreign Subsidiaries.

SECTION 2.04                   Revolving Nature of ABL Obligations. Each Term Agent, for itself and on behalf of its Related Secured Parties, expressly acknowledges and agrees that (a) the ABL Credit Agreement includes a revolving commitment and that in the ordinary course of business the ABL Agent and the ABL Lenders will apply payments and make advances thereunder, (b) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased (subject to any limitations set forth in the ABL Credit Agreement) or reduced and subsequently reborrowed, (c) all cash collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time and from time to time and (d) the advance rates under the ABL Credit Agreement may be reduced, and Reserves (as defined in the ABL Credit Agreement) may be imposed, under the terms of the ABL Credit Agreement, in each case without altering or otherwise affecting the Lien priorities set forth in this Agreement.

ARTICLE III

Enforcement

SECTION 3.01                   Exercise of Remedies.

(a)                 Until the Discharge of Senior Obligations with respect to such Collateral has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced, each Agent, for itself and on behalf of its Related Secured Parties, agrees that none of them will:

(i)              enforce or exercise, or seek to enforce or exercise, any rights or remedies with respect to any Senior Priority Collateral of any Secured Party of the other Class (including the exercise of any right of set-off, recoupment, or enforcement of any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided that the parties hereto acknowledge and agree that this Section shall not in any way prohibit any Agent or any of its Related Secured Parties from (A) commencing, or joining in filing of a petition for commencement of, any involuntary Insolvency or Liquidation Proceeding of the type described in clause (a) or (b) of the definition of such term or (B) exercising any of its rights during an Insolvency or Liquidation Proceeding to the extent expressly permitted by Article VI;

Exhibit I-17

(ii)               subject to the proviso set forth in paragraph (a)(i) of this Section, commence or join with any Person (other than the Senior Secured Parties upon the request or with the consent thereof) in commencing, or file with any court documents that seek to commence, or petition for or vote in favor of, any action or proceeding with respect to any rights or remedies with respect to any Senior Priority Collateral of any Secured Party of the other Class (including any foreclosure action or seeking or requesting relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof);

(iii)               contest, protest or object to any foreclosure proceeding or action brought by any Secured Party of the other Class with respect to, or any other enforcement or exercise by any Secured Party of such other Class of any rights and remedies relating to, any Senior Priority Collateral of such Secured Party, whether under the Credit Documents of such other Class or otherwise and including any Disposition of any such Senior Priority Collateral, whether by foreclosure or otherwise; and

(iv)               contest, protest or object to the forbearance by any Secured Party of the other Class from bringing or pursuing any foreclosure proceeding or action with respect to, or any other enforcement or exercise by any Secured Party of such other Class of any rights or remedies relating to, any Senior Priority Collateral of such Secured Party;

provided that, in each case under this Section, the Junior Liens on such Collateral shall attach to all Proceeds of such Collateral resulting from actions taken by any Senior Secured Party in accordance with this Agreement, subject to the relative Lien priorities set forth in Section 2.01.

(b)                Subject to the terms and conditions of this Agreement (including paragraph (a)(i) of this Section), until the Discharge of Senior Obligations with respect to such Collateral has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced, the Senior Secured Parties in respect of such Collateral shall have the exclusive right to enforce and exercise rights and remedies (including the exercise of any right of set-off, recoupment, any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement and the right to credit bid their debt) with respect to any of their Senior Priority Collateral and, in the course of such exercise, make related determinations regarding the release, Disposition or restrictions with respect to any such Collateral, without any consultation with or the consent of any Junior Secured Party; provided that the Junior Liens on such Collateral shall remain on the remaining Proceeds of such Collateral so released or Disposed of, subject to the relative Lien priorities set forth in Section 2.01. In exercising rights and remedies with respect to any of its Senior Priority Collateral, each Senior Secured Party may enforce the provisions of the applicable Senior Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in its sole discretion. Such exercise and enforcement shall include the right of any agent appointed by any Senior Secured Party to sell or otherwise Dispose of such Collateral upon foreclosure, to incur expenses in connection with such sale or other Disposition and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

Exhibit I-18

(c)                 Notwithstanding the foregoing provisions of this Section, the Secured Parties of any Class may:

(i)                 file a claim, proof of claim, or statement of interest with respect to Obligations of such Class in any Insolvency or Liquidation Proceeding;

(ii)                take any action in order to create, perfect, preserve, protect or prove (but not enforce) their Junior Liens on any Collateral, provided that no such action is, or could reasonably be expected to be, (A) adverse to the priority status of any Senior Liens on such Collateral or the rights of any Senior Secured Party to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement, including the automatic release of Junior Liens provided in Section 5.01;

(iii)               file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of any Secured Party of such Class, including any claims secured by Junior Priority Collateral thereof, or the avoidance of any Liens on the Collateral securing Obligations of such Class, in each case, to the extent not inconsistent with the terms of this Agreement;

(iv)               exercise their rights and remedies as unsecured creditors to the extent (and only to the extent) provided in paragraph (e) of this Section, including filing any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under any Insolvency or Liquidation Proceeding, in accordance with applicable law (including the Bankruptcy Laws of any applicable jurisdiction), in each case, to the extent not inconsistent with or prohibited by the terms of this Agreement;

(v)              vote on any plan of reorganization or similar dispositive restructuring plan (including to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension) and make other filings and make any arguments and motions, in each case, to the extent not inconsistent with or prohibited by the terms of this Agreement; and

(vi)               join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to any Collateral initiated by any Senior Secured Party with respect thereto, to the extent that any such action could not reasonably be expected to restrain, hinder, limit, delay for any significant period or otherwise interfere with the exercise of rights or remedies with respect to such Collateral by the Senior Secured Parties (it being understood that no Junior Secured Party shall be entitled to receive any Proceeds thereof unless otherwise expressly permitted hereby).

Each Agent, for itself and on behalf of its Related Secured Parties, agrees that to the extent it shall receive any Senior Priority Collateral of any Secured Party of the other Class or any Proceeds of any such Collateral in connection with the enforcement or exercise of any right or remedy (including any right of set-off) with respect to such Collateral in its capacity as a creditor, or in connection with any insurance policy relating to any such Collateral or any Condemnation Proceeds relating to any such Collateral, it shall hold such Collateral in a manner that is consistent with, or otherwise required by, the terms of this Agreement (including Section 4.02 hereof). Without limiting the generality of the foregoing, until the Discharge of Senior Obligations with respect to such Collateral has occurred, except as expressly provided in this paragraphs (a) and (c) of this Section (but subject to Section 4.02) and Sections 5.06, 5.07, 5.08, and 6.03, the sole right of the Secured Parties of any Class with respect to any of the Senior Priority Collateral of the Secured Parties of the other Class is to hold a Junior Lien on such Collateral and to receive a share of the Proceeds thereof, if any, after such Discharge of Senior Obligations has occurred.

Exhibit I-19

(d)                Subject to paragraphs (a) and (c) of this Section and Sections 5.06, 5.07, 5.08, and 6.03, each Agent, for itself and on behalf of its Related Secured Parties:

(i)              agrees that neither such Agent nor any of its Related Secured Parties will take any action that (A) could reasonably be expected to restrain, hinder, limit, delay or otherwise interfere with (1) any enforcement or exercise of remedies with respect to any Senior Priority Collateral of any Secured Party of the other Class, including any Disposition of such Senior Priority Collateral, whether by foreclosure or otherwise, or (2) the realization by any Secured Party of the other Class of the full value of any of its Senior Priority Collateral or (B) otherwise would be prohibited hereunder, including any Disposition of any such Collateral, whether by foreclosure or otherwise;

(ii)               waives any and all rights such Agent or any of its Related Secured Parties may have as junior lien creditors or otherwise to object to the manner in which any Secured Party of the other Class seeks to enforce or collect any Obligations of such other Class or to enforce or realize on its Senior Liens on any Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of any Secured Party of such other Class is adverse to the interests of such Agent or any of its Related Secured Parties; and

(iii)               acknowledges and agrees that no covenant, agreement or restriction contained in any Collateral Document or other Credit Document of any Class shall be deemed to restrict in any way the rights and remedies of any Secured Party of the other Class with respect to any Collateral subject to its Senior Liens as set forth in this Agreement and the Credit Documents of such other Class.

(e)                 The Secured Parties of any Class may, in accordance with the terms of the Documents of such Class and applicable law, enforce rights and exercise remedies against the Company and any other Grantor as unsecured creditors; provided that no such action is inconsistent with or prohibited by the terms of this Agreement (including the limitations set forth in paragraphs (a) and (d) of this Section and in Article VI); provided further that in the event any Secured Party becomes a judgment Lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to any of its Obligations, such judgment Lien shall be subject to the terms of this Agreement, including the relative Lien priorities set forth in Section 2.01.

(f)                  Nothing in this Agreement shall prohibit the receipt by any Secured Party of any Class of the required or permitted payments of interest, principal and other amounts owed in respect of Obligations of such Class so long as such receipt is not the direct or indirect result of the enforcement or exercise by any Secured Party of such Class of rights or remedies (including the right of set-off) against, or otherwise holding a Junior Lien on, the Senior Priority Collateral of any Secured Party of the other Class or enforcement in contravention of this Agreement of any Junior Lien on any such Collateral (it being agreed that any such enforcement or exercise permitted by this Agreement shall be subject to Section 4.02). Nothing in this Agreement shall be construed to impair or otherwise adversely affect any rights or remedies any Secured Party of any Class may have with respect to any Collateral subject to its Senior Liens.

SECTION 3.02                   Lockbox System. Each Term Agent, for itself and on behalf of its Related Secured Parties, acknowledges that, under the terms of the ABL Documents, Grantors are or may be required to ensure that all payments on Accounts constituting ABL Priority Collateral, or on other ABL Priority Collateral, are made to Deposit Accounts or lockboxes related thereto that constitute ABL Priority Collateral, and agrees that, notwithstanding anything to the contrary set forth herein, no ABL Secured Party shall have any duty, responsibility or obligation to any Term Secured Party with respect to such Deposit Accounts or lockboxes, including no obligation to pay over to any Term Secured Party any payments received into any such Deposit Account or lockbox at any time. Each Term Agent, for itself and on behalf of its Related Secured Parties, agrees that to the extent that Proceeds of any Term Priority Collateral are deposited into any Deposit Accounts or lockboxes and are subsequently applied to repay or prepay the ABL Obligations, in the absence of the ABL Agent’s willful misconduct or gross negligence (such absence to be presumed unless otherwise determined by a final, non-appealable judgment of a court of competent jurisdiction), the sole remedy of the Term Secured Parties with regard to such Proceeds shall be to proceed directly against the Grantors unless, prior to the time such proceeds are applied to repay or prepay the ABL Obligations, the ABL Agent has actually received a Notification of Proceeds. For purposes of the foregoing, a “Notification of Proceeds” means a notice in writing from any Term Agent or any Grantor to the ABL Agent containing the following information: (a) the Term Priority Collateral being sold or otherwise Disposed; (b) the proposed date of the sale or other Disposition; (c) the approximate amount of Proceeds therefrom; and (d) the name and contact information of the buyer or transferee of such Term Priority Collateral or, in the case of an auction, of the auctioneer.

Exhibit I-20

ARTICLE IV

Payments

SECTION 4.01                   Application of Proceeds.

(a)                 Each Agent, for itself and on behalf of its Related Secured Parties, hereby agrees that the ABL Priority Collateral or Proceeds thereof received in connection with the sale or other Disposition of, or collection on, such ABL Priority Collateral upon the enforcement or exercise or any right or remedy (including any right of set-off) shall be applied:

(i)                 first, to the payment of the ABL Obligations in accordance with the ABL Documents,

(ii)                second, to the payment of the Term Obligations in accordance with the Term Documents, and

(iii)               third, the balance, if any, to the Grantors or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(b)                Each Agent, for itself and on behalf of its Related Secured Parties, hereby agrees that the Term Priority Collateral or Proceeds thereof received in connection with the sale or other Disposition of, or collection on, such Term Priority Collateral upon the enforcement or exercise or any right or remedy (including any right of set-off) shall be applied:

(i)                 first, to the payment of the Term Obligations in accordance with the Term Documents,

(ii)               second, to the payment of the ABL Obligations in accordance with the ABL Documents, and

(iii)              third, the balance, if any, to the Grantors or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 4.02                   Payments Over. So long as the Discharge of Senior Obligations with respect to any Collateral has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced, if (a) any Junior Secured Party receives any Junior Priority Collateral subject to any Senior Lien of a Senior Secured Party or any Proceeds of any such Collateral, or any other payment in connection with or on account of such Collateral, (i) in connection with the enforcement or exercise of any right or remedy (including any right of set-off) relating to such Collateral, the transfer of such Collateral or Proceeds to any Junior Secured Party by any Person holding a Lien on such Collateral that is subordinate to the Junior Lien on such Collateral, or any insurance policy claim or any Condemnation Proceeds in respect of such Collateral or (ii) as a distribution or recovery in any Insolvency or Liquidation Proceeding, (b) any Junior Secured Party receives, in contravention of Section 2.03, any Collateral of the type that would constitute Junior Priority Collateral of such Junior Secured Party, or any Proceeds of any such Collateral, or any other payment in connection with or on account of such Collateral, or (c) any Junior Secured Party receives any additional or replacement Collateral referred to in Section 6.03(b)(ii) that pursuant to such Section is subject to the provisions of this Section 4.02, or any Proceeds of such additional or replacement Collateral, or any other payment in connection with or on account of such additional or replacement Collateral, then, in each case, such Collateral or Proceeds thereof, or such other payment, shall be segregated and held in trust and forthwith transferred or paid over to the Senior Collateral Agent (which with respect to any Term Priority Collateral shall be the Controlling Term Agent) for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Until the Discharge of Senior Obligations occurs, each Junior Agent, for itself and on behalf of its Related Secured Parties, hereby appoints each Senior Agent, and any officer or agent of each Senior Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name, place and stead of each such Junior Secured Party or in such Senior Agent’s own name, from time to time in such Senior Agent’s discretion, for the purpose of carrying out the terms of this Section, to take any and all action or to execute and any all documents and instruments that may be necessary or appropriate to accomplish the purposes of this Section, including any endorsements or other instruments of transfer (which appointment is irrevocable and coupled with an interest).

Exhibit I-21

SECTION 4.03                   Delivery of Collateral and Proceeds. Upon the Discharge of Obligations of any Class, the Agent of such Class shall, except as may otherwise be required by applicable law or any order of any court or other Governmental Authority, deliver, at the expense of the Grantors, to the Agent of the other Class (which in the case of Term Obligations, shall be the Controlling Term Agent), without representation or recourse, any Collateral (including any Pledged or Controlled Collateral) held by the Agent of such Class at such time in the same form as received, with any necessary endorsements (so as, in respect of any such Pledged or Controlled Collateral, to allow the Agent of such other Class to obtain possession or control thereof), to be applied by such Agent of such other Class (which in the case of Term Obligations, shall be the Controlling Term Agent) to the Obligations of such other Class in the order specified in the Credit Documents of such other Class.

ARTICLE V

Other Agreements

SECTION 5.01                   Releases.

(a)                 The Junior Liens on any Senior Priority Collateral shall be automatically, unconditionally and simultaneously released if:

(i)                  in connection with the enforcement or exercise of its rights or remedies in respect of such Collateral, any Senior Agent, for itself and on behalf of its Related Secured Parties, releases its Senior Liens on any part of such Collateral; or

(ii)                in connection with any Disposition permitted under the terms of both the ABL Documents and the Term Documents, the Senior Agent (which in the case of Term Obligations, shall be the Controlling Term Agent), for itself and on behalf of its Related Secured Parties, releases any of its Senior Liens on any part of such Collateral, other than following the Discharge of Senior Obligations represented by such Senior Agent;

provided that, in each case, the Junior Liens on such Collateral shall attach to all Proceeds of such Collateral in accordance with this Agreement, subject to the relative Lien priorities set forth in Section 2.01.

Exhibit I-22

(b)                The Junior Agent with respect to any Senior Priority Collateral, for itself or on behalf of its Related Secured Parties, promptly shall (at the Grantors’ expense) execute and deliver to each Senior Agent such documents and instruments as such Senior Agent may reasonably request to accomplish the purposes of this Section, including any endorsements or other instruments of transfer or release.

(c)                 Until the Discharge of Obligations of the other Class has occurred, each Agent, for itself and on behalf of its Related Secured Parties, hereby irrevocably constitutes and appoints each Agent of the other Class and any officer or agent of such Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name, place and stead of such Agent or its Related Secured Parties or in such other Agent’s own name, from time to time in such other Agent’s discretion, for the purpose of carrying out the terms of this Section, to take any and all action and to execute any and all documents and instruments that may be necessary or appropriate to accomplish the purposes of this Section, including any endorsements or other instruments of transfer or release (which appointment is irrevocable and coupled with an interest).

(d)                Until the Discharge of Senior Obligations in respect of such Collateral has occurred, to the extent that any Senior Agent or the Senior Secured Parties released any Senior Lien on any Collateral and any such Lien is later reinstated, then each Junior Agent, for itself and for its Related Secured Parties, shall have a Lien on such Collateral, subject to the relative Lien priorities set forth in Section 2.01.

SECTION 5.02                   Insurance.

(a)                 Until the Discharge of Term Obligations has occurred, and subject to the rights of the Grantors under the Term Documents, the Term Secured Parties shall have the exclusive right to adjust settlement under any insurance policy in respect of any Casualty to, or to approve any Condemnation Proceeds in respect of, any Term Priority Collateral, and all Proceeds on account thereof shall be paid to the Term Agents.

(b)                Until the Discharge of ABL Obligations has occurred, and subject to the rights of the Grantors under the ABL Documents, the ABL Secured Parties shall have the exclusive right to adjust settlement under any insurance policy in respect of any Casualty to, or to approve any Condemnation Proceeds in respect of, any ABL Priority Collateral, and all Proceeds on account of ABL Priority Collateral shall be paid to the ABL Agent.

(c)                 Until the Discharge of ABL Obligations has occurred, subject to the rights of the Grantors under the ABL Documents, the ABL Secured Parties shall have the exclusive right to adjust settlement in respect of all business interruption insurance, and all Proceeds on account thereof shall be paid to the ABL Agent.

Exhibit I-23

(d)                Any insurance Proceeds and Condemnation Proceeds received by the Agent of any Class in accordance herewith shall, subject to the rights of the Grantors under the Credit Documents of such Class, be held or applied by it in accordance with such Credit Documents; provided that following the acceleration of the Obligations of such Class under such Credit Documents, all such amounts shall be promptly applied to such Obligations to the extent permitted under applicable law.

(e)                 Until the Discharge of Obligations of the other Class has occurred, if any Secured Party of any Class shall, at any time, receive any insurance Proceeds (including Proceeds of the business interruption insurance) or Condemnation Proceeds in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay over such insurance Proceeds or Condemnation Proceeds over to the Agent of the other Class in accordance with the terms of Section 4.02.

(f)                  Each Agent, for itself and on behalf of its Related Secured Parties, agrees to cooperate with the Agents and Secured Parties of the other Class in connection with any Condemnation or Casualty for the purpose of carrying out the terms of this Section. In furtherance of the foregoing, each Agent agrees promptly to execute and deliver to applicable Agent of the other Class such acknowledgements, releases, consents, endorsements and other documents as such Agent of such other Class may reasonably request to accomplish the purposes of this Section (including any such request made at the request of any insurer). In the event of a conflict between the provisions of this Section and any other provision hereof, the provisions of this Section shall control.

SECTION 5.03                   Certain Provisions Regarding Credit Documents.

(a)                 The ABL Agent, for itself and on behalf of the other ABL Secured Parties, acknowledges and agrees that the Term Documents may be Amended, and Indebtedness thereunder may be Refinanced, without the consent of any ABL Secured Party, and each Term Agent, for itself and on behalf of its other Related Secured Parties, acknowledges and agrees that the ABL Documents may be Amended, and Indebtedness thereunder may be Refinanced, without the consent of any Term Secured Party, provided that no such Amendment of any Credit Document shall affect or otherwise contravene the lien subordination or other provisions of this Agreement. Nothing in this paragraph shall affect any covenant of any Grantor under the Credit Documents of any Class that restricts the ability of such Grantor to Amend any Credit Document of the other Class or to effect a Refinancing of any Indebtedness thereunder.

(b)                In the event any Indebtedness under the Credit Documents of any Class is Refinanced, the holders of such Refinancing Indebtedness shall bind themselves in a writing addressed to the Agent of the other Class, for the benefit of the Secured Parties of such other Class, to the terms of this Agreement, including Section 5.05.

(c)                 The Agent of each Class agrees that each Collateral Document (except Collateral Documents applicable solely to Foreign Collateral) of such Class executed by it shall include the following language (or language to similar effect approved by the Agent of the other Class (which in the case of the Term Obligations shall be the Controlling Term Agent)):

“Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreement dated as of September 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between JPMorgan Chase Bank, N.A., in its capacity as administrative agent for, and acting on behalf of, the ABL Secured Parties identified therein, and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for, and acting on behalf of, the Term Loan Secured Parties identified therein. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

Exhibit I-24

SECTION 5.04                   Bailee for Perfection.

(a)                 Each Agent agrees to hold that part of the Collateral that is in its possession or control, or in the possession or control of its agents or bailees (such Collateral being called the “Pledged or Controlled Collateral”), as collateral agent for its Related Secured Parties and as gratuitous bailee for the Agent and Secured Parties of the other Class (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) solely for the purpose of perfecting the security interest granted under the Credit Documents of such other Class, subject to the terms and conditions of this Section.

(b)                No Agent shall have any obligation whatsoever to its Related Secured Parties or to any Secured Party of the other Class to ensure that the Pledged or Controlled Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person. The duties or responsibilities of any Agent to any Secured Party of the other Class under this Section shall be limited solely to holding the Pledged or Controlled Collateral in its possession or under its control as gratuitous bailee in accordance with this Section and delivering such Pledged or Controlled Collateral upon the Discharge of Obligations of the applicable Class as provided in Section 4.03.

(c)                 No Agent acting pursuant to this Section shall have by reason of any Credit Document, this Agreement or any other document or agreement a fiduciary relationship in respect any Secured Party or any liability to any Secured Party, and each Secured Party hereby waives and releases each Agent from all claims and liabilities arising pursuant to any Agent’s role under this Section 5.04 as gratuitous bailee with respect to the Pledged or Controlled Collateral.

(d)                Subject to the terms of this Agreement, so long as the Discharge of Obligations of the applicable Class has not occurred, each Agent shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of this Agreement and the Credit Documents of the applicable Class. Upon the Discharge of such Obligations, such Agent shall, at the expense of the Grantors, take such other actions as are reasonably requested by the other Agent in connection with such other Agent obtaining a first-priority interest in, or possession or control of, such Pledged or Controlled Collateral.

SECTION 5.05                   When Discharge of Obligations Deemed Not to Have Occurred. If any Grantor shall enter into any Refinancing of Obligations of any Class that is permitted by the Credit Documents of the other Class, where obligations under such Refinancing are secured by Liens on Collateral subject to Senior Liens securing such Refinanced Obligations, then a Discharge of Obligations of such Class shall be deemed not to have occurred for all purposes of this Agreement and, from and after the date on which the Notice of New Obligations is delivered to the Agent of the other Class in accordance with the next sentence, (a) the obligations under such Refinancing of Obligations of any Class shall automatically be treated as Obligations of such Class (to the same extent as the Refinanced Obligations), (b) the Liens securing such Refinancing of Obligations of any Class shall be treated as Senior Liens (to the same extent as the corresponding Liens securing the Refinanced Obligations) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and (c) the collateral agent for such Refinancing of Obligations of any Class (the “New Agent”) shall be the Agent of such Class (and, where applicable, a Senior Agent) for all purposes of this Agreement (to the same extent as the Agent for the Refinanced Obligations). Upon receipt of a notice (the “Notice of New Obligations”) stating that any Grantor has Refinanced any Obligations of any Class as provided above (which notice shall include the identity of the New Agent), the original Agents shall promptly enter into such documents and agreements (including Amendments to this Agreement) as the Company or such New Agent shall reasonably request in order to provide to such New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. The New Agent shall agree in a writing addressed to the remaining original Agent, for the benefit of its Related Secured Parties, to be bound by the terms of this Agreement. The provisions of this Section are intended to ensure that (i) the Liens on any Collateral securing any Refinancing of any Obligations of any Class will have the same priorities relative to the Liens on such Collateral securing Obligations of the other Class as the Liens that secured such Refinanced Obligations prior to such Refinancing and (ii) the parties benefited by the Liens on any Collateral securing any Refinancing of any Obligations of any Class will have the same rights and obligations relative to the parties holding Liens on such Collateral securing Obligations of the other Class as the parties that were benefited by the Liens that secured such Refinanced Obligations, and such provisions shall be construed accordingly.

Exhibit I-25

SECTION 5.06                   Sharing of Information; Rights of Access and Use.

(a)                 Subject to confidentiality limitations imposed by law, contract or otherwise, each Agent agrees, for itself and on behalf of its Related Secured Parties, that if any of them obtains actual possession of any books and records of any Grantor (whether such books and records are in the form of a writing or stored in electronic form), then, upon request of the Agent of the other Class and reasonable prior notice, such Agent or such Related Secured Party in possession thereof will permit the requesting Agent, or its designated representatives and agents, to examine such books and records if and to the extent the requesting Agent delivers to such Agent or such Related Secured Party a certificate of its duly authorized officer to the effect that (i) such books and records contain, or are reasonably expected to contain, information that, in the good faith opinion of the requesting Agent, is necessary or useful to the exercise of rights and remedies with respect to the Senior Liens of the requesting Agent and (ii) the requesting Agent is entitled to receive and use such information as against the applicable Grantor or its suppliers, customers and contracts and under applicable law, and, in doing so, will comply, and will cause its Affiliates to comply, with all obligations imposed by law, contract or otherwise in respect of the disclosure or use of such information.

(b)                Each Term Agent, for itself and on behalf of its other Related Secured Parties, agrees that if the ABL Agent takes any enforcement action with respect to the ABL Priority Collateral, each Term Agent and its other Related Secured Parties (i) shall cooperate with the ABL Agent (at the sole cost and expense of the ABL Agent and the ABL Secured Parties and subject to the condition that the Term Secured Parties shall have no obligation or duty to take any action or refrain from taking any action that, in the judgment of such Term Agent, could reasonably be expected to result in the incurrence of any liability, loss or damage to the Term Agents or the other Term Secured Parties) in its efforts to enforce its security interest in the ABL Priority Collateral and to assemble and sell the ABL Priority Collateral, (ii) shall not take any action designed or intended to hinder or restrict in any respect the ABL Agent from enforcing its security interest in the ABL Priority Collateral or selling or assembling the ABL Priority Collateral and (iii) in the event that any Term Agent or any other Term Secured Party shall acquire control or possession of any of the Term Priority Collateral, shall permit the ABL Agent, or its designated representatives or agents, upon reasonable advance notice, to use the Term Priority Collateral (including (x) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (y) Intellectual Property), for a period not to exceed 180 days, for purposes of (A) assembling the ABL Priority Collateral, (B) selling (by public auction, private sale or a “store closing,” “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in the Grantors’ business) any or all of the ABL Priority Collateral (including any ABL Priority Collateral located on any real property constituting Term Priority Collateral) in the ordinary course of business or otherwise, (C) removing any or all of the ABL Priority Collateral located in or on any real property constituting Term Priority Collateral or (D) taking reasonable actions to protect, secure and otherwise enforce the rights of the ABL Agent and the other ABL Secured Parties in and to the ABL Priority Collateral; provided that nothing contained in this paragraph shall restrict the rights of any Term Debt Agent or the other Term Secured Parties from selling or otherwise Disposing of any Term Priority Collateral prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this paragraph. If any stay or other order prohibiting the enforcement or exercise of rights or remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. The rights of the ABL Agent, and its designated representatives and agents, set forth in clause (iii) above as to the Term Priority Collateral shall be irrevocable and royalty and rent free and shall continue at the ABL Agent’s option for a period of up to 180 days as to any such Term Priority Collateral, beginning upon the earlier of (1) the date that is five days after the date on which any Term Debt Agent has notified the ABL Agent that such Term Debt Agent has acquired possession or control of such Term Priority Collateral and (2) the date the ABL Agent provides such Term Debt Agent with written notice that it intends to exercise its rights under such clause with respect to such Term Priority Collateral.

Exhibit I-26

(c)                 During the period of actual use or control by the ABL Agent, or its designated representatives or agents, of any Term Priority Collateral, the ABL Secured Parties shall be (i) responsible for the ordinary course third party expenses related thereto, including costs with respect to heat, light, electricity and water with respect to that portion of any premises so used or controlled, or that arise as a result of such use or control, provided that the ABL Secured Parties shall not be obligated to pay any fee to the Term Secured Parties (or any Person claiming by, through or under the Term Secured Parties, including any purchaser of any Term Priority Collateral) or to any Grantor, for or in respect of the use by the ABL Agent, or its designated representatives or agents, of any Term Priority Collateral, and (ii) be obligated to repair at their expense any physical damage to such Term Priority Collateral resulting from such use or control, and to leave such Term Priority Collateral in substantially the same condition as it was at the commencement of such use or control, ordinary wear and tear excepted. In addition, the ABL Agent shall indemnify and hold harmless each Term Agent, and its officers, directors, employees and agents, from any liability, cost, expense, loss or damages, including reasonable and documented out-of-pocket legal fees and expenses, arising from any claim by a third party against such Term Agent to the extent such liability, cost, expense, loss or damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the ABL Agent, or its designated agents or representatives, pursuant to the exercise of its rights of access and use under paragraph (b) of this Section, to the extent not covered by insurance. Notwithstanding the foregoing, in no event shall the ABL Agent or the other ABL Secured Parties have any liability to any Term Agent or the other Term Secured Parties pursuant to this paragraph as a result of the condition of any Term Priority Collateral existing prior to the date of the exercise by the ABL Agent of its rights under paragraph (b) of this Section, and the ABL Agent and the other ABL Secured Parties shall have no duty or liability to maintain the Term Priority Collateral in a condition or manner better than that in which it was maintained prior to the use or control thereof by the ABL Agent, or its designated representatives or agents, or for any diminution in the value of the Term Priority Collateral that results solely from ordinary wear and tear resulting from the use or control of the Term Priority Collateral by the ABL Agent, or its designated representatives or agents, in the manner and for the time periods specified under this Section. Without limiting the rights granted under this Section, the ABL Agent, for itself and on behalf of the other ABL Secured Parties, agrees to cooperate with each Term Debt Agent (at the sole cost and expense of such Term Debt Agent and the other Term Secured Parties and subject to the condition that the ABL Secured Parties shall have no obligation or duty to take any action or refrain from taking any action that, in the judgment of such Term Debt Agent, could reasonably be expected to result in the incurrence of any liability, loss or damage to the ABL Agent or the ABL Secured Parties) in connection with any efforts made by such Term Debt Agent to sell the Term Priority Collateral.

(d)                Neither the Agent nor any other Secured Party of any Class shall have any responsibility or liability for the acts or omissions of the Agent or any other Secured Party of the other Class made or arising in connection with the use or occupancy by the Agent or any other Secured Party of such other Class of any of the Term Priority Collateral.

Exhibit I-27

SECTION 5.07                   Consent to License of Intellectual Property.

(a)                 Each Term Agent, for itself and on behalf of its other Related Secured Parties, (i) acknowledges and consents to the grant to the ABL Agent by the Grantors of a limited, nonexclusive royalty-free license relating to any Intellectual Property pursuant to the ABL Security Agreement (an “Intellectual Property License”) and (ii) agrees that the Term Liens on the Intellectual Property constituting Collateral shall be subject to the Intellectual Property License.

(b)                Each Term Agent, for itself and on behalf of its other Related Secured Parties, agrees that if any Term Secured Party becomes the owner of any Intellectual Property as a result of the exercise of rights or remedies by such Term Secured Party with respect to its Senior Lien thereon, then, upon request of the ABL Agent, such Term Secured Party shall promptly provide written confirmation of the grant to the ABL Agent of, and does hereby irrevocably grant to the ABL Agent, a limited, nonexclusive royalty-free license in the form substantially similar to the Intellectual Property License for purposes of selling or otherwise foreclosing on ABL Priority Collateral (including any enforcement action with respect to the Foreign Subsidiaries or the Foreign Collateral pledged by the Foreign Subsidiaries) (a “Successor Intellectual Property License”) to use any such Intellectual Property, whether or not any Insolvency or Liquidation Proceeding has been commenced. Any license so granted by any Term Secured Party shall be binding on its successors and assigns (including any purchaser at a foreclosure sale). No Term Secured Party shall make any sale or transfer of any such Intellectual Property unless the purchaser or transferee thereof agrees in writing to provide a Successor Intellectual Property License to the ABL Agent upon request. For the avoidance of doubt, the grant to the ABL Agent of the license pursuant this Section shall not be terminated or otherwise affected by the termination of any licensing agreement relating to the license of any Intellectual Property by a Grantor to another Subsidiary.

SECTION 5.08                   Permits and Licenses. Each Term Agent agrees that if the ABL Agent shall require rights available under any permit or license controlled by such Term Agent in order to realize on any ABL Priority Collateral, such Term Agent shall take all such actions as shall be available to it (at the sole cost and expense of the Grantors), consistent with applicable law, and as shall be reasonably requested by the ABL Agent to make such rights available to the ABL Agent, subject to the Term Liens. The ABL Agent agrees that if such Term Agent shall require rights available under any permit or license controlled by the ABL Agent in order to realize on any Term Priority Collateral, the ABL Agent shall take all such actions as shall be available to it (at the sole cost and expense of the Grantors), consistent with applicable law, and as shall be reasonably requested by the Term Agent to make such rights available to the Term Agent, subject to the ABL Liens.

Exhibit I-28

ARTICLE VI

Insolvency or Liquidation Proceedings

SECTION 6.01                   Cash Collateral and DIP Financing.

(a)                 Until the Discharge of ABL Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) (any such use being referred to as “Cash Collateral Usage”) that constitutes ABL Priority Collateral or to permit any Grantor to obtain financing from any of the ABL Secured Parties or that is otherwise consented to by the ABL Agent, under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (any such financing being referred to as a “DIP Financing”) that is to be secured at least in part by the ABL Priority Collateral, then each Term Agent, for itself and on behalf of its other Related Secured Parties, agrees that none of them will raise any objection to such Cash Collateral Usage or such DIP Financing, insofar as its rights and priority with respect to the ABL Priority Collateral are affected, provided that any Liens to be provided in connection with such DIP Financing on the Term Priority Collateral shall not (without each Term Agent’s prior written consent) be senior to or pari passu with the Term Liens thereon. To the extent the ABL Liens on the ABL Priority Collateral are subordinate to or pari passu with the Liens thereon securing any such DIP Financing meeting the foregoing requirements, each Term Agent, for itself and on behalf of its other Related Secured Parties, shall subordinate, and hereby subordinates, to the same extent the ABL Liens on the ABL Priority Collateral are subordinated to the Liens thereon securing such DIP Financing (and all obligations relating thereto), the Term Liens on the ABL Priority Collateral to (i) the Liens thereon securing such DIP Financing (but not to any Liens on the Term Priority Collateral securing such DIP Financing), (ii) any “carve-out” from the ABL Priority Collateral for professional and United States Trustee fees agreed to by the ABL Agent, and (iii) any adequate protection Liens on the ABL Priority Collateral granted to the ABL Secured Parties in connection with such Cash Collateral Usage or DIP Financing, and agrees, for itself and on behalf of the other Term Secured Parties, that neither the Term Agents nor any other Term Secured Party will request adequate protection or any other relief in connection with its rights as a holder of Liens on the ABL Priority Collateral (except as expressly agreed by the ABL Agent or to the extent permitted by Section 6.03(b)).

(b)                Until the Discharge of Term Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Term Agents shall desire to permit the use of Cash Collateral that constitutes Term Priority Collateral or to permit any Grantor to obtain DIP Financing from any of the Term Secured Parties or that is otherwise consented to by the Term Agents, that is to be secured at least in part by the Term Priority Collateral, then the ABL Agent, for itself and on behalf of its other Related Secured Parties, agrees that none of them will raise any objection to such Cash Collateral Usage or such DIP Financing, insofar as its rights and priority with respect to the Term Priority Collateral are affected, provided that any Liens to be provided in connection with such DIP Financing on the ABL Priority Collateral shall not (without the ABL Agent’s prior written consent) be senior to or pari passu with the ABL Liens thereon. To the extent the Term Liens on the Term Priority Collateral are subordinate to or pari passu with the Liens thereon securing any such DIP Financing meeting the foregoing requirements, the ABL Agent, for itself and on behalf of its other Related Secured Parties, shall subordinate, and hereby subordinates, to the same extent the Term Liens on the Term Priority Collateral are subordinated to the Liens thereon securing such DIP Financing (and all obligations relating thereto), the ABL Liens on the Term Priority Collateral to (i) the Liens thereon securing such DIP Financing (but not to any Liens on the ABL Priority Collateral securing such DIP Financing), (ii) any “carve-out” from the Term Priority Collateral for professional and United States Trustee fees agreed to by the Term Agents, and (iii) any adequate protection Liens on the Term Priority Collateral granted to the Term Secured Parties in connection with such Cash Collateral Usage or DIP Financing, and agrees, for itself and on behalf of the other ABL Secured Parties, that neither the ABL Agent nor any other ABL Secured Party will request adequate protection or any other relief in connection with its rights as a holder of Liens on the Term Priority Collateral (except as expressly agreed by the Term Agents or to the extent permitted by Section 6.03(b)).

Exhibit I-29

SECTION 6.02                   Relief from the Automatic Stay. Until the Discharge of Senior Obligations with respect to any Collateral has occurred, no Junior Secured Party with respect to such Junior Secured Party’s Junior Priority Collateral shall seek, or join or otherwise support any other Person in seeking, relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of such Collateral without the prior written consent of any Senior Agent with respect to such Collateral. No Junior Secured Party shall oppose, or join or otherwise support any other Person opposing, any motion of any Senior Secured Party seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of such Senior Secured Party’s Senior Priority Collateral.

SECTION 6.03                   Adequate Protection.

(a)                 Each Agent, for itself and on behalf of its Related Secured Parties, agrees that none of them shall contest, or join or otherwise support any other Person contesting, (i) any request by the Agent or any other Secured Party of the other Class for adequate protection in any form with respect to its Senior Liens on any Collateral or (ii) any objection by the Agent or any other Secured Party of the other Class to any motion, relief, action or proceeding based on the Agent or such other Secured Party of the other Class claiming a lack of adequate protection with respect to its Senior Liens on any Collateral.

(b)                Notwithstanding paragraph (a) of this Section, in any Insolvency or Liquidation Proceeding:

(i)              if the Agent or any other Secured Party of any Class is granted adequate protection in the form of an Lien on additional or replacement Collateral of a type that would constitute Senior Priority Collateral of the Agent and other Secured Parties of such Class, then (A) the Agent of the other Class, for itself and on behalf of its Related Secured Parties, may seek or request adequate protection in the form of a Lien on such Collateral, which Lien will be junior and subordinate to the Liens thereon securing and granted as adequate protection for the Senior Obligations and to any Liens provided in connection with any DIP Financing in the manner set forth in Section 6.01 hereof on the same basis as the other Liens on such Collateral securing the Junior Obligations are so junior and subordinate to the Liens on such Collateral securing the Senior Obligations under this Agreement and (B) subject to clause (ii) below, the Agent of such first Class, for itself and on behalf of its Related Secured Parties, agrees that none of them shall contest, or join or otherwise support any other Person contesting, (1) any request by the Agent of such other Class, for itself or on behalf of its Related Secured Parties, for adequate protection pursuant to the preceding clause (A) or (2) any motion, relief, action or proceeding in support of a request for adequate protection pursuant to the preceding clause (A); and

(ii)               if any Agent or any other Secured Party of any Class is granted adequate protection in the form of a Lien on additional or replacement collateral of a type that would constitute Junior Priority Collateral of the Agent and other Secured Parties of such Class, then the Agent of such Class, for itself and on behalf of its Related Secured Parties, agrees that the Agent of the other Class shall be entitled to be granted adequate protection in the form of a Lien on such additional or replacement collateral for the Obligations of such other Class and that any Lien on such additional or replacement collateral securing or granted as adequate protection for the Junior Obligations shall be junior and subordinate to the Lien on such collateral securing the Senior Obligations (and to any Liens provided in connection with any DIP Financing in the manner set forth in Section 6.01 hereof) and to any other Liens thereon granted to the Senior Secured Parties as adequate protection of its interest in such Senior Collateral on the same basis as the other Liens on such Collateral securing the Junior Obligations are so junior and subordinate to the Liens on such Collateral securing the Senior Obligations under this Agreement; provided that, to the extent the Agent of such other Class is not granted such adequate protection in the applicable form, any such additional collateral and any amounts recovered by or distributed to the Agent or any other Secured Party of such first Class pursuant to or as a result of any Lien on such additional or replacement collateral granted to or for the benefit of the Agent or any Secured Party of such first Class shall be subject to Section 4.02.

Exhibit I-30

(c)                 Except as expressly set forth in Sections 6.01 and 6.07 and in paragraphs (a) and (b) of this Section, nothing herein shall limit (i) the rights of the Agent of any Class, or any of its Related Secured Parties, to seek adequate protection with respect to its or their rights in the Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a superpriority administrative claim or cash payments, periodic cash payments or otherwise for Post-Petition Amounts provided that such payments come from the Proceeds of such Class’s Senior Priority Collateral and not from the proceeds of such Class’ Junior Priority Collateral) or (ii) the right of the Agent of the other Class, or any of its Related Secured Parties to object to such request for adequate protection (other than any request for the payment of Post-Petition Amounts from the Proceeds of such other Class’s Senior Priority Collateral).

SECTION 6.04                   No Waiver. Subject to Sections 3.01(c), 3.01(e), and the other provisions of this Article VI, nothing contained herein shall prohibit or in any way limit any Senior Agent or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Agent or any other Junior Secured Party, including the seeking by any such Junior Agent or any other Junior Secured Party of adequate protection or the asserting by any such Junior Agent or any other Junior Secured Party of any of its rights and remedies under the applicable Junior Credit Documents or otherwise, in each case to the extent affecting such Senior Agent’s or such Senior Secured Parties’ rights in its Senior Priority Collateral.

SECTION 6.05                   Avoidance Issues. If any Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor any amount paid in respect of its Senior Obligations (a “Recovery”), then such Secured Party shall be entitled to a reinstatement of the applicable Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

SECTION 6.06                   Post-Petition Amounts.

(a)                 Each Term Agent agrees, for itself and on behalf of its other Related Secured Parties, that none of them shall oppose or seek to challenge any claim by the ABL Agent or any other ABL Secured Party for allowance in any Insolvency or Liquidation Proceeding of ABL Obligations consisting or alleged to consist of Post-Petition Amounts to the extent of (i) the value of the Senior Priority Collateral of the ABL Agent and the other ABL Secured Parties, without regard to the existence of the Term Liens of the Term Agents or any other Term Secured Party on such Collateral and (ii) the value of the Junior Priority Collateral of the ABL Agent and the other ABL Secured Parties, after taking into account the existence of the Term Liens of the Term Agents or any other Term Secured Party on such Collateral.

(b)                The ABL Agent agrees, for itself and on behalf of the other ABL Secured Parties, that none of them shall oppose or seek to challenge any claim by any Term Agent or any other Term Secured Party for allowance in any Insolvency or Liquidation Proceeding of Term Obligations consisting or alleged to consist of Post-Petition Amounts to the extent of (i) the value of the Senior Priority Collateral of the Term Agents and the other Term Secured Parties, without regard to the existence of the ABL Liens of the ABL Agent or any other ABL Secured Party on such Collateral, and (ii) the value of the Junior Priority Collateral of the Term Agents and the other Term Secured Parties, after taking into account the existence of the ABL Liens of the ABL Agent or any other ABL Secured Party on such Collateral.

SECTION 6.07                   Asset Dispositions. Each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that none of them will, in an Insolvency or Liquidation Proceeding, oppose or object to, or join or otherwise support any other Person in opposing or objecting to, any Disposition of any Senior Priority Collateral of any Grantor that is supported by any Senior Agent (and will not so oppose or object to any related bidding procedures and other related matters supported by such Senior Agent), and each Junior Agent and its Related Secured Parties will be deemed to have consented under Section 363 of the Bankruptcy Code (or any comparable provisions of any other Bankruptcy Law) to any such Disposition of Senior Priority Collateral (and any such related bidding procedures and other related matters) supported by any Senior Agent, provided that the Secured Parties’ respective Liens attach to the proceeds of such Disposition subject to the relative Lien priority set forth in this Agreement.

Exhibit I-31

SECTION 6.08                   Waiver.

(a)                 Until the Discharge of the ABL Obligations has occurred, each Term Agent, for itself and on behalf of its other Related Secured Parties, agrees that none of them (i) will assert or enforce any claim under Section 506(c) of the Bankruptcy Code (or any comparable provisions of any other Bankruptcy Law) senior to or on a parity with the ABL Liens on any ABL Priority Collateral for costs or expenses of preserving or disposing of any ABL Priority Collateral and (ii) waives any claim it may now or hereafter have arising out of the election by any ABL Secured Party of the application of Section 1111 (b)(2) of the Bankruptcy Code (or any comparable provisions of any other Bankruptcy Law) with respect to any ABL Priority Collateral.

(b)                Until the Discharge of the Term Obligations has occurred, the ABL Agent, for itself and on behalf of its Related Secured Parties, agrees that none of them (i) will assert or enforce any claim under Section 506(c) of the Bankruptcy Code (or any comparable provisions of any other Bankruptcy Law) senior to or on a parity with the Term Liens on any Term Priority Collateral for costs or expenses of preserving or disposing of any Term Priority Collateral and (ii) waives any claim it may now or hereafter have arising out of the election by any Term Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code (or any comparable provisions of any other Bankruptcy Law) with respect to any Term Priority Collateral.

SECTION 6.09                   Separate Grants of Security and Separate Classification. Each of the ABL Agent, for itself and on behalf of the other ABL Secured Parties, and each Term Agent, for itself and on behalf of its other Related Secured Parties, acknowledges and agrees that (a) the grants of Liens pursuant to the ABL Collateral Documents and the Term Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the ABL Priority Collateral and the Term Priority Collateral, the ABL Obligations and the Term Obligations are fundamentally different from one another and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding (other than any such plan of reorganization or similar dispositive restructuring plan that provides for the payment in full and in cash of the aggregate amount of (and accrued interest, fees and expenses under (including all Post-Petition Amounts)) the ABL Obligations and the Term Obligations). To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and the Term Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of secured claims as contemplated hereunder), then each Agent, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that, subject to the provisions hereof (including Sections 2.01 and 4.01), all distributions shall be made as if there were separate classes of secured claims against the Grantors in respect of the Collateral, with the effect being that, to the extent that the aggregate value of the Senior Priority Collateral of any Class is sufficient to satisfy the Senior Obligations of such Class, the Senior Secured Parties of such Class shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims constituting the Senior Obligations of such Class, all Post-Petition Amounts included in the Senior Obligations of such Class before any distribution is made in respect of the Junior Obligations in respect of such Collateral, with the Junior Secured Parties in respect of such Collateral being required to (and hereby agreeing to) turn over to the Senior Agent (which in the case of the Term Obligations, shall be the Controlling Term Agent) in respect of such Collateral amounts otherwise received or receivable by them from such Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries thereof.

Exhibit I-32

SECTION 6.10                   Voting. Each Agent, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that no Agent or other Secured Party (whether in the capacity of a secured or an unsecured creditor) shall (1) be entitled to vote to accept any plan of reorganization or similar dispositive restructuring plan that is inconsistent with or in contravention of the provisions of this Agreement (absent the express written consent of the other Agent) or (2) be required to vote to approve any plan of reorganization or similar dispositive restructuring plan with respect to any Grantor for any reason or to agree that any provision of any Credit Document shall survive the effectiveness of a plan of reorganization or similar dispositive restructuring plan with respect to any Grantor in an Insolvency or Liquidation Proceeding.

SECTION 6.11                   Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of any reorganized Grantor secured by Liens upon any assets of such reorganized Grantor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the ABL Obligations and the Term Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations and the Term Obligations are secured by Liens upon the same assets, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE VII

Reliance; Waivers; Etc.

SECTION 7.01                   Reliance; Information.

(a)                 Other than any reliance on the terms of this Agreement, the ABL Agent, for itself and on behalf of the other ABL Secured Parties, acknowledges that it and the other ABL Secured Parties have, independently and without reliance on any Term Agent or any other Term Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the ABL Documents and be bound by the terms of this Agreement and agrees, for itself and on behalf of the other ABL Secured Parties, that it and the other ABL Secured Parties will continue to make their own credit decision in taking or not taking any action under the ABL Documents or this Agreement.

(b)                Other than any reliance on the terms of this Agreement, each Term Agent, for itself and on behalf of its other Related Secured Parties, acknowledges that it and the other Term Secured Parties have, independently and without reliance on the ABL Agent or any other ABL Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Term Documents and be bound by the terms of this Agreement and agrees, for itself and on behalf of the other Term Secured Parties, that it and the other Term Secured Parties will continue to make their own credit decision in taking or not taking any action under the Term Documents or this Agreement.

SECTION 7.02                   No Warranties or Liability.

(a)                 The ABL Agent, for itself and on behalf of the other ABL Secured Parties, acknowledges and agrees that, except as set forth in Section 8.16, the Term Agents and the other Term Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any Term Document, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Term Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Term Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

Exhibit I-33

(b)                Each Term Agent, for itself and on behalf of its other Related Secured Parties, acknowledges and agrees that, except as set forth in Section 8.16, the ABL Agent and the other ABL Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any ABL Document, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the ABL Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the applicable ABL Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

(c)                 None of the Term Agents or the other Term Secured Parties shall have any express or implied duty to the ABL Agent or any other ABL Secured Party, and none of the ABL Agent or the other ABL Secured Parties shall have any express or implied duty to any Term Agent or any other Term Secured Party, to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including any ABL Documents or any Term Documents), regardless of any knowledge thereof that they may have or be charged with.

SECTION 7.03                   No Waiver of Lien Priorities. No right of the Agent or any other Secured Party of any Class to enforce any provision of this Agreement or any Credit Document of such Class shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by any Agent or any other Secured Party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement or any Credit Document, regardless of any knowledge thereof that any Agent or any other Secured Party may have or be otherwise charged with.

SECTION 7.04                   No Marshalling. Until the Discharge of Obligations of such other Class, each Agent, for itself and on behalf of its Related Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of any marshaling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to any Collateral subject to any Senior Lien of the Agent or any other Secured Party of the other Class or any other similar rights a junior secured creditor may have under applicable law.

SECTION 7.05                   Obligations Unconditional. All rights, interests, agreements and obligations of each Agent and its Related Secured Parties hereunder shall remain in full force and effect irrespective of

(a)                 any lack of validity or enforceability of any Credit Document;

(b)                except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any Obligations of any Class, or any Amendment, including any increase in the amount of the obligations thereunder, whether in writing or by course of conduct or otherwise, of the terms of any Credit Document;

Exhibit I-34

(c)        except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any Amendment, whether in writing or by course of conduct or otherwise, of all or any Obligations of any Class or any guarantee thereof;

(d)        the commencement of any Insolvency or Liquidation Proceeding; or

(e)        any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of any Obligations or this Agreement or any Agent or any Secured Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01                   Agent Joinder. Each Grantor will be permitted to designate as an additional holder of Obligations hereunder each Person who is or who becomes the registered holder of Additional Debt incurred by such Grantor after the date of this Agreement in accordance with the terms of all applicable Credit Documents. Each Grantor may effect such designation by delivering to each Term Agent and the ABL Agent, each of the following:

(a)       an Officer’s Certificate stating that such Grantor intends to incur Additional Debt which will be permitted by each applicable Credit Document to be incurred and secured by a Term Lien, stating the initial principal amount of such debt and whether such debt constitutes Additional First Lien Term Debt or Second Lien Term Debt, and

(b)       an Agent Joinder signed by the Additional Debt Agent, on behalf of itself and the Additional Debt Secured Parties of such Series of Additional Debt.

SECTION 8.02                   Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)	if to the ABL Agent, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.
10 S Dearborn (LL2)
Chicago, IL 60603
Attention: Elizabeth Cruz
Telephone: 312-954-3006
Email: elizabeth.cruz@chase.com

(b)	if to the Term Loan Agent, to JPMorgan Chase Bank, N.A., at:

JPMorgan Chase Bank, N.A.
2200 Ross Ave, Floor 03
Dallas, TX 75201
Attention: Greg Martin
Telephone: 214-965-2172
Email: gregory.t.martin@jpmorgan.com; and

Exhibit I-35

(c)       if to any other Agent, to such address as specified in the Agent Joinder.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). As agreed to between the Agents from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person. Any Agent may change its address or facsimile number for notices and other communications hereunder by notice to the other Agent.

SECTION 8.03                   Conflicts. In the event of any express conflict between the provisions of this Agreement and the provisions of any Credit Document, the provisions of this Agreement shall govern and control.

SECTION 8.04                   Effectiveness; Continuing Nature of this Agreement. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of Lien subordination, and the Secured Parties of any Class may continue, at any time and without notice to the Agent or any other Secured Party of the other Class, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor constituting their Obligations in reliance hereon. Each Agent, for itself and on behalf of its Related Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The parties hereto acknowledge and agree that this Agreement is a “subordination agreement” within the meaning of, and is enforceable under, Section 510(a) of the Bankruptcy Code (or any comparable provisions of any other Bankruptcy Law), and the terms hereof shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for such Grantor, as the case may be, in any Insolvency or Liquidation Proceeding.

SECTION 8.05                   Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

SECTION 8.06                   Amendments; Waivers.

(a)                 No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)                Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the ABL Agent and each Term Agent.

Exhibit I-36

SECTION 8.07                   Information Concerning Financial Condition of Grantors. Each Agent, for itself and on behalf of its Related Secured Parties, acknowledges that no Agent or any other Secured Party shall be responsible for keeping the Agent or any other Secured Party of the other Class informed of (a) the financial condition of any Grantor or (b) any other circumstances bearing upon the risk of nonpayment of the Obligations of any Class. No Agent or any other Secured Party of any Class shall have any duty to advise the Agent or any other Secured Party of the other Class of information known to it regarding such condition or any such circumstances or otherwise. In the event the Agent or any other Secured Party of any Class, in its sole discretion, undertakes at any time or from time to time to provide any such information to the Agent or any other Secured Party of the other Class, it shall be under no obligation (i) to make, and neither the Agent nor any other Secured Party of such Class shall make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion, (iii) to undertake any investigation or (iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.08                   Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any Agent or any other Secured Party of any Class pays over to the Agent or any other Secured Party of the other Class under the terms of this Agreement, the Agent or Secured Party making such payment shall be subrogated to the rights of the Agent and Secured Party receiving such payment; provided that the Agent making such payment, for itself and on behalf of its Related Secured Parties, hereby agrees that none of them shall assert or enforce any such rights of subrogation they may acquire as a result of any such payment until the Discharge of Obligations of the other Class has occurred.

SECTION 8.09                   Application of Payments. All payments received by any Agent or any other Secured Party of any Class may be applied, reversed and reapplied, in whole or in part, to such part of the Obligations of such Class as shall be provided in the applicable Credit Documents of such Class.

SECTION 8.10                   Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.11                   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.12                   Jurisdiction; Consent to Service of Process.

(a)                 Each Agent agrees, for itself and on behalf of its Related Secured Parties, that each of them hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement brought by any of them shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each Agent agrees, for itself and on behalf of its Related Secured Parties, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Exhibit I-37

(b)                Each Agent, for itself and on behalf of its Related Secured Parties, hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each Agent, for itself and on behalf of its Related Secured Parties, hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                 Each Agent irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.13                   Further Assurances. Each Agent, for itself and on behalf of its Related Secured Parties, agrees that each of them will take such further action and will execute and deliver such additional documents and instruments (in recordable form, if requested) as the other Agent may reasonably request to effectuate the terms of and the relative Lien priorities contemplated by this Agreement.

SECTION 8.14                   Specific Performance. Each Agent may demand specific performance of this Agreement. Each Agent, for itself and on behalf of its Related Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any other Agent or any of its Related Secured Parties.

SECTION 8.15                   Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 8.16                   Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

SECTION 8.17                   Authorization. By its signature, each Agent represents and warrants to the other Agent that it is duly authorized to execute and deliver this Agreement.

SECTION 8.18                   Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, each Agent and its successors and assigns, as well as each other Secured Party, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement. Without limiting the generality of the foregoing, (a) any Person to whom any Lender assigns or otherwise transfers all or any portion of any Obligation in accordance with the applicable Credit Documents shall become vested with all the rights and obligations in respect thereof granted to such Lender, without any further consent or action of the other Secured Parties, and (b) any counterparty to a Swap Agreement or an agreement relating to Banking Services Obligations that accepts the benefit of any Collateral in accordance with the ABL Collateral Documents or the Term Collateral Documents, as applicable, shall be deemed to have agreed to be bound by the terms of this Agreement. Except as expressly provided in Sections 4.01(a)(iii), 4.01(b)(iii), and 8.01 with respect to the Grantors, no other Person, including any Grantor, any debtor-in-possession or any receiver or trustee in any Insolvency or Liquidation Proceeding, shall have or be entitled to assert any rights or benefits hereunder.

Exhibit I-38

SECTION 8.19                   Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of (a) the ABL Agent and the other ABL Secured Parties and (b) the Term Agents and the other Term Secured Parties. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the ABL Obligations and the Term Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 8.20                   Additional Indebtedness. Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any Grantor to incur additional indebtedness unless otherwise permitted by the terms of each applicable Credit Document then in effect.

Exhibit I-39

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

JPMORGAN CHASE BANK, N.A., as ABL Agent,

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Term Loan Agent,

By:
Name:
Title:

EXHIBIT A

to Intercreditor Agreement

[FORM OF]
GRANTOR ACKNOWLEDGMENT

Each Grantor has read the foregoing Agreement and consents thereto. Each Grantor agrees not to take any action that would be contrary to the provisions of the foregoing Agreement and agrees that no Agent or Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Agreement and the ABL Credit Agreement, the Term Credit Agreement and other collateral, security and credit documents referred to therein. Each Grantor understands that, except as expressly provided in Sections 4.01(a)(iii), 4.01(b)(iii), and 8.01 of the Agreement with respect to the Grantor, it is not an intended beneficiary or third party beneficiary of the foregoing Agreement.

Without limitation of the foregoing, the undersigned agree, at the Company’s expense, to take such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as any of the Company, the ABL Agent, the Term Agent or any other Agent may reasonably request to effectuate the terms of the foregoing Agreement.

For the purposes hereof, the address of each Grantor shall be as set forth in the ABL Credit Agreement.

The Company agrees to cause any Grantor that becomes a party to any Credit Document after the date hereof to promptly sign an acknowledgment of the foregoing Agreement substantially in the same form.

IN WITNESS WHEREOF, the parties hereto have caused this Grantor Acknowledgment to be executed by their respective officers or representatives as of ________________, 20 ____.

[_______________]

By:
Name:
Title:

[Notice Address]

EXHIBIT B
to Intercreditor Agreement

[FORM OF]
AGENT JOINDER

Reference is made to the Intercreditor Agreement, dated as of September 26, 2019 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “ABL Intercreditor Agreement”) among JPMorgan Chase Bank, N.A., as ABL Agent for the ABL Secured Parties referred to therein, JPMorgan Chase Bank, N.A., as Term Loan Agent for the Term Loan Secured Parties referred to therein and each Additional Debt Agent for the Additional Debt Secured Parties referred to therein.

Capitalized terms used but not otherwise defined herein shall have meaning set forth in the Intercreditor Agreement. This Agent Joinder is being executed and delivered pursuant to Section 8.01 of the Intercreditor Agreement as a condition precedent to the Additional Debt for which the undersigned is acting as representative being entitled to the rights and obligations of being additional secured debt under the Intercreditor Agreement.

1.       Joinder. The undersigned, [_____________________], a [____________________], (the “New Agent”) as [trustee] [collateral trustee] [administrative agent] [collateral agent] under that certain [described applicable indenture, credit agreement or other document governing the additional secured debt] (the “Additional Debt Facility”) hereby:

(a)       represents that the New Agent has been authorized to become a party to the Intercreditor Agreement on behalf of the Additional Debt Secured Parties under the Additional Debt Facility under the Intercreditor Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof; and

(b)       agrees that its address for receiving notices pursuant to the Intercreditor Agreement shall be as follows:

[Address];

2.       Confirmation. The undersigned New Agent, on behalf of itself and each holder of Obligations in respect of the Additional Debt Facility hereby agrees, for the benefit of all Secured Parties and each future Agent, and as a condition to being treated as Obligations under the Intercreditor Agreement, that the New Agent and each holder of Obligations in respect of the Series of Term Obligations for which the undersigned is acting as Additional Debt Agent are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Liens and the order of application of proceeds from enforcement of Liens;

3.       Governing Law and Miscellaneous Provisions. The provisions of Article VIII of the Intercreditor Agreement will apply with like effect to this Agent Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Agent Joinder to be executed by their respective officers or representatives as of _____________________ , 20___].

[insert name of New Agent]

By:
Name:
Title:

The ABL Agent hereby acknowledges receipt of this Agent Joinder:

,
as ABL Agent

By:
Name:
Title:

[The Term Loan Agent hereby acknowledges receipt of this Agent Joinder:

,
as Term Loan Agent

By:
Name:
Title: ]

[Each Additional Debt Agent hereby acknowledges receipt of this Agent Joinder:

,
as Additional Debt Agent

By:
Name:
Title: ]

EXHIBIT J

[FORM OF] SOLVENCY CERTIFICATE

[_____], 201[●]

This certificate is given pursuant to Section 4(f) of that certain Term Credit Agreement, of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Term Credit Agreement”), by and among Fossil Group, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Term Credit Agreement.

The undersigned Chief Financial Officer of the Borrower hereby certifies on behalf of the Borrower, but without any personal liability for any of the confirmations, certifications or statements made herein, that as of the Effective Date after giving effect to the Transactions, the Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.

[Signature page follows]

Exhibit J-40

IN WITNESS WHEREOF, I have hereunto set my hand on this Solvency Certificate as of the date first written above.

FOSSIL GROUP, INC., a Delaware corporation

By:
Name:	Jeffrey Boyer
Title:	Chief Financial Officer

Exhibit J-41

EXHIBIT K

[FORM OF] JUNIOR LIEN INTERCREDITOR AGREEMENT

[Attached hereto]

Exhibit K-1

EXHIBIT K

[FORM OF] JUNIOR PRIORITY INTERCREDITOR AGREEMENT

Among

FOSSIL GROUP, INC.,

as the Borrower,

the other Grantors party hereto,

JPMORGAN CHASE BANK, N.A.,
as Senior Priority Representative for the First Lien Term Secured Parties,

[                                         ],
as Second Priority Representative for the Initial Second Priority Debt Secured Parties,

and

each additional Representative from time to time party hereto

dated as of [       ], 20[   ]

Exhibit K-2

JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [          ], 20[   ] (this “Agreement”), among FOSSIL GROUP, INC., a Delaware corporation (or any successor thereof) (the “Borrower”), the other Grantors (as defined below) party hereto, JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Representative for the First Lien Term Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Administrative Agent”), [          ], as Representative for the Initial Second Priority Debt Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Second Lien Representative”), and each additional Senior Priority Representative and Second Priority Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Administrative Agent (for itself and on behalf of the First Lien Term Secured Parties), the Initial Second Lien Representative (for itself and on behalf of the Initial Second Priority Debt Secured Parties) and each additional Senior Priority Representative (for itself and on behalf of the Additional Senior Secured Parties under the applicable Additional Senior Priority Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Additional Second Priority Secured Parties under the applicable Additional Second Priority Debt Facility) agree as follows:

ARTICLE 1
Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Term Credit Agreement or, if defined in the New York UCC the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“ABL/Term Intercreditor Agreement” has the meaning assigned to the term “Intercreditor Agreement” set forth in the First Lien Term Credit Agreement.

“Additional Second Priority Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any Guarantor (other than Indebtedness constituting Initial Second Lien Debt Obligations) which Indebtedness and Guarantees are secured by Liens on the Second Priority Collateral (or a portion thereof) having the same priority (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) as the Liens securing the Initial Second Lien Debt Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Priority Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) the ABL/Term Intercreditor Agreement if it is then in effect pursuant to, and by satisfying the conditions set forth in, Section 8.05 thereof.

“Additional Second Priority Debt Documents” means, with respect to any series, issue or class of Additional Second Priority Debt, the promissory notes, credit agreements, loan agreements, note purchase agreements, indentures or other operative agreements evidencing or governing such Indebtedness or the Liens securing such Indebtedness, including the Second Priority Collateral Documents.

“Additional Second Priority Debt Facility” means each credit agreement, loan agreement, note purchase agreement, indenture or other governing agreement with respect to any Additional Second Priority Debt.

Exhibit K-3

“Additional Second Priority Debt Obligations” means, with respect to any series, issue or class of Additional Second Priority Debt, (a) all principal of, and premium and interest, fees, and expenses payable with respect to, such Additional Second Priority Debt, (b) all other amounts payable to the related Additional Second Priority Secured Parties under the related Additional Second Priority Debt Documents and (c) any renewals or extensions of the foregoing (including any such Secured Obligations, including Post-Petition Interest, arising or accruing during the pendency of any Insolvency or Liquidation Proceeding whether or not allowed or allowable in such proceeding), notwithstanding that any such Secured Obligations or claims therefor shall be disallowed, voided or subordinated in any Insolvency or Liquidation Proceeding or under any Bankruptcy Law or other applicable law.

“Additional Second Priority Secured Parties” means, with respect to any series, issue or class of Additional Second Priority Debt, the holders of such Indebtedness or any other Additional Second Priority Debt Obligation, the Representative with respect thereto, any trustee or agent therefor under any related Additional Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Second Priority Debt Documents.

“Additional Senior Priority Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any Guarantor (other than Indebtedness constituting First Lien Term Obligations) which Indebtedness and Guarantees are secured by Liens on the Senior Priority Collateral (or a portion thereof) having the same priority (but without regard to control of remedies) as the Liens securing the First Lien Term Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Priority Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof, (B) the ABL/Term Intercreditor Agreement if it is then in effect pursuant to, and by satisfying the conditions set forth in, Section 8.01 thereof and (C) the Pari Passu Lien Intercreditor Agreement; provided, further, that, if such Indebtedness will be the initial Additional Senior Priority Debt incurred by the Borrower after the Closing Date, then the Guarantors, the First Lien Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the Pari Passu Lien Intercreditor Agreement.

“Additional Senior Priority Debt Documents” means, with respect to any series, issue or class of Additional Senior Priority Debt, the promissory notes, credit agreements, loan agreements, indentures, or other operative agreements evidencing or governing such Indebtedness or the Liens securing such Indebtedness, including the Senior Priority Collateral Documents.

“Additional Senior Priority Debt Facility” means each credit agreement, loan agreement, note purchase agreement, indenture or other governing agreement with respect to any Additional Senior Priority Debt.

“Additional Senior Priority Debt Obligations” means, with respect to any series, issue or class of Additional Senior Priority Debt, (a) all principal of, and premium and interest, fees, and expenses payable with respect to, such Additional Senior Priority Debt, (b) all other amounts payable to the related Additional Senior Secured Parties under the related Additional Senior Priority Debt Documents and (c) any renewals or extensions of the foregoing (including any such Secured Obligations arising or accruing during the pendency of any Insolvency or Liquidation Proceeding whether or not allowed in such proceeding), notwithstanding that any such Secured Obligations or claims therefor shall be disallowed, voided or subordinated in any Insolvency or Liquidation Proceeding or under any Bankruptcy Law or other applicable law.

Exhibit K-4

“Additional Senior Secured Parties” means, with respect to any series, issue or class of Additional Senior Priority Debt, the holders of such Indebtedness or any other Additional Senior Priority Debt Obligation, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Priority Debt Documents.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, as it may be amended, modified or supplemented, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Closing Date” means [ ], 2019.

“Collateral” means the Senior Priority Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Priority Collateral Documents and the Second Priority Collateral Documents.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyright rights in any original work or authorship subject to the copyright laws of the United States of America or any other country, whether as author, assignee, transferee, exclusive license or otherwise, and (b) all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations, recordings and applications in the United States Copyright Office or any similar office in any other country.

“Debt Facility” means any Senior Priority Debt Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Lien Representative, so long as the Second Priority Debt Facility under the Initial Second Lien Debt Documents is the only Second Priority Debt Facility under this Agreement and (ii) at any time when clause (i) does not apply to the Major Second Priority Representative. The Designated Senior Priority Representative may treat the Initial Second Lien Representative as the Designated Second Priority Representative until such time as it receives written notice from the Borrower or the Initial Second Lien Representative that it was replaced as Designated Second Priority Representative.

Exhibit K-5

“Designated Senior Representative” means (i) the First Lien Administrative Agent, so long as the Senior Priority Debt Facility under the First Lien Term Credit Agreement is the only Senior Priority Debt Facility under this Agreement and (ii) at any time when clause (i) does not apply, the “Applicable Collateral Agent” (as defined in the Pari Passu Lien Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to the Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Term Obligations” means, with respect to the Shared Collateral, the Discharge of the First Lien Term Obligations with respect to the Shared Collateral; provided that the Discharge of First Lien Term Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Term Obligations with an Additional Senior Priority Debt Facility secured by the Shared Collateral under one or more Additional Senior Priority Debt Documents which has been designated in writing by the “Administrative Agent” (under the First Lien Term Credit Agreement so Refinanced) to the Designated Senior Representative as the “First Lien Term Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of First Lien Term Obligations and the Discharge of each Additional Senior Priority Debt Facility has occurred.

“Disposition” means any sale, lease, exchange, transfer or other disposition.

“First Lien Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor agent pursuant to First Lien Term Credit Agreement.

“First Lien Term Credit Agreement” means the Term Loan Agreement dated as of the Closing Date, among Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as First Lien Administrative Agent, as amended from time to time, including after the commencement of any Insolvency or Liquidation Proceeding.

“First Lien Term Documents” means the First Lien Term Credit Agreement and all other “Loan Documents,” as defined in the First Lien Term Credit Agreement.

“First Lien Term Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the Closing Date, among the Borrower, the Subsidiaries party thereto and the First Lien Administrative Agent, as amended from time to time, including after the commencement of any Insolvency or Liquidation Proceeding.

“First Lien Term Obligations” means all “Secured Obligations,” as defined in the First Lien Term Guarantee and Collateral Agreement (including any such Secured Obligations, including Post-Petition Interest, arising or accruing during the pendency of any Insolvency or Liquidation Proceeding whether or not allowed or allowable in such proceeding), notwithstanding that any such Secured Obligations or claims therefor shall be disallowed, voided or subordinated in any Insolvency or Liquidation Proceeding or under any Bankruptcy Law or other applicable law.

“First Lien Term Secured Parties” means the First Lien Administrative Agent and the other “Secured Parties” as defined in the First Lien Term Guarantee and Collateral Agreement.

Exhibit K-6

“Grantors” means the Borrower and each Subsidiary of the Borrower that has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” has the meaning given in the First Lien Term Credit Agreement.

“Initial Second Lien Debt Agreement” means that certain [________________], dated as of [ ], 20[ ], among [____________________], as amended from time to time, including after the commencement of any Insolvency or Liquidation Proceeding.

“Initial Second Lien Debt Documents” means the Initial Second Lien Debt Agreement and any notes, security documents and other operative agreements evidencing or governing Indebtedness thereunder, including any agreement entered into for the purpose of securing the Initial Second Lien Debt Obligations.

“Initial Second Lien Debt Obligations” means the “[Obligations]” as defined in the Initial Second Lien Debt Agreement.

“Initial Second Lien Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor [administrative agent and collateral agent] as provided in the Initial Second Lien Debt Agreement.

“Initial Second Priority Debt Secured Parties” means the “[Secured Parties]” as defined in the Initial Second Lien Debt Agreement.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code or other applicable Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of the assets or liabilities of any Grantor, (c) any liquidation, dissolution, reorganization or winding-up of any Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Joinder Agreement” means a supplement to this Agreement in the form of Annex II or Annex III hereof required to be delivered by a Representative to the Designated Senior Representative and/or Designated Second Priority Representative, as the case may be, pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Priority Secured Parties or Second Priority Secured Parties, as the case may be, under such Debt Facility.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement with respect to intellectual property to which any Grantor is a party.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Exhibit K-7

“Major Second Priority Representative” means the Second Priority Representative of the series of Second Priority Debt Obligations that constitutes the largest outstanding principal amount of any then outstanding series of Second Priority Debt Obligations.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Pari Passu Lien Intercreditor Agreement” means (i) an intercreditor agreement substantially in the form of Exhibit L to the First Lien Term Credit Agreement or (ii) at any time the First Lien Term Credit Agreement is no longer outstanding, a customary intercreditor agreement in form and substance reasonably acceptable to the Senior Priority Representative with respect to each Senior Priority Debt Facility in existence at the time such intercreditor agreement is entered into and Borrower, and which provides that the Liens securing all Indebtedness covered thereby shall be of equal priority (but without regard to the control of remedies).

“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention or design on which a Patent now or hereafter owned by any other Person, or that any other Person now or hereafter otherwise has the right to license, is in existence, and all rights of any such Person under any such agreement.

“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all issued patents of the United States of America or the equivalent thereof in any other country, all registrations and recordings thereof and all applications for patents of the United States of America or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions or designs disclosed or claimed therein, including the right to make, use and/or sell the inventions or designs disclosed or claimed therein.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority (as defined in the First Lien Term Loan Agreement as in effect on the date hereof) or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the applicable Debt Facility, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable in such Insolvency or Liquidation Proceeding.

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Priority Representative or any Senior Priority Secured Party from a Second Priority Secured Party in respect of Shared Collateral pursuant to this Agreement including where realized by a debtor or any third party in any Insolvency Proceeding and shall include all “proceeds,” as such term is defined in the UCC,

Exhibit K-8

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Receiver” means a receiver, interim receiver, receiver and manager, liquidator, trustee in bankruptcy or similar Person.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, amend, increase, modify, supplement or replace, or to issue other Indebtedness in exchange for or replacement of, such Indebtedness in whole or in part, including by adding or replacing lenders, creditor, agents, borrowers and/or guarantors. The terms “Refinanced” and “Refinancing” shall have correlative meanings.

“Representatives” means the Senior Priority Representatives and the Second Priority Representatives.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “[Collateral]” (or equivalent term) as defined in any Initial Second Lien Debt Documents or any other Second Priority Debt Document or any other assets of Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the “[Collateral Documents]” as defined in the Initial Second Lien Debt Agreement and each of the security agreements and other instruments and documents executed and delivered by Borrower or any other Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt Documents” means (a) the Initial Second Lien Debt Documents and (b) any Additional Second Priority Debt Documents.

“Second Priority Debt Facilities” means the Initial Second Lien Debt Agreement and any Additional Second Priority Debt Facilities.

“Second Priority Debt Obligations” means the Initial Second Lien Debt Obligations and any Additional Second Priority Debt Obligations.

“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 180 days (through which 180 day period such Second Priority Representative was the Major Second Priority Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Second Priority Representative that (x) such Second Priority Representative is the Major Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) has occurred and is continuing and (y) all of the outstanding Second Priority Debt Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Documents; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time any Senior Representative (or any Person authorized by it) has commenced and is diligently pursuing any enforcement action with respect to any Shared Collateral, (2) the Senior Representatives are stayed, including pursuant to the ABL/Term Intercreditor Agreement, from pursuing enforcement actions with respect to such Shared Collateral or (3) at any time any Grantor which has granted a Lien in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

Exhibit K-9

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Secured Parties under the Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of any Initial Second Lien Debt Obligations or the Initial Second Lien Debt Documents Secured Parties, the Initial Second Lien Representative and (ii) in the case of any Additional Second Priority Debt Facility and the Additional Second Priority Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Second Priority Debt Facility that is named as the Representative in respect of such Additional Second Priority Debt Facility in the applicable Joinder Agreement.

“Second Priority Secured Parties” means the Initial Second Priority Debt Secured Parties and any Additional Second Priority Secured Parties.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Priority Secured Parties and the Second Priority Secured Parties.

“Senior Lien” means the Liens on the Senior Priority Collateral in favor of the Senior Priority Secured Parties under the Senior Priority Collateral Documents.

“Senior Obligations” means the First Lien Term Obligations and any Additional Senior Priority Debt Obligations.

“Senior Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Priority Collateral” means any “Collateral” (or equivalent term) as defined in any First Lien Term Document or any other Senior Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Priority Collateral Document as security for any Senior Obligations.

“Senior Priority Collateral Documents” means the “Collateral Documents” as defined in the First Lien Term Credit Agreement, the Pari Passu Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

Exhibit K-10

“Senior Priority Debt Documents” means (a) the First Lien Term Documents and (b) any Additional Senior Priority Debt Documents.

“Senior Priority Debt Facilities” means the First Lien Term Credit Agreement and any Additional Senior Priority Debt Facilities.

“Senior Priority Representative” means (i) in the case of any First Lien Term Obligations or the First Lien Term Secured Parties, the First Lien Administrative Agent and (ii) in the case of any Additional Senior Priority Debt Facility and the Additional Senior Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Priority Debt Facility that is named as the Representative in respect of such Additional Senior Priority Debt Facility in the applicable Joinder Agreement.

“Senior Priority Secured Parties” means the First Lien Term Secured Parties and any Additional Senior Secured Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Priority Debt Facility (or their Representatives) and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a Lien securing such obligations at such time (or, in the case of the Senior Priority Debt Facilities, are deemed pursuant to Article 2 to hold a Lien). If, at any time, any portion of the Senior Priority Collateral under one or more Senior Priority Debt Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Priority Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a Lien in such Collateral at such time.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark now or hereafter owned by any other Person, or that any other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, logos, domain names, other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof and (b) all goodwill associated therewith or symbolized thereby.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

Exhibit K-11

SECTION 1.02. Terms Generally. The rules of interpretation set forth in Article I of the First Lien Term Credit Agreement are incorporated herein mutatis mutandis.

ARTICLE 2
Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01.     Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Secured Parties on the Shared Collateral or of any Liens granted to any Senior Priority Representative or any other Senior Priority Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC any applicable law, any Second Priority Debt Document or any Senior Priority Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Priority Representative or any other Senior Priority Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Secured Parties or any other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations for all purposes, whether or not such Liens securing or purporting to secure any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02.      Nature Of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Priority Debt Documents and the Senior Obligations may be amended, restated, amended and restated, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced in whole or in part from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Secured Parties and without affecting the provisions hereof, except as otherwise expressly set forth herein. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Second Priority Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the other Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

Exhibit K-12

SECTION 2.03.     Prohibition On Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing or the allowability of any related claim, or any Senior Obligations held (or purported to be held) by or on behalf of any Senior Priority Representative or any of the other Senior Priority Secured Parties or other agent or trustee therefor in any Senior Priority Collateral, and each Senior Priority Representative, for itself and on behalf of each Senior Priority Secured Party under its Senior Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing or the allowability of any related claim, or any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Second Priority Representative or any of the Second Priority Secured Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Priority Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Priority Debt Documents.

SECTION 2.04.      No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Secured Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to the Liens securing all Senior Obligations under the Senior Priority Collateral Documents, such Second Priority Representative or Second Priority Secured Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Priority Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Priority Secured Parties (but may retain a junior Lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Priority Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Priority Representative and the other Senior Priority Secured Parties as security for the Senior Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Priority Secured Party, each Second Priority Representative agrees, for itself and on behalf of the applicable Second Priority Secured Parties, that any amounts received by or distributed to any Second Priority Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.01 and Section 4.02.

SECTION 2.05.     Perfection Of Liens. Except for the limited agreements of the Senior Priority Representatives pursuant to Section 5.05 hereof, none of the Senior Priority Representatives or the Senior Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Priority Secured Parties and the Second Priority Secured Parties and shall not impose on the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives, the Second Priority Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

Exhibit K-13

ARTICLE 3
Enforcement

SECTION 3.01.     Exercise Of Remedies.

(a)       So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Secured Party, nor any Receiver appointed by any of them will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure or enforcement proceeding or other action brought with respect to the Shared Collateral or any other Senior Priority Collateral by any Senior Priority Representative or any Senior Priority Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Priority Representative or any Senior Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Priority Representative or any Senior Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Priority Debt Documents or otherwise in respect of the Senior Priority Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Priority Secured Parties from bringing or pursuing any foreclosure or enforcement proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Priority Representatives and the Senior Priority Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral or any other Senior Priority Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Second Priority Representative may file a claim, proof of claim, or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Priority Representatives or the Senior Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Secured Parties may exercise their rights and remedies as unsecured creditors, to the extent as provided and subject to the restrictions contained in Section 5.04, (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03 and the Second Priority Secured Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Priority Secured Parties or the avoidance of any Second Priority Lien to the extent not inconsistent with the terms of this Agreement, (E) any Second Priority Secured Party may (subject to the provision of Section 6.10) vote on any plan of reorganization, compromise or arrangement, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding that conforms to the terms and conditions of this Agreement (in each case (A) through (E) above to the extent such action is not inconsistent with, or in violation of, or could not result in a resolution inconsistent with, the terms of this Agreement), and (F) from and after the Second Priority Enforcement Date, the Major Second Priority Representative may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) a Senior Representative (or any Person authorized by it) has not commenced and is not diligently pursuing an enforcement action with respect to any Shared Collateral, (2) the Senior Representatives are stayed, including pursuant to the ABL/Term Intercreditor Agreement, from pursuing enforcement actions with respect to such Shared Collateral or (3) any Grantor which has granted a security interest in such Shared Collateral is not then a debtor under or with respect to (or otherwise subject to ) any Insolvency or Liquidation Proceeding. In exercising rights and remedies with respect to the Senior Priority Collateral, the Senior Priority Representatives and the Senior Priority Secured Parties may enforce the provisions of the Senior Priority Debt Documents and exercise rights and remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure or enforcement, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

Exhibit K-14

(b)       Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it will not take or receive any Shared Collateral or any proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Secured Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c)       Subject to the proviso in Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Secured Party will take any action that would hinder, delay, or interfere with any exercise of rights or remedies undertaken by any Senior Priority Representative or any Senior Priority Secured Party with respect to the Shared Collateral under the Senior Priority Debt Documents, including any Disposition of the Shared Collateral, whether by foreclosure, enforcement or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Priority Representatives or the Senior Priority Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Priority Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Priority Representative or any other Senior Priority Secured Party is adverse to the interests of the Second Priority Secured Parties.

(d)       Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Priority Representatives or the Senior Priority Secured Parties with respect to the Senior Priority Collateral as set forth in this Agreement and the Senior Priority Debt Documents.

(e)       Until the Discharge of Senior Obligations, except as expressly provided in the proviso in Section 3.01(a), the Designated Senior Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Second Priority Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Secured Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Priority Representative or Receiver or, other agent or trustee acting on behalf of the Second Priority Secured Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Secured Parties or the Second Priority Debt Obligations.

Exhibit K-15

SECTION 3.02.     Cooperation. Subject to the proviso in Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Priority Secured Parties and the Senior Priority Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03.      Actions Upon Breach. Should any Second Priority Representative or any Second Priority Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Priority Representative or other Senior Priority Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Second Priority Representative or such Second Priority Secured Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, hereby (i) agrees that the Senior Priority Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Priority Representative or any other Senior Priority Secured Party.

ARTICLE 4
Payments

SECTION 4.01.      Application Of Proceeds. So long as the Discharge of Senior Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, the Shared Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Priority Debt Documents and, if applicable, the Pari Passu Lien Intercreditor Agreement, until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Priority Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

Exhibit K-16

SECTION 4.02.     Payments Over. So long as the Discharge of Senior Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, any Shared Collateral or proceeds thereof received by any Second Priority Representative or any Second Priority Secured Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Shared Collateral in contravention of this Agreement or otherwise, or received in any Insolvency or Liquidation Proceeding (except as otherwise set forth in Section 6.03) shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Priority Secured Parties, subject to the rights of the Grantors thereto under the Senior Priority Debt Documents, in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Secured Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE 5
Other Agreements

SECTION 5.01.     Releases.

(a)       Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that, in the event of a Disposition of any specified item of Shared Collateral (including all or substantially all of the Capital Stock of any Subsidiary of the Borrower) (i) in connection with the exercise of remedies in respect of Collateral or (ii) if not in connection with the exercise of remedies in respect of Collateral, so long as such Disposition is permitted by the terms of the Senior Priority Debt Documents (and in the case of this clause (ii) other than in connection with the Discharge of Senior Obligation, the Liens granted to the Second Priority Representatives and the Second Priority Secured Parties upon such Shared Collateral (but not on the proceeds thereof that were not applied to the payment of Senior Obligations) to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted to the Designated Senior Representative upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Secured Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense and without any representation or warranty, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Secured Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b)       Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Secured Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

Exhibit K-17

(c)       Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Priority Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Priority Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Secured Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

SECTION 5.02.     Insurance And Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, each Senior Priority Representative and the Senior Priority Secured Parties shall have the right to be named as additional insured and additional loss payee under any insurance policies maintained from time to time by any Grantor and, shall have the sole and exclusive right, to the extent the Designated Senior Representative and the Senior Priority Secured Parties are permitted to do so under the Senior Priority Debt Documents and the ABL/Term Intercreditor Agreement and subject in each case to the rights of the Grantors under the Senior Priority Debt Documents, to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder. Unless and until the Discharge of Senior Obligations has occurred, and subject to the rights of the Grantors under the Senior Priority Debt Documents, all proceeds of any such policy, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Priority Secured Parties pursuant to the terms of the Senior Priority Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Secured Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02, subject to the rights of the Grantors to such proceeds under the Senior Priority Debt Documents.

SECTION 5.03.     Certain Amendments.

(a)       No Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Priority Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to JPMORGAN CHASE BANK, N.A., as administrative agent, pursuant to or in connection with the Term Credit Agreement, dated as of September 26, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Borrower, the lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent, and the other parties thereto.”

Exhibit K-18

(b)       In the event that each applicable Senior Priority Representative and/or the Senior Priority Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Priority Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document or changing in any manner the rights of the Senior Priority Representatives, the Senior Priority Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Priority Collateral) in a manner that is applicable to all Senior Priority Debt Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Secured Party and without any action by any Second Priority Representative, the Borrower or any other Grantor; provided, however, that (x) no such amendment, waiver or consent shall (A) have the effect of removing assets subject to the Lien of any Second Priority Collateral Document, except to the extent that a release of such Lien is provided for in Section 5.01(a) or (B) amend, modify or otherwise affect the rights or duties of any Second Priority Representative in its role as Second Priority Representative without its prior written consent, and (y) written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

(c)       The Senior Priority Debt Documents may be amended, restated, amended and restated, waived, supplemented or otherwise modified in accordance with their terms, and the indebtedness under the Senior Priority Debt Documents may be Refinanced, in each case, without the consent of any Second Priority Representative or Second Priority Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that, without the consent of the Second Priority Representatives, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall contravene any provision of this Agreement.

(d)       The Second Priority Debt Documents may be amended, restated, waived, supplemented or otherwise modified in accordance with their terms, and the indebtedness under the Second Priority Debt Documents may be refinanced, renewed, extended or replaced, in each case, without the consent of any Senior Priority Representative or Senior Priority Secured Party; provided, however, that, without the consent of the First Lien Administrative Agent, acting with the consent of the Required Lenders (as such term is defined in the First Lien Term Credit Agreement) and each other Senior Priority Representative (acting with the consent of the requisite holders of each applicable series of Additional Senior Priority Debt), no such amendment, restatement, supplement or modification shall (1) contravene any provision of this Agreement, (2) change to earlier dates any scheduled dates for payment of principal (including the final maturity date) of indebtedness under the Second Priority Debt Documents, or (3) reduce the capacity to incur Indebtedness for borrowed money constituting Senior Obligations to an amount less than the aggregate principal amount of term loans and aggregate principal amount of revolving commitments, in each case, under the Senior Priority Debt Documents on the day of any such amendment, restatement, supplement, modification or Refinancing.

(e)       The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof. The Borrower agrees to deliver to the Designated Second Priority Representative copies of (i) any amendments, supplements or other modifications to the Senior Priority Collateral Documents and (ii) any new Senior Priority Collateral Documents promptly after effectiveness thereof

Exhibit K-19

SECTION 5.04.      Rights As Unsecured Creditors. The Second Priority Representatives and the Second Priority Secured Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with, are not inconsistent with, and the terms of the Second Priority Debt Documents and applicable law, so long as such rights and remedies are not consistent with, and do not violate any provision, of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Secured Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Secured Party becomes a judgment Lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment Lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Priority Representatives or the Senior Priority Secured Parties may have with respect to the Senior Priority Collateral.

SECTION 5.05.     Gratuitous Bailee For Perfection.

(a)       Each Senior Priority Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Priority Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Priority Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee on behalf and for the benefit of the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b)       Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Priority Representatives and the Senior Priority Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Priority Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Secured Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(c)       The Senior Priority Representatives and the Senior Priority Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Secured Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Priority Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

Exhibit K-20

(d)       The Senior Priority Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Secured Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby waives and releases the Senior Priority Representatives from all claims and liabilities arising pursuant to the Senior Priority Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(e)       Upon the Discharge of the Senior Obligations, each applicable Senior Priority Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities and futures intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, and (ii) notify any applicable insurance carrier that it is no longer entitled to be an additional loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Priority Representative for loss or damage suffered by such Senior Priority Representative as a result of such transfer, except for any loss or damage suffered by any Senior Priority Representative as a result of its own willful misconduct or gross negligence. The Senior Priority Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Secured Party in contravention of this Agreement. No Senior Priority Representative shall have any liability to any Second Priority Secured Party.

(f)       None of the Senior Priority Representatives nor any of the other Senior Priority Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Priority Representative or any Senior Priority Secured Party under the Senior Priority Debt Documents or any assurance of payment in respect thereof or to any Second Priority Secured Party, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06.    When Discharge Of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, the Borrower or any Subsidiary consummates any Refinancing or incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Priority Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Priority Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Priority Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments, supplements or modifications to this Agreement, as the Borrower or such new Senior Priority Representative shall reasonably request in writing in order to provide the new Senior Priority Representative the rights of a Senior Priority Representative contemplated hereby, (b) deliver to such Senior Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, and (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier.

Exhibit K-21

SECTION 5.07.     Purchase Right. Without prejudice to the enforcement of the Senior Priority Secured Parties’ remedies, the Senior Priority Secured Parties agree that following (a) the acceleration of the Senior Obligations in accordance with the terms of the Senior Priority Debt Documents or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second Priority Secured Parties may request, and the Senior Priority Secured Parties hereby offer the Second Priority Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest, fees, and expenses without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the First Lien Term Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second Priority Secured Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually and reasonably acceptable to each of the Senior Priority Representative and the Second Priority Representative. If none of the Second Priority Secured Parties exercise such right, the Senior Priority Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Priority Debt Documents and this Agreement.

ARTICLE 6
Insolvency Or Liquidation Proceedings

SECTION 6.01.     Financing and Sale Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding, then each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that (A) if any Senior Priority Representative or any Senior Priority Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral and/or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), it will raise no objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated to or have the same priority as the Liens securing such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any “carve-out” or administrative charge for professional and United States Trustee fees agreed to by the Senior Priority Representatives, and (z) all adequate protection liens granted to the Senior Priority Secured Parties, (B) it will raise no objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Priority Representative or any other Senior Priority Secured Party, (C) it will raise no objection to (and will not otherwise contest) any lawful exercise by any Senior Priority Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure or enforcement of Senior Priority Collateral pursuant to Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or other applicable law, (D) it will raise no objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Priority Secured Party relating to the lawful enforcement of any Lien on Senior Priority Collateral, (E) it will raise no objection to (and will not otherwise contest) any election made by any Senior Priority Representative or any other Senior Priority Secured Party of the application of Section 1111(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, and (F) it will raise no objection to (and will not otherwise contest or oppose) any Disposition (including pursuant to Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) of assets of any Grantor for which any Senior Priority Representative has consented or not objected that provides, to the extent such Disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that notice received three Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such DIP Financing shall be adequate notice.

Exhibit K-22

SECTION 6.02.     Relief From The Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay in Section 362 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03.     Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by any Senior Priority Representative or any Senior Priority Secured Parties for adequate protection, (b) any objection by any Senior Priority Representative or any Senior Priority Secured Parties to any motion, relief, action or proceeding based on any Senior Priority Representative’s or Senior Priority Secured Party’s claiming a lack of adequate protection or (c) the allowance and/or payment of pre- and/or Post-Petition Interest, fees, expenses or other amounts of any Senior Priority Representative or any other Senior Priority Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (as adequate protection or otherwise). Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of additional or replacement collateral and/or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority claim (as applicable), which Lien and/or superpriority claim (as applicable) is subordinated to the Liens securing, and claims with respect to, all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing, and claims with respect to, the Second Priority Debt Obligations are so subordinated to the Liens securing, and claims with respect to, Senior Obligations under this Agreement and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Secured Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of additional or replacement collateral and/or a superpriority claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Secured Party under their Second Priority Debt Facilities, agree that each Senior Priority Representative shall also be granted a senior Lien on such additional or replacement collateral as security for the Senior Obligations and any such DIP Financing and/or a superpriority claim (as applicable) and that any Lien on such additional or replacement collateral securing the Second Priority Debt Obligations and/or superpriority claim (as applicable) shall be subordinated to the Liens on such collateral securing, and claims with respect to, the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens or claims granted to the Senior Priority Secured Parties as adequate protection on the same basis as the other Liens securing, and claims with respect to, the Second Priority Debt Obligations are so subordinated to such Liens securing, and claims with respect to, Senior Obligations under this Agreement.

Exhibit K-23

SECTION 6.04.     Preference Issues. If any Senior Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any Receiver or similar Person therefor), because the payment of such amount was declared to be at undervalue, fraudulent or preferential in any respect or for any other reason (any such amount, a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Priority Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05.     Separate Grants Of Security And Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately-preceding sentence, if it is held that any claims of the Senior Priority Secured Parties and the Second Priority Secured Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, and expenses, and other claims, all amounts owing in respect of Post-Petition Interest, fees, and expenses (whether or not allowed or allowable in such Insolvency or Liquidation Proceeding) before any distribution from the Shared Collateral is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties.

Exhibit K-24

SECTION 6.06.     No Waivers Of Rights Of Senior Priority Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Priority Representative or any other Senior Priority Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Secured Party, including the seeking by any Second Priority Secured Party of adequate protection or the asserting by any Second Priority Secured Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07.     Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any Receiver for such Grantor. Each Representative, for itself and its related Secured Parties, further agrees that the provisions of this Article 6 are intended to benefit the Senior Priority Secured Parties with respect to the Collateral under the laws of any jurisdiction outside the United States in which an Insolvency or Liquidation Proceeding may occur to the same extent as if such Insolvency or Liquidation Proceeding was governed by the laws of the United States.

SECTION 6.08.     Other Matters. To the extent that any Second Priority Representative or any Second Priority Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Priority Representative, provided that if requested by any Senior Priority Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Priority Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09.     506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

Exhibit K-25

SECTION 6.10.     Reorganization Securities; Voting.

(a)       If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan or otherwise, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)       No Second Priority Secured Party (whether in the capacity of a secured creditor or an unsecured creditor) shall (1) propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or similar dispositive restructuring plan that is inconsistent with, or in violation of, the priorities or other provisions of this Agreement or (2) vote against any such plan favored by the Senior Priority Secured Parties, other than, in each case, with the prior written consent of the Designated Senior Representative or, in the case of (1), to the extent any such plan (i) satisfies the Senior Obligations in full in cash or (ii) is proposed or supported by the number of Senior Priority Secured Parties required under Section 1126(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

SECTION 6.11.     Post-Petition Interest..

(a)       No Second Priority Representative nor any Second Priority Secured Party shall oppose or seek to challenge any claim by any Senior Priority Representative or any Senior Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of Post-Petition Interest.

(b)       No Senior Priority Representative nor any Senior Priority Secured Party shall oppose or seek to challenge any claim by any Second Priority Representative or any Second Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Debt Obligations consisting of Post-Petition Interest, to the extent of the value of the Second Priority Lien after taking into account the Senior Lien.

ARTICLE 7
Reliance; etc.

SECTION 7.01.     Reliance. The consent by the Senior Priority Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Priority Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Priority Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Secured Parties have, independently and without reliance on any Senior Priority Representative or other Senior Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

Exhibit K-26

SECTION 7.02.     No Warranties Or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Priority Representative nor any other Senior Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Priority Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Priority Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Priority Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Priority Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Priority Representative nor any other Senior Priority Secured Party shall have any duty to any Second Priority Representative or Second Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03.     Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties hereunder shall remain in full force and effect irrespective of:

(a)       any lack of validity or enforceability of any Senior Priority Debt Document or any Second Priority Debt Document;

(b)       any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Term Credit Agreement or any other Senior Priority Debt Document or of the terms of any Second Priority Debt Document;

(c)       any exchange of any security interest in or other Lien on any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d)       the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e)       any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Borrower or any other Grantor in respect of the Senior Obligations (other than as set forth in Section 5.06 hereof) or (ii) any Second Priority Representative or Second Priority Secured Party in respect of this Agreement.

Exhibit K-27

ARTICLE 8
Miscellaneous

SECTION 8.01.     Conflicts. Subject to Section 8.21, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Priority Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, (i) the relative rights and obligations of the Senior Priority Representatives and the Senior Priority Secured Parties (as amongst themselves) with respect to any Senior Priority Collateral shall be governed by the terms of the Pari Passu Lien Intercreditor Agreement and in the event of any conflict between the Pari Passu Lien Intercreditor Agreement and this Agreement with respect to the relative rights and obligations of the Senior Priority Secured Parties as among themselves, the provisions of the Pari Passu Lien Intercreditor Agreement shall control and (ii) in the event of any conflict between this Agreement and the ABL/Term Intercreditor Agreement with respect to any ABL Priority Collateral (as defined in the ABL/Term Intercreditor Agreement), the provisions of the ABL/Term Intercreditor Agreement shall control.

SECTION 8.02.     Continuing Nature Of This Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Priority Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03.     Amendments; Waivers.

(a)       No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)       This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which increases the obligations or reduces the rights of the Borrower or any Grantor, shall require the consent of the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Priority Secured Parties and the Second Priority Secured Parties and their respective successors and assigns.

(c)       Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and, upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

Exhibit K-28

SECTION 8.04.      Information Concerning Financial Condition Of the Borrower And The Subsidiaries. The Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Priority Representative, any Senior Priority Secured Party, any Second Priority Representative or any Second Priority Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05.     Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06.      Application Of Payments. Except as otherwise provided herein, all payments received by the Senior Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Priority Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Priority Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07.     Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08.     Dealings With Grantors. Upon any application or demand by the Borrower or any other Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), the Borrower or such other Grantor, as appropriate, shall furnish to such Representative a certificate of a duly authorized officer of the Borrower or such Grantor (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents or taking such action is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

Exhibit K-29

SECTION 8.09.     Additional Debt Facilities.

(a)       To the extent, but only to the extent, permitted by the provisions of the Senior Priority Debt Documents and the Second Priority Debt Documents, the Borrower or any other Grantor may incur or issue and sell one or more series or classes of Additional Second Priority Debt and one or more series or classes of Additional Senior Priority Debt. Any such additional class or series of Additional Second Priority Debt (the “Second Priority Class Debt”) may be secured by a junior priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph, and Section 8.09(b). Any such additional class or series of Senior Priority Debt Facilities (the “Senior Priority Class Debt”; and the Senior Priority Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Priority Collateral Documents, if and subject to the condition that the Representative of any such Senior Priority Class Debt (each, a “Senior Priority Class Debt Representative”; and the Senior Priority Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Priority Class Debt (such Representative and holders in respect of any such Senior Priority Class Debt being referred to as the “Senior Priority Class Debt Parties”; and the Senior Priority Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph, and Section 8.09(b). In order for a Class Debt Representative to become a party to this Agreement:

(i)       such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (if such Representative is a Second Priority Class Debt Representative) or Annex III (if such Representative is a Senior Priority Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii)       the Borrower shall have delivered to the Designated Senior Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Second Priority Debt Documents or Senior Priority Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an Responsible Officer of the Borrower and identifying the obligations to be designated as Additional Senior Priority Debt or Additional Second Priority Debt, as applicable, and certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Priority Debt, on a senior basis under each of the Senior Priority Debt Documents and (II) in the case of Additional Second Priority Debt, on a junior basis under each of the Second Priority Debt Documents; and

Exhibit K-30

(iii)       the Second Priority Debt Documents or Senior Priority Debt Documents, as applicable, relating to such Class Debt shall provide, or shall be amended on terms and conditions reasonably approved by the Designated Senior Representative and such Class Debt Representative, that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

(b)       With respect to any Class Debt that is issued or incurred after the Closing Date, the Borrower and each of the other Grantors agrees to take such actions (if any) as may from time to time reasonably be requested by any Senior Priority Representative, any Second Priority Representative or any Major Second Priority Representative, and enter into such technical amendments, modifications and/or supplements to the then existing Guarantees and Collateral Documents (or execute and deliver such additional Collateral Documents) as may from time to time be reasonably requested by such Persons, to ensure that the Class Debt is secured by, and entitled to the benefits of, the relevant Collateral Documents relating to such Class Debt, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes the Designated Senior Representative and the Designated Second Priority Representative, as the case may be, to enter into, any such technical amendments, modifications and/or supplements (and additional Collateral Documents).

SECTION 8.10.     Consent To Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)       submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the jurisdiction of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof;

(b)       consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and agrees not to commence or support any such action or proceeding in any other jurisdiction;

(c)       agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d)       agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e)       waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11.     Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)       if to the Borrower or any Grantor, to the Borrower, at its address at:

Exhibit K-31

Fossil Group, Inc.

c/o Fossil Group, Inc. (if to another Loan Party)
901 S. Central Expressway
Richardson, Texas 75080
Attention: Randy S. Hyne, Esq.
Facsimile No: 972-744-8387
Email: randyh@fossil.com

And in each case, with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana St., 44th Floor
Houston, Texas 77002-5200
Attention: Phyllis Y. Young
Facsimile No.: 713-236-0822
Email: pyoung@akingump.com

(ii)       if to the First Lien Administrative Agent, to it at:

JPMORGAN CHASE BANK, N.A.
Loan and Agency Service

2200 Ross Ave, Floor 03

Dallas, TX 75201

Attention: Greg Martin

Telephone: 214-965-2171

Email: gregory.t.martin@jpmorgan.com

(iii)       if to the Initial Second Lien Representative, to it at:

[

]

Attention: [ ]
Telecopy: [ ]
Telephone: [ ]

(iv)       if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, all notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.11 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.11. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the email address of a representative of the applicable Person provided from time to time by such Person.

SECTION 8.12.     Further Assurances. Each Senior Priority Representative, on behalf of itself and each Senior Priority Secured Party under the Senior Priority Debt Facility for which it is acting, and each Second Priority Representative, on behalf of itself, and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

Exhibit K-32

SECTION 8.13.     Governing Law; Waiver Of Jury Trial.

(A)       THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B)       EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.14.     Binding On Successors And Assigns. This Agreement shall be binding upon the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives, the Second Priority Secured Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.15.     Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16.     Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17.     Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The First Lien Administrative Agent represents and warrants that this Agreement is binding upon the First Lien Term Secured Parties. The Initial Second Lien Representative represents and warrants that this Agreement is binding upon the Initial Second Lien Debt Documents Secured Parties.

SECTION 8.18.     No Third Party Beneficiaries; Successors And Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any Receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 8.19.     Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20.      Administrative Agent And Representative. It is understood and agreed that (a) the First Lien Administrative Agent is entering into this Agreement in its capacity as administrative agent under the First Lien Term Credit Agreement and the provisions of the First Lien Term Credit Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to the First Lien Administrative Agent hereunder, (b) the Initial Second Lien Representative is entering into this Agreement in its capacity as [administrative agent and collateral agent] under the Initial Second Lien Debt Agreement and the provisions of the Initial Second Lien Debt Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to the Initial Second Lien Representative hereunder and (c) each other Representative party hereto is entering into this Agreement in its capacity as trustee or agent for the secured parties referenced in the applicable Additional Senior Priority Debt Document or Additional Second Priority Debt Document (as applicable) and the corresponding exculpatory and liability-limiting provisions of such agreement applicable to such Representative thereunder shall also apply to such Representative hereunder.

Exhibit K-33

SECTION 8.21.     Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 2.04, 5.01(a), 5.01(d) or 5.03(b) with respect to the Second Priority Debt Documents), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the First Lien Term Credit Agreement, any other Senior Priority Debt Document or any Second Priority Debt Documents, or permit the Borrower or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the First Lien Term Credit Agreement or any other Senior Priority Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Priority Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Priority Secured Parties, (c) otherwise change the relative rights of the Senior Priority Secured Parties in respect of the Shared Collateral as among such Senior Priority Secured Parties or (d) obligate the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Term Credit Agreement or any other Senior Priority Debt Document or any Second Priority Debt Document.

SECTION 8.22.     Survival Of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[SIGNATURE PAGES FOLLOW]

Exhibit K-34

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as First Lien Administrative Agent

By:
Name:
Title:

[ ], as Initial Second Lien Representative

By:
Name:
Title:

FOSSIL GROUP, INC.

By:
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Exhibit K-35

SCHEDULE I

Grantors

[                 ]

Exhibit K-36

ANNEX I

[FORM OF] SUPPLEMENT NO. [ ] (this “Supplement”) dated as of [ ], 20[ ] to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [   ], 20[   ] (the “Junior Priority Intercreditor Agreement”), among FOSSIL GROUP, INC., (“the Borrower”), certain subsidiaries of the Borrower (each a “Grantor”), JPMORGAN CHASE BANK, N.A. or any successor thereof, as Administrative Agent under the First Lien Term Credit Agreement, [              ] or any successor thereof, as Second Priority Representative under the Initial Second Lien Debt Documents, and the additional Representatives from time to time a party thereto.

A.       Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B.       The Grantors have entered into the Junior Priority Intercreditor Agreement. Pursuant to the First Lien Term Credit Agreement, certain Additional Senior Priority Debt Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Junior Priority Intercreditor Agreement. Section 8.07 of the Junior Priority Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Priority Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Term Credit Agreement, the Second Priority Debt Documents and Additional Senior Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Grantor agree as follows:

SECTION 1.        In accordance with Section 8.07 of the Junior Priority Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Priority Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Priority Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.        The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.        This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.        Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

Exhibit K-37

SECTION 5.        THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.         In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.        All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Junior Priority Intercreditor Agreement.

SECTION 8.        The Borrower agrees to reimburse the Designated Senior Representative for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

[SIGNATURE PAGES FOLLOW]

Exhibit K-38

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR],

By:
Name:
Title:

Acknowledged by:

[ ], as Designated Senior Representative,

By:
Name:
Title:

[ ], as Designated Senior Representative,

By:
Name:
Title:

Exhibit K-39

ANNEX II

[FORM OF] SUPPLEMENT NO. [   ] (this “Representative Supplement”) dated as of [             ], 20[    ] to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [             ], 20[    ] (the “Junior Priority Intercreditor Agreement”), among FOSSIL GROUP, INC. (“the Borrower”), certain subsidiaries of the Borrower (each a “Grantor”), JPMORGAN CHASE BANK, N.A. or any successor thereof, as Administrative Agent under the First Lien Term Credit Agreement, [             ], or any successor thereof, as Second Priority Representative under the Initial Second Lien Debt Documents, and the additional Representatives from time to time a party thereto.

A.       Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B.       As a condition to the ability of the Borrower or any other Grantor to incur Second Priority Class Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Second Priority Collateral Documents, the Second Priority Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Priority Intercreditor Agreement. Section 8.09 of the Junior Priority Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Junior Priority Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Priority Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Priority Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.        In accordance with Section 8.09 of the Junior Priority Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Junior Priority Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Secured Parties. Each reference to a “Representative” or “Second Priority Representative” in the Junior Priority Intercreditor Agreement shall be deemed to include the New Representative. The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.        The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Junior Priority Intercreditor Agreement as Second Priority Secured Parties.

Exhibit K-40

SECTION 3.        This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.        Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5.      THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.       In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.      All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8.      The Borrower agrees to reimburse the Designated Senior Representative for its reasonable and documented out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

[SIGNATURE PAGES FOLLOW]

Exhibit K-41

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices

attention of:

Telecopy:

[ ],
as Designated Senior Priority
Representative,

By:
Name:
Title:

Exhibit K-42

Acknowledged by:
[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

FOSSIL GROUP, INC.

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Exhibit K-43

SCHEDULE I

Exhibit K-44

ANNEX III

[FORM OF] SUPPLEMENT NO. [   ] (this “Representative Supplement”) dated as of [             ], 20[   ] to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of[             ], 20[   ] (the “Junior Priority Intercreditor Agreement”), among FOSSIL GROUP, INC. (“the Borrower”), certain subsidiaries of the Borrower (each a “Grantor”), JPMORGAN CHASE BANK, N.A. or any successor thereof, as Administrative Agent under the First Lien Term Credit Agreement, [             ] or any successor thereof, as Second Priority Representative under the Initial Second Lien Debt Documents, and the additional Representatives from time to time a party thereto.

A.       Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B.        As a condition to the ability of the Borrower or any other Grantor to incur Senior Priority Class Debt after the date of the Junior Priority Intercreditor Agreement and to secure such Senior Priority Class Debt with the Senior Lien and to have such Senior Priority Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Priority Collateral Documents, the Senior Priority Class Debt Representative in respect of such Senior Priority Class Debt is required to become a Representative under, and such Senior Priority Class Debt and the Senior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Priority Intercreditor Agreement. Section 8.09 of the Junior Priority Intercreditor Agreement provides that such Senior Priority Class Debt Representative may become a Representative under, and such Senior Priority Class Debt and such Senior Priority Class Debt Parties may become subject to and bound by, the Junior Priority Intercreditor Agreement, pursuant to the execution and delivery by the Senior Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Priority Intercreditor Agreement. The undersigned Senior Priority Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Priority Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.         In accordance with Section 8.09 of the Junior Priority Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Priority Class Debt and Senior Priority Class Debt Parties become subject to and bound by, the Junior Priority Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Senior Priority Representative and to the Senior Priority Class Debt Parties that it represents as Senior Priority Secured Parties. Each reference to a “Representative” or “Senior Priority Representative” in the Junior Priority Intercreditor Agreement shall be deemed to include the New Representative. The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.        The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Priority Debt Documents relating to such Senior Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Priority Class Debt Parties in respect of such Senior Priority Class Debt will be subject to and bound by the provisions of the Junior Priority Intercreditor Agreement as Senior Priority Secured Parties.

Exhibit K-45

SECTION 3.         This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.        Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5.       THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.        In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.        All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8.        The Borrower agrees to reimburse the Designated Senior Representative for its reasonable and documented out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

[SIGNATURE PAGES FOLLOW]

Exhibit K-46

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Priority
Representative,

By:
Name:
Title:

Exhibit K-47

Acknowledged by:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

FOSSIL GROUP, INC.

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Exhibit K-48

SCHEDULE I

Exhibit K-49

EXHIBIT L

[FORM OF] PARI PASSU LIEN INTERCREDITOR AGREEMENT

[Attached hereto]

Exhibit L-1

EXHIBIT L

[FORM OF] PARI PASSU LIEN INTERCREDITOR AGREEMENT

dated as of

[               ], 20[   ]

among

JPMORGAN CHASE BANK, N.A.,
as Credit Agreement Collateral Agent and
as Authorized Representative under the Credit Agreement

[                                       ],
as the Initial Other Authorized Representative,

[                                       ],
as the Initial Other Collateral Agent,

and

each additional Authorized Representative from time to time party hereto

Exhibit L-2

-i-

PARI PASSU LIEN INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”) dated as of [                  ], 20[  ], among JPMORGAN CHASE BANK, N.A., as administrative agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”) and as Authorized Representative for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Credit Agreement Authorized Representative”), [                                                   ], as Authorized Representative for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”), [                                                   ], as collateral agent for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Collateral Agent”) and each additional Authorized Representative and Collateral Agent from time to time party hereto for the Other First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

Reference is made to (i) the Term Credit Agreement dated as of September 26, 2019 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among FOSSIL GROUP, INC., a Delaware corporation (the “Borrower”), each Subsidiary of the Borrower party thereto from time to time, the Lenders party thereto from time to time, the Administrative Agent and the Credit Agreement Collateral Agent and the other parties named therein, and (ii) the Guarantee and Collateral Agreement dated as of September 26, 2019 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among the Borrower, each Subsidiary of the Borrower party thereto from time to time and the Collateral Agent.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent, the Credit Agreement Authorized Representative (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other First Lien Secured Parties), the Initial Other Collateral Agent and each additional Authorized Representative and Collateral Agent (for itself and on behalf of the Other First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01          Construction; Certain Defined Terms.

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b)           Without limiting the provisions of Section 2.03, it is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Secured Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

(c)           Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Class Debt Collateral Agent” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.14.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Authorized Representative and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Authorized Representative shall be the Authorized Representative that is the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.

“Applicable Collateral Agent” means (i) until the earlier of (x) Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Collateral Agent shall be the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Credit Agreement Authorized Representative, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Secured Parties, the Initial Other Authorized Representative, and (iii) in the case of any other Series of Other First Lien Obligations or Other First Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, as it may be amended, modified, or supplemented, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Other First Lien Obligations, the Initial Other Collateral Agent, and (iii) in the case of any other Series of Other First Lien Obligations that become subject to this Agreement after the date hereof, the Collateral Agent named for such Series in the applicable Joinder Agreement.

“Controlling Secured Parties” means (i) at any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative.

“Credit Agreement” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Credit Agreement Authorized Representative” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Credit Agreement Collateral Documents” means the Guarantee and Collateral Agreement, the other “Collateral Documents,” as defined in the Credit Agreement, and any other agreement, document or instrument now existing or entered into after the date hereof that grants a Lien on any assets of the Borrower or any Subsidiary to secure any Credit Agreement Obligations, as each may be amended from time to time, including after the commencement of any Insolvency or Liquidation Proceeding.

“Credit Agreement Documents” means the Credit Agreement, the Credit Agreement Collateral Documents and all other “Loan Documents,” as defined in the Credit Agreement.

“Credit Agreement Obligations” means all “Secured Obligations,” as defined in the Guarantee and Collateral Agreement (including any such Secured Obligations (including Post-Petition Interest) arising or accruing during the pendency of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable in such proceeding), notwithstanding that any such Secured Obligations or claims therefor shall be disallowed, voided or subordinated in any Insolvency or Liquidation Proceeding or under any Bankruptcy Law or other applicable law.

“Credit Agreement Secured Parties” means the Credit Agreement Collateral Agent and the other “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by Shared Collateral pursuant to the documentation governing such First Lien Obligations. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means the Discharge of the Credit Agreement Obligations with respect to Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First Lien Obligations secured by Shared Collateral under an Other First Lien Document which has been designated in writing by the Credit Agreement Authorized Representative (under the Credit Agreement so Refinanced) to each Other First Lien Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Excess Other First Lien Obligations” shall have the meaning assigned to such term in the definition of Other First Lien Obligations.

“First Lien Documents” means, with respect to the Credit Agreement Obligations, the Credit Agreement Documents, and with respect to the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt, the Other First Lien Documents.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other First Lien Obligations.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Other First Lien Secured Parties with respect to each Series of Other First Lien Obligations.

“First Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Other First Lien Security Documents.

“Grantors” means the Borrower and each Subsidiary of the Borrower which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations.

“Guarantee and Collateral Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Impairment” shall have the meaning assigned to such term in Section 1.01(b).

“Initial Other Authorized Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other Collateral Agreement” means the [Collateral Agreement] dated as of _____ among the Initial Other Authorized Representative and _______.

“Initial Other First Lien Agreement” means [describe the credit agreement, indenture or other document pursuant to which the Initial Other First Lien Obligations are incurred].

“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, the Initial Other Collateral Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Other First Lien Obligations.

“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Agreement.

“Initial Other First Lien Secured Parties” means the holders of any Initial Other First Lien Obligations and the Initial Other Authorized Representative.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code or other applicable Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of the assets or liabilities of any Grantor, (c) any liquidation, dissolution, reorganization or winding-up of any Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means the document in the form of Exhibit A to this Agreement required to be delivered by an Authorized Representative to each Collateral Agent and each Authorized Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations and add Other First Lien Secured Parties hereunder.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Major Non-Controlling Authorized Representative” means the Authorized Representative of the Series of Other First Lien Obligations with an aggregate outstanding principal amount in excess of $25,000,000 that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations; provided, however, that if there are two outstanding Series of Other First Lien Obligations which have an equal outstanding principal amount, the Series of Other First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“Non-Controlling Authorized Representative” means any Authorized Representative that is not the Applicable Authorized Representative at such time.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Applicable Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral, (2) the Applicable Collateral Agent is stayed from pursuing any enforcement action (including pursuant to the ABL/Term Intercreditor Agreement) or (3) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means the First Lien Secured Parties which are not Controlling Secured Parties.

“Other First Lien Agreement” means any indenture, credit agreement (excluding the Credit Agreement) or other agreement, document or instrument, pursuant to which any Grantor has or will incur Other First Lien Obligations, including the Initial Other First Lien Agreement; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14.

“Other First Lien Collateral Agents” means each of the Collateral Agents other than the Credit Agreement Collateral Agent.

“Other First Lien Documents” means, with respect to the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt, the Other First Lien Agreements, including the Initial Other First Lien Documents and the Other First Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to Section 5.14 hereto.

“Other First Lien Obligations” means all amounts owing to any Other First Lien Secured Party (including the Initial Other First Lien Secured Party) pursuant to the terms of any Other First Lien Agreement (including the Initial Other First Lien Agreement), including, without limitation, all amounts in respect of any principal, premium, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities and guarantees of the foregoing amounts (including any such Secured Obligations (including Post-Petition Interest) arising or accruing during the pendency of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable in such proceeding), notwithstanding that any such Secured Obligations or claims therefor shall be disallowed, voided or subordinated in any Insolvency or Liquidation Proceeding or under any Bankruptcy Law or other applicable law; provided that the aggregate principal amount of Other First Lien Obligations in excess of the amount of Indebtedness permitted to be secured on a pari passu basis with the Credit Agreement Obligations pursuant to the Credit Agreement and any fees, interest and expenses related to such excess amount pursuant to the applicable Other First Lien Agreement (such excess amount together with the related fees, interest and expenses, the “Excess Other First Lien Obligations”) shall not constitute Other First Lien Obligations or First Lien Obligations for purposes of this Agreement.

“Other First Lien Secured Party” means the holders of any Other First Lien Obligations and any Authorized Representative with respect thereto and shall include the Initial Other First Lien Secured Parties.

“Other First Lien Security Documents” means any security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Other First Lien Obligations.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the applicable Debt Facility, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable in such Insolvency or Liquidation Proceeding.

“Possessory Collateral” means any Shared Collateral in the possession of the Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the UCC. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First Lien Security Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meaning assigned to them in the UCC.

“Proceeds” shall have the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any Indebtedness, to refinance or replace, or to issue other Indebtedness in exchange for or replacement of, such Indebtedness in whole or in part. The terms “Refinanced” and “Refinancing” shall have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and the Credit Documents (as defined in the Credit Agreement), (ii) the Initial Other First Lien Documents and (iii) each other Other First Lien Documents.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Other First Lien Secured Parties (in their capacities as such), and (iii) the Other First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Other First Lien Obligations and (iii) the Other First Lien Obligations incurred pursuant to any Other First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives or Collateral Agents on behalf of such holders) hold a valid and perfected security interest or Lien at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid and perfected security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest or Lien in such Collateral at such time.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01        Priority of Claims.

(a)               Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of any Grantor or any First Lien Secured Party receives any payment or distribution pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any First Lien Secured Party or received by the Applicable Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds or payments of any such distribution (subject, in the case of any such distribution, proceeds or payments to the sentence immediately following) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all payments, distributions, proceeds of any sale, collection or other liquidation of any Collateral and all proceeds or payments, of any such distribution being collectively referred to as “Proceeds”), shall be applied by the Applicable Collateral Agent in the following order:

(a)               FIRST, to the payment of all reasonable costs and expenses incurred by each Collateral Agent (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other Secured Credit Documents or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Secured Credit Documents;

(b)               SECOND, subject to Section 1.01(b), to the extent Proceeds remain after the application pursuant to preceding clause (a), to the payment in full of the First Lien Obligations of each Series secured by a valid and perfected lien on such Shared Collateral (the amounts so applied to be distributed among the applicable First Lien Secured Parties pro rata in accordance with the respective amounts of the First Lien Obligations owed to them on the date of any such distribution and in accordance with the terms of the applicable Secured Credit Documents); provided that following the commencement of an Insolvency or Liquidation Proceeding of the Borrower or any other Grantor, solely as among the holders of the First Lien Obligation and solely for purposes of this clause (b) and not any other debt facility for the applicable Series of First Lien Obligations, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the First Lien Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other applicable Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of the First Lien Obligations of each Series of First Lien Obligations shall include only the maximum amount of Post-Petition Interest on the First Lien Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other applicable Bankruptcy Law in such Insolvency or Liquidation Proceeding; and

(c)               THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (a) and (b), to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).

(b)               Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(c)               It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(d)               Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the UCC, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b)), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.02          Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)               With respect to any Shared Collateral, notwithstanding Section 2.01, only the Applicable Collateral Agent (or any Person authorized by it) shall act or refrain from acting with respect to Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, no Other First Lien Secured Party shall or shall instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any intercreditor agreement with respect to Shared Collateral), whether under any Other First Lien Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent (or any Person authorized by it) and the Credit Agreement Authorized Representative (or any Person authorized by it), acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.

(b)               With respect to any Shared Collateral at any time when any Other First Lien Collateral Agent is the Applicable Collateral Agent, (i) such Other First Lien Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) such Other First Lien Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct such Other First Lien Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, such Shared Collateral (including with respect to any intercreditor agreement with respect to such Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only such Other First Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Other First Lien Security Documents applicable to it, shall be entitled to take any such actions or exercise any such remedies with respect to such Shared Collateral.

(c)               Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations, the Applicable Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior and exclusive Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Applicable Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, the Applicable Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

SECTION 2.03          No Interference; Payment Over; Exculpatory Provisions.

(a)               Except, in each case, with respect to any Excess Other First Lien Obligations or any Security Document or Lien securing the Excess Other First Lien Obligations, to the extent of such Excess Other First Lien Obligations, each First Lien Secured Party agrees that (i) it will not challenge or question or support any other Person in challenging or questioning, in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Secured Party from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b)               Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent for such Shared Collateral, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.01(a) hereof.

(c)               None of the Applicable Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement

SECTION 2.04         Automatic Release of Liens.

(a)               If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b)               Each Collateral Agent and each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.05         Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)               The parties acknowledge and agree that this Agreement is, and shall be construed as a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor.

(b)               If any Grantor shall become subject to an Insolvency or Liquidation Proceeding and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any analogous provision of any other Bankruptcy Law and/or the use of cash collateral under Section 363 of the Bankruptcy Code or any analogous provision of any other Bankruptcy Law, each First Lien Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a majority in interest of the Controlling Secured Parties (or such greater amount as is necessary to take action under the applicable Loan Document or Other First Lien Documents), or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided further that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06         Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference or fraudulent conveyance or transfer under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07         Insurance. As between the First Lien Secured Parties, the Applicable Collateral Agent (acting at the direction of the Applicable Authorized Representative), shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral, subject to the rights of any Grantor under the applicable First Lien Documents.

SECTION 2.08         Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09          Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a)               The Possessory Collateral shall be delivered to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee on behalf of and for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Applicable Collateral Agent, the Credit Agreement Collateral Agent shall, at the request of the Applicable Collateral Agent, promptly deliver all Possessory Collateral to the Applicable Collateral Agent together with any necessary endorsements (or otherwise allow the Applicable Collateral Agent to obtain control of such Possessory Collateral). The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct or gross negligence.

(b)               Each Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c)                The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

SECTION 2.10         Amendments to First Lien Security Documents.

(a)               Without the prior written consent of the Credit Agreement Authorized Representative and Credit Agreement Collateral Agent, each Other First Lien Collateral Agent agrees that no Other First Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Other First Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b)               Without the prior written consent of each Other First Lien Collateral Agent, the Credit Agreement Authorized Representative and the Credit Agreement Collateral Agent agree that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower containing such certifications as may be reasonably requested by such requesting Collateral Agent or Authorized Representative. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

THE APPLICABLE COLLATERAL AGENT

SECTION 4.01         Authority.

(a)               Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b)               In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, as applicable, for which the Applicable Collateral Agent is the collateral agent of such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrower or any other Grantor, as debtor-in-possession.

SECTION 4.02         Exculpatory Provisions. The Applicable Collateral Agent shall not have any duties or obligations to any First Lien Secured Party except those expressly set forth herein. Without limiting the generality of the foregoing, the Applicable Collateral Agent:

(a)               shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b)               shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby; provided that the Applicable Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Collateral Agent to liability or that is contrary to this Agreement or applicable law;

(c)               shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Applicable Collateral Agent or any of its Affiliates in any capacity;

(d)               shall not, except as expressly set forth herein, be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct or (2) in reliance on a certificate from the Borrower stating that such action is permitted by the terms of this Agreement (which certificate Borrower may issue and deliver, or decline to issue or deliver, in its sole discretion). The Applicable Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until notice describing such Event of Default and referencing the applicable First Lien Debt Documents is given to the Applicable Collateral Agent;

(e)               shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (5) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (6) the satisfaction of any condition set forth in any First Lien Debt Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Collateral Agent; and

(f)                need not segregate money held hereunder from other funds except to the extent required by law and shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

ARTICLE V

MISCELLANEOUS

SECTION 5.01         Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)               if to the Credit Agreement Collateral Agent and Credit Agreement Authorized Representative, to it at:

JPMORGAN CHASE BANK, N.A.
Loan and Agency Service
2200 Ross Ave, Floor 03
Dallas, TX 75201
Attention: Greg Martin
Telephone: 214-965-2171
Electronic Mail: gregory.t.martin@jpmorgan.com

(b)               if to the Initial Other Collateral Agent, to it at:

[address]
Attention:
Telephone:
Telecopier:
Electronic Mail:

(c)               if to any other Authorized Representative or Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02         Waivers; Amendment; Joinder Agreements.

(a)               No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)               Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which increases the obligations or reduces the rights of the Borrower or any other Grantor, with the consent of the Borrower).

(c)               Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Collateral Agent and Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Collateral Agent and Authorized Representative and the Other First Lien Secured Parties and Other First Lien Obligations of the Series for which such Collateral Agent and Authorized Representative is acting shall be subject to the terms hereof and the terms of the Other First Lien Security Documents applicable thereto.

(d)               Notwithstanding the foregoing, without the consent of any other Authorized Representative or First Lien Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other First Lien Obligations in compliance with the Credit Agreement and the other Secured Credit Documents.

SECTION 5.03         Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04         Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05         Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06         Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07         Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 5.08         Submission to Jurisdiction; Waivers. Each Collateral Agent and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a)               submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the jurisdiction of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof;

(b)               consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 5.01;

(d)               agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and

(e)               waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

SECTION 5.10         Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11         Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Secured Credit Documents or First Lien Security Documents, the provisions of this Agreement shall control.

SECTION 5.12         Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.07, 2.08, 2.09, Article III, Section 4.02(d) and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13         Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Authorized Representative, any or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

SECTION 5.14         Other First Lien Obligations. To the extent, but only to the extent not prohibited by the provisions of the Credit Agreement and the Other First Lien Documents, the Borrower may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis with the liens securing the Credit Agreement Obligations and the Other First Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien on a ratable basis, in each case under and pursuant to the Other First Lien Documents, if and subject to the condition that the Collateral Agent and Authorized Representative of any such Additional Senior Class Debt (an “Additional Senior Class Debt Collateral Agent” and an “Additional Senior Class Debt Representative,” respectively), acting on behalf of the holders of such Additional Senior Class Debt (such Additional Senior Class Debt Collateral Agent, Additional Senior Class Debt Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (a) through (d) of the immediately succeeding paragraph and becomes a party to the ABL/Term Intercreditor Agreement by satisfying conditions set forth therein.

In order for an Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent to become a party to this Agreement,

(a)               such Additional Senior Class Debt Representative, such Additional Senior Class Debt Collateral Agent, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and such Additional Senior Class Debt Collateral Agent becomes a Collateral Agent hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby and each such Additional Senior Class Debt Representative and such Additional Senior Class Debt Collateral Agent also becomes a party to the Junior Lien Intercreditor Agreement (if then in effect) in accordance with the terms thereof (including Section 8.09 thereof);

(b)               the Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Other First Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrower and (y) identified in a certificate of an authorized officer the obligations to be designated as Other First Lien Obligations and the initial aggregate principal amount or face amount thereof;

(c)               all First Lien Security Documents, filings and recordations necessary in the reasonable judgment of the Additional Senior Class Debt Collateral Agent to create and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Additional Senior Class Debt Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Additional Senior Class Debt Collateral Agent); and

(d)               the Other First Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Upon the execution and delivery of a Joinder Agreement by an Additional Senior Class Debt Representative and an Additional Collateral Agent in accordance with this Section 5.14, each other Authorized Representative and Collateral Agent shall acknowledge such execution and delivery thereof, subject to the terms of this Section 5.14.

SECTION 5.15         Agent Capacities. Except as expressly provided herein, JPMORGAN CHASE BANK, N.A. is acting in the capacity of Credit Agreement Authorized Representative and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein, the Initial Other Authorized Representative and the Initial Other Collateral Agent is acting in the capacity of a collateral agent and authorized representative solely for the Initial Other Secured Parties.

SECTION 5.16         Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to consent to this Agreement by executing and delivering a consent substantially similar to the Consent of Grantors delivered on the date hereof. The execution and delivery of such instrument shall not require the consent of any other party hereunder.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A.,
as Credit Agreement Collateral Agent and Credit Agreement Authorized Representative

By:
Name:
Title:

[________________________],
as Initial Other Collateral Agent

By:
Name:
Title:

[_________________________],
as Initial Other Authorized Representative

By:
Name:
Title:

[Signature Page to Pari Passu Lien Intercreditor Agreement]

CONSENT OF GRANTORS

Dated: _______

Reference is made to the Pari Passu Lien Intercreditor Agreement dated as of the date hereof between JPMORGAN CHASE BANK, N.A., as Credit Agreement Authorized Representative and Credit Agreement Collateral Agent, [_________], as Initial Other Authorized Representative and [__________], as Initial Other Collateral Agent, as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time (the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

The Borrower and the Grantors have read the foregoing Intercreditor Agreement and consents thereto. The Borrower and each Grantor agrees that it will not, and the Borrower will cause each of the other Grantors to not, take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement, agrees to abide by the requirements expressly applicable to it under the foregoing Intercreditor Agreement and agrees that, except as otherwise provided therein, no First Lien Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement. The Borrower and each Grantor confirms that the foregoing Intercreditor Agreement is for the sole benefit of the First Lien Secured Parties and their respective successors and assigns, and that no Grantor is an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.

Notwithstanding anything to the contrary in the Intercreditor Agreement or provided herein, each party to the Intercreditor Agreement agrees that the Borrower and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of the Intercreditor Agreement except as set forth in Section 5.02(b).

Without limitation to the foregoing, the Borrower agrees to take, and to cause each other Grantor to take, such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Applicable Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.

This Consent shall be governed and construed in accordance with the laws of the State of New York. Notices delivered to the Borrower pursuant to this Consent shall be delivered in accordance with the notice provisions set forth in the Intercreditor Agreement at the address set forth below its signature.

Consent to Grantors -1

IN WITNESS HEREOF, this Consent is hereby executed by each of the Grantors as of the date first written above.

FOSSIL GROUP, INC.

By:
Name:
Title:

[ADDRESS FOR NOTICES]
[NAMES OF SUBSIDIARY PARTIES]

By:
Name:
Title:

Consent to Grantors -2

Exhibit A
to Pari Passu Lien Intercreditor Agreement

[FORM OF] JOINDER NO. [       ] dated as of [              ], 20[ ] (the “Joinder Agreement”) to the PARI PASSU LIEN INTERCREDITOR AGREEMENT dated as of [         ], [ ], (the “Pari Passu Lien Intercreditor Agreement”), among JPMORGAN CHASE BANK, N.A., as Credit Agreement Authorized Representative and Credit Agreement Collateral Agent, [_________], as Initial Other Authorized Representative and [__________], as Initial Other Collateral Agent, and the additional Authorized Representatives from time to time a party thereto.52

A.       Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Lien Intercreditor Agreement.

B.       As a condition to the ability of the Borrower to incur Other First Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Other First Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and the Additional Senior Class Debt Collateral Agent is required to become a Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Pari Passu Lien Intercreditor Agreement. Section 5.14 of the Pari Passu Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by, the Pari Passu Lien Intercreditor Agreement, pursuant to the execution and delivery by the Additional Senior Debt Class Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.14 of the Pari Passu Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) and Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Pari Passu Lien Intercreditor Agreement and the First Lien Security Documents.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1.       In accordance with Section 5.14 of the Pari Passu Lien Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become an Authorized Representative and a Collateral Agent, respectively, under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Pari Passu Lien Intercreditor Agreement with the same force and effect as if the New Representative and New Collateral Agent had originally been named therein as an Authorized Representative or a Collateral Agent, respectively, and the New Representative and the New Collateral Agent, on their behalf and on behalf of such Additional Senior Class Debt Parties, hereby agree to all the terms and provisions of the Pari Passu Lien Intercreditor Agreement applicable to them as Authorized Representative and Collateral Agent, respectively, and to the Additional Senior Class Debt Parties that they represent as Other First Lien Secured Parties. Each reference to a “Authorized Representative” in the Pari Passu Lien Intercreditor Agreement shall be deemed to include the New Representative, and each reference to a “Collateral Agent” in the Pari Passu Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent. The Pari Passu Lien Intercreditor Agreement is hereby incorporated herein by reference.

[52]	In the event of the Refinancing of the Credit Agreement Obligations, this Joinder will be revised to reflect joinder by a new Credit Agreement Collateral Agent.

SECTION 2.       Each of the New Representative and New Collateral Agent represent and warrant to each Collateral Agent, each Authorized Representative and the other First Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee] under [describe new facility], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iii) the Other First Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Pari Passu Lien Intercreditor Agreement as Other First Lien Secured Parties.

SECTION 3.       This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.       Except as expressly supplemented hereby, the Pari Passu Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.       THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.       In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.       All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Passu Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.

SECTION 8.       The Borrower agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable and documented out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel.

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Pari Passu Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[NAME OF NEW COLLATERAL AGENT], as
[ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

Acknowledged by:

JPMORGAN CHASE BANK, N.A.,
as Credit Agreement Authorized Representative and Credit Agreement
Collateral Agent

By:
Name:
Title:

[ ],
as Initial Other Collateral Agent

By:	_____________________________________
Name:
Title:

[ ],
as Initial Other Authorized Representative

By:
Name:
Title:

EXHIBIT M

[FORM OF] INTERCOMPANY SUBORDINATION AGREEMENT

[•], 2019

(A)      Reference is made to (i) that certain Term Credit Agreement dated as of September 26, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fossil Group, Inc., a Delaware corporation (the “Company”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and (ii) any related notes, guarantees, collateral documents, instruments and agreements executed in connection with the Credit Agreement, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same lenders or holders, agents or otherwise. Terms used herein but not otherwise defined shall have the meaning ascribed to such term in the Credit Agreement.

(B)      All Indebtedness of each of the undersigned that is a Loan Party (in such capacity for the purposes of this Intercompany Subordination Agreement, an “Obligor”) to each of the other undersigned that is not a Loan Party (in such capacity for the purposes of this Intercompany Subordination Agreement, a “Subordinated Creditor”) now or hereafter existing (whether created directly or acquired by assignment or otherwise), and all interest, premiums, costs, expenses or indemnification amounts thereon or payable in respect thereof or in connection therewith, are hereinafter referred to as the “Subordinated Debt”.

(C)      This Intercompany Subordination Agreement is delivered pursuant to Section 6.01(a)(iii) of the Credit Agreement.

Section 1. Subordination. Each Subordinated Creditor and each Obligor agrees that the Subordinated Debt is and shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Secured Obligations of any such Obligor now or hereafter existing under the Credit Agreement and the other Loan Documents. For the purposes of this Intercompany Subordination Agreement, the Secured Obligations shall not be deemed to have been paid in full until the termination of the Commitments and the payment in full of all Secured Obligations then due and owing (other than contingent indemnification or other contingent obligations as to which no claim has been asserted).

Section 2.   Events of Subordination.

(a)       In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Obligor or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any insolvency law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Obligor or otherwise (a “Reorganization Proceeding”) , the Secured Parties shall be entitled to receive payment in full of the Secured Obligations before any Subordinated Creditor is entitled to receive any payment of all or any of the Subordinated Debt, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of such Obligor being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Administrative Agent for the account of the Secured Parties for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Secured Obligations until the Secured Obligations shall have been paid in full.

(b)       In the event that (i) any Event of Default described in clauses (a), (b), (h), (i) or (j) of Article VII of the Credit Agreement shall have occurred and be continuing or (ii) any judicial proceeding shall be pending with respect to any Event of Default, then no payment (including any payment that may be payable by reason of any other indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and until (x) the Secured Obligations shall have been paid in full or (y) such Event of Default shall have been cured or waived (and no other Event of Default is then continuing).

(c)       In the event that any Event of Default (other than any Event of Default described in clauses (a), (b), (h), (i) or (j) of Article VII of the Credit Agreement) shall have occurred and be continuing and the Administrative Agent gives written notice thereof to each Subordinated Creditor, then no payment (including any payment that may be payable by reason of any other indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and until (x) the Secured Obligations shall have been paid in full or (y) such Event of Default shall have been cured or waived (and no other Event of Default is then continuing).

(d)       Except as otherwise set forth in Section 2(a) through (c) above, any Obligor is permitted to pay, and any Subordinated Creditor is entitled to receive, any payment or prepayment of principal and interest on the Subordinated Debt as permitted by the Credit Agreement.

Section 3.    In Furtherance of Subordination. Each Subordinated Creditor agrees as follows:

(a)       If a Reorganization Proceeding is commenced by or against any Obligor,

           (i)        the Administrative Agent is hereby irrevocably authorized and empowered (in its own name or in the name of each Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 2(a) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Administrative Agent or the Secured Parties; and

            (ii)       each Subordinated Creditor shall duly and promptly take such action as the Administrative Agent may request (A) to collect the Subordinated Debt for the account of the Secured Parties and to file appropriate claims or proofs or claim in respect of the Subordinated Debt, (B) to execute and deliver to the Administrative Agent such powers of attorney, assignments, or other instruments as the Administrative Agent may request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

(b)       All payments or distributions upon or with respect to the Subordinated Debt which are received by each Subordinated Creditor contrary to the provisions of this Intercompany Subordination Agreement shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to the Administrative Agent for the account of the Secured Parties in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Secured Obligations in accordance with the terms of the Credit Agreement.

(c)       The Administrative Agent is hereby authorized to demand specific performance of this Intercompany Subordination Agreement, whether or not any Obligor shall have complied with any of the provisions hereof applicable to it, at any time when any Subordinated Creditor shall have failed to comply with any of the provisions of this Intercompany Subordination Agreement applicable to it. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

Each Subordinated Creditor hereby agrees that it may not take any actions in any Reorganization Proceeding that are prohibited by, or inconsistent with, the provisions of this Agreement. Each Subordinated Creditor hereby agrees that this Agreement constitutes a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code or any similar provision of any other applicable insolvency law.

Section 4.    Rights of Subrogation. Each Subordinated Creditor agrees that no payment or distribution to the Administrative Agent or the Secured Parties pursuant to the provisions of this Intercompany Subordination Agreement shall entitle such Subordinated Creditor to exercise any right of subrogation in respect thereof until the termination of the Commitments and payment in full of all Secured Obligations then due and owing (other than contingent indemnification or other contingent obligations as to which no claim has been asserted).

Section 5.    Further Assurances. Each Subordinated Creditor and each Obligor will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request in writing, in order to protect any right or interest granted or purported to be granted hereby or to enable the Administrative Agent or any Secured Party to exercise and enforce its rights and remedies hereunder.

Section 6.    Agreements in Respect of Subordinated Debt. No Subordinated Creditor will sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Debt unless such sale, assignment, pledge, encumbrance or disposition is made subject to this Intercompany Subordination Agreement.

Section 7.    Agreement by the Obligors. Each Obligor agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in each case, if such payment or other action would be in contravention of the provisions of this Intercompany Subordination Agreement.

Section 8.    Obligations Hereunder Not Affected. All rights and interests of the Administrative Agent and the Secured Party hereunder, and all agreements and obligations of each Subordinated Creditor and each Obligor under this Intercompany Subordination Agreement, shall remain in full force and effect irrespective of, to the maximum extent permitted by applicable law:

            (i)            any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Secured Obligations or any part thereof;

            (ii)           any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of any Guarantee or any Secured Obligations;

            (iii)          the application of security and directing the order or manner of sale thereof as the Administrative Agent and the Secured Parties in their sole discretion may determine;

            (iv)          the release or substitution of one or more of any endorsers or other guarantors of any of the Secured Obligations;

            (v)           the taking of, or failure to take any action which might in any manner or to any extent vary the risks of any Guarantor or which, but for this Section 8 might operate as a discharge of such Guarantor;

            (vi)          any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Obligor, any other Guarantor or a Subordinated Creditor, the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of such Obligor, any other Guarantor or a Subordinated Creditor;

            (vii)         any defense based on any claim that such Guarantor’s or Subordinated Creditor’s obligations exceed or are more burdensome than those of any Obligor, any other Guarantor or any other subordinated creditor, as applicable;

            (viii)        the benefit of any statute of limitations affecting such Guarantor’s or Subordinated Creditor’s liability hereunder;

            (ix)          any right to proceed against any Obligor, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party, whatsoever;

            (x)            any benefit of and any right to participate in any security now or hereafter held by any Secured Party, and

            (xi)          to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

This Intercompany Subordination Agreement shall remain in full force and effect following the commencement of any Reorganization Proceeding. All references to any Obligor shall include any Obligor as debtor-in-possession and any receiver or trustee for such Obligor in any Reorganization Proceeding. This Intercompany Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded, avoided, disgorged or must otherwise be returned by the Administrative Agent or any Secured Party in connection with a Reorganization Proceeding or otherwise, all as though such payment had not been made.

Section 9.    Waiver. Each Subordinated Creditor and each Obligor hereby waives, to the maximum extent permitted by applicable law, promptness, diligence, notice of acceptance and any other notice (other than as contemplated hereby) with respect to any of the Secured Obligations and this Intercompany Subordination Agreement and any requirement that the Administrative Agent or any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other person or entity or any collateral.

Section 10.    Amendments, Etc. No amendment or waiver of any provision of this Intercompany Subordination Agreement, and no consent to any departure by any Subordinated Creditor or any Obligor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, each Obligor and each Subordinated Creditor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11.    Addresses for Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given in the manner provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Loan Party shall be given to it in care of the Borrower in the manner provided in Section 9.01 of the Credit Agreement.

Section 12.    No Waiver; Remedies; Conflict of Terms. No failure on the part of the Administrative Agent or any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. In the event of any conflict between the terms of this Intercompany Subordination Agreement and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern.

Section 13.    Joinder. Upon execution and delivery after the date hereof by any Subsidiary of a joinder agreement in substantially the form of Exhibit A hereto, each such Subsidiary shall become an Obligor and/or a Subordinated Creditor, as applicable, hereunder with the same force and effect as if originally named as an Obligor or a Subordinated Creditor, as applicable, hereunder. The rights and obligations of each Obligor and each Subordinated Creditor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor or Subordinated Creditor as a party to this Intercompany Subordination Agreement.

Section 14.    Governing Law; Jurisdiction; Etc.

(a)      This iNTERCOMPANY SUBORDINATION Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)       Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this iNTERCOMPANY SUBORDINATION AgreemenT, or for recognition or enforcement of any judgment, and each of the cOMPANY, OBLIGORS AND SUBORDINATED CREDITORS hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this INTERCOMPANY SUBORDINATION Agreement brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this intercompany subordination Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this iNTERCOMPANY SUBORDINATION Agreement against EACH OF the COMPANY, THE OBLIGORS, THE SUBORDINATED CREDITORS or any of its properties in the courts of any jurisdiction.

(c)       Each of the COMPANY, THE OBLIGORS AND THE SUBORDINATED CREDITORS hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this INTERCOMPANY SUBORDINATION Agreement in any court referred to in paragraph (b) of this Section. Each of the COMPANY, THE OBLIGORS AND THE SUBORDINATED CREDITORS hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)       Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11. Nothing in this INTERCOMPANY SUBORDINATION Agreement will affect the right of any party to this INTERCOMPANY SUBORDINATION Agreement to serve process in any other manner permitted by law.

(E)       EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS INTERCOMPANY SUBORDINATION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(F)       In the event of any conflict between the terms of the Intercreditor Agreement and this Intercompany Subordination Agreement, the terms of the Intercreditor Agreement shall govern and control.

Section 15.    Limitation regarding Swiss Subordinated Debt. The provisions regarding Swiss Guarantor Obligations (as defined in the ABL Credit Agreement) set out in Section 15.11 of the ABL Credit Agreement shall apply mutatis mutandis to any Subordinated Debt owed by any Obligor to any Subordinated Creditor incorporated in Switzerland, or, if different, considered to be tax resident in Switzerland for Swiss Withholding Tax (as defined in the ABL Credit Agreement) purposes.

Section 16.    Representation, Warranty and Acknowledgment. Each of the Obligors and each of the Subordinated Creditors hereby represents, warrants and acknowledges that it has received a copy of, or otherwise taken notice of, the Credit Agreement and is fully aware of its content and implications thereof.

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IN WITNESS WHEREOF, each of the Subordinated Creditors and the Obligors has caused this Intercompany Subordination Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

FOSSIL GROUP, INC., as Obligor

By:
Name:
Title:

[ ], as Obligor

By:
Name:
Title:

[ ],
as a Subordinated Creditor

By:
Name:
Title:

[SIGNATURE PAGE]

Schedule I to the Intercompany Subordination Agreement

ADDRESSES FOR NOTICES

1.            All notices sent to any Obligor or Guarantor should be sent to:

Fossil Group, Inc.
c/o Fossil Group, Inc. (if to another Loan Party)
901 S. Central Expressway
Richardson, Texas 75080
Attention: Randy S. Hyne, Esq.
Facsimile No: 972-744-8387
Email: randyh@fossil.com

And in each case, with a copy to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana St., 44th Floor
Houston, Texas 77002-5200
Attention: Phyllis Y. Young
Facsimile No.: 713-236-0822
Email: pyoung@akingump.com

2.            All notices sent to the Administrative Agent should be sent to:

JPMorgan Chase Bank, NA
10 S Dearborn, Chicago, IL 60603
Attention: Muoy Lim
Telephone: 312-732-2024
Email. JPM.Agency.CRI@jpmorgan.com and muoy.lim@jpmorgan.com

With a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attention: Corey Wright

Facsimile No: (212) 378-2544

Email: cwright@cahill.com

Schedule I-1

Exhibit A to the Intercompany Subordination Agreement

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of               , 20__ (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of September 26, 2019 (as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified, the “Intercompany Subordination Agreement”) among FOSSIL GROUP, INC., a Delaware corporation, the other Subordinated Creditors and Obligors from time to time party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent. All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercompany Subordination Agreement.

1.                Joinder in the Intercompany Subordination. The undersigned hereby agrees that on and after the date hereof, it shall be [an “Obligor”] [and] [a “Subordinated Creditor”] under and as defined in the Intercompany Subordination Agreement, hereby assumes and agrees to perform all of the obligations of [an Obligor] [and] [a Subordinated Creditor] thereunder and agrees that it shall comply with and be fully bound by the terms of the Intercompany Subordination Agreement as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder.

2.                Unconditional Joinder. The undersigned acknowledges that the undersigned’s obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The undersigned further agrees that it has joined and is fully obligated as [an Obligor] [and] [a Subordinated Creditor] under the Intercompany Subordination Agreement.

3.                Representation, Warranty and Acknowledgment. The undersigned hereby represents, warrants and acknowledges that it has received a copy of, or otherwise taken notice of, the Credit Agreement and is fully aware of its content and implications thereof.

4.                [Swiss capital assistance provisions. The undersigned hereby represents that its articles of association include a market-standard group finance clause providing that it can enter, with or without consideration, into upstream and cross-stream obligations.]53

5.                Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

53 To be included in Joinder Agreements to be signed by Swiss Subordinated Creditors.

Exhibit I-2

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[                 ]

By:
Name:
Title: